Registration No. 333-52320
                                             Filed under Rule 424(b)(3)

  |
  | [GOLDENSELECT GUARANTEE ANNUITY PROFILE AND PROSPECTUS appears down
  |   the left margin]
  |
  |
  |
  |
  |   PROFILE AND PROSPECTUS FOR GOLDENSELECT GUARANTEE ANNUITY
  |
  |   Deffered Modified Guarantee Annuity Contract, December 29, 2000
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  | [ING VARIABLE ANNUITIES appears down left margin]
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |
  |  Golden American Life Insurance Company              ING VARIABLE ANNUITIES
  |
  |

ING  VARIABLE  ANNUITIES



GOLDEN AMERICAN LIFE INSURANCE COMPANY

-------------------------------------------------------------------------------

                               PROFILE OF

                    GOLDENSELECT  GUARANTEE  ANNUITY

              DEFERRED MODIFIED GUARANTEED ANNUITY CONTRACT

                           DECEMBER 29, 2000

     ----------------------------------------------------------------------
     This Profile is a summary of some of the more important points that you should know and consider before purchasing the Contract. The
     Contract is more fully described in the full prospectus which accompanies this Profile. Please read the prospectus carefully.
     ----------------------------------------------------------------------
-------------------------------------------------------------------------------




1.THE ANNUITY CONTRACT
The Contract offered in this prospectus is a deferred modified guaranteed annuity contract between you and Golden American Life Insurance Company. The Contract provides a means for you to invest on a tax-deferred basis in a fixed account of Golden American with guaranteed interest periods. We currently offer guaranteed interest periods of 1, 3, 5, 6, 7, 8, 9 and 10 years in the fixed account. We set the interest rates in the fixed account periodically. We may credit a different interest rate for each interest period. The interest you earn in the fixed account as well as your principal is guaranteed by Golden American as long as you do not take your money out before the maturity date for the applicable interest period. If you withdraw an amount in excess of the free withdrawal amount more than 30 days before the applicable maturity date, we will apply a surrender charge and market value adjustment. A market value adjustment could increase or decrease your contract value and/or the amount you take out.

The Contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. The accumulation phase is the period between the contract date and the date on which you start receiving the annuity payments under your Contract. The amounts you accumulate during the accumulation phase will determine the amount of annuity payments you will receive. The income phase begins on the annuity start date, which is the date you start receiving regular annuity payments from your Contract.

You determine (1) the amount of your premium payment, (2) the guarantee period, (3) the type of annuity to be paid after the accumulation phase,
(4) the beneficiary who will receive the death benefits, and (5) the amount and frequency of withdrawals.

GUARANTEE ANNUITY PROFILE                           PROSPECTUS BEGINS AFTER
108944                                              PAGE 4 OF THIS PROFILE

2.YOUR ANNUITY PAYMENTS (THE INCOME PHASE)
Annuity payments are the periodic payments you will begin receiving on the annuity start date. You may choose one of the following annuity payment options:


     -----------------------------------------------------------------------------------------
                                            ANNUITY OPTIONS
     -----------------------------------------------------------------------------------------
     Option 1            Income for a fixed      Payments are made for a specified number of
                         period                  years to you or your beneficiary.
     -----------------------------------------------------------------------------------------

     Option 2            Income for              Payments are made for the rest of your
                         life with a             life  or longer for a specified period
                         period                  such  as  10 or 20 years or until  the
                         certain                 total  amount used to buy this  option
                                                 has  been  repaid.  This option  comes
                                                 with  an added guarantee that payments
                                                 will continue to your beneficiary  for
                                                 the  remainder of such period  if  you
                                                 should die during the period.
     -----------------------------------------------------------------------------------------

     Option 3            Joint life              Payments  are made for your  life  and
                         income                  the  life  of another person  (usually
                                                 your spouse).
     -----------------------------------------------------------------------------------------


You will also be able to choose any other annuitization plan that we choose to offer on the annuity start date. Annuity payments under Options 1, 2 and 3 are fixed. Annuity payments under other available options may be fixed or variable. If variable and subject to the Investment Company Act of 1940, it will comply with requirements of such Act. Once you elect an annuity option and begin to receive payments, it cannot be changed.

3.PURCHASE (BEGINNING OF THE ACCUMULATION PHASE)
You may purchase the Contract with a payment of $5,000 or more ($1,500 for a qualified Contract) up to and including age 90. A premium payment that would cause the contract value of all annuities that you maintain with us to exceed $1,000,000 requires our prior approval.

Who may purchase this Contract? The Contract may be purchased by individuals as part of a personal retirement plan (a "non-qualified Contract"), or as a Contract that qualifies for special tax treatment when purchased as either an Individual Retirement Annuity (IRA) or in connection with a qualified retirement plan (each a "qualified Contract").

IRAs and other qualified plans already have the tax-deferral feature found in this Contract. For an additional cost, the Contract provides other benefits including death benefits and the ability to receive a lifetime income. See "Expenses" in this profile.

The Contract is designed for people seeking long-term tax-deferred accumulation of assets, generally for retirement or other long-term purposes. The tax-deferred feature is more attractive to people in high federal and state tax brackets. You should not buy this Contract if you are looking for a short-term investment or if you cannot risk getting back less money than you put in.

4.  THE FIXED ACCOUNT
You can direct your money into the fixed account with guaranteed interest periods of 1, 3, 5, 6, 7, 8, 9 or 10 years. Not all guarantee periods may be available at all times. An investment in the fixed account earns a fixed interest rate.

108944                           2                  GUARANTEE ANNUITY PROFILE

5.  EXPENSES
If you withdraw money from your Contract, or if you begin receiving annuity payments, we may deduct a charge for premium tax of 0%-3.5% to pay to your state.

We deduct a surrender charge and apply a market value adjustment if you surrender your Contract or withdraw an amount exceeding the free withdrawal amount. The free withdrawal amount is equal to the prior 12 months' interest earned and not previously withdrawn. The surrender charge varies by the length of the guarantee period selected, beginning with 8% during year 1 and reducing by 1% per year to the earlier of the end of the guarantee period or the 8th policy year. No surrender charge or market value adjustment is imposed upon a surrender made during the 30-day period immediately preceding the end of a guarantee period.

The surrender charge period resets at the beginning of each guarantee period. Upon withdrawal, it is charged against the remaining contract value and is based on the amount of the withdrawal. Upon surrender, a surrender charge and a market value adjustment will be applied retroactively with respect to any free withdrawal amount previously withdrawn within the same contract year as the surrender. The following table shows the schedule of the surrender charge that will apply.

  COMPLETE YEARS ELAPSED    0  | 1  | 2  | 3  | 4  | 5  | 6  | 7  | 8+
     SINCE START OF            |    |    |    |    |    |    |    |
     GUARANTEE PERIOD          |    |    |    |    |    |    |    |
                               |    |    |    |    |    |    |    |
  SURRENDER CHARGE          8% | 7% | 6% | 5% | 4% | 3% | 2% | 1% | 0%


6.TAXES
Under a qualified Contract, your premium is generally a pre-tax contribution and accumulates on a tax-deferred basis. Premium and earnings are generally taxed as income when you make a withdrawal or begin receiving annuity payments, presumably when you are in a lower tax bracket.

Under a non-qualified Contract, your premium is paid with after-tax dollars, and any earnings will accumulate tax-deferred. You will be taxed on these earnings, but not on the premium, when you withdraw them from the Contract.

For owners of most qualified Contracts, when you reach age 70 1/2 (or, in some cases, retire), you will be required by federal tax laws to begin receiving payments from your annuity or risk paying a penalty tax. In those cases, we can calculate and pay you the minimum required distribution amounts at your request.

If you are younger than 59 1/2 when you take money out, in most cases, you will be charged a 10% federal penalty tax on the taxable earnings withdrawn.

7.WITHDRAWALS
You can withdraw your money at any time during the accumulation phase. You may elect in advance to take systematic withdrawals which are described on page 4. Withdrawals above the free withdrawal amount taken more than 30 days before the applicable maturity date may be subject to a surrender charge and market value adjustment. Income taxes and a penalty tax may apply to amounts withdrawn.

8.DEATH BENEFIT
The death benefit is payable when the first of the following persons dies before the annuity start date: the contract owner, joint owner, or annuitant (if a contract owner is not an individual). Assuming you are the contract owner, if you die during the accumulation phase, your beneficiary will receive a death benefit unless the beneficiary is your surviving spouse and elects to continue the Contract. The death benefit value is calculated at the close of the business day on which we receive written notice and due proof of death, as well as required claim forms, at our Customer Service Center. If your beneficiary elects to delay receipt of the death benefit until a date after the time of your death, the amount of the benefit payable in the future may be affected. If you die after the annuity start date and you are the annuitant, your beneficiary will receive the death benefit you chose under the annuity option then in effect.

108944                           3                  GUARANTEE ANNUITY PROFILE

The death benefit is equal to the contract value as of the date we receive due proof of death and any other paperwork we may require. The amount of the death benefit could be reduced by premium taxes owed and withdrawals not previously deducted. No surrender charge or market value adjustment is applied to the death benefit.

9.OTHER INFORMATION
  FREE LOOK. If you cancel the Contract within 10 days after you receive it, you will receive a refund of the adjusted contract value. We determine your contract value at the close of business on the day we receive your written refund request. For purposes of the refund during the free look period, (i) we adjust your contract value for any market value adjustment, and (ii) then we include a refund of any charges deducted from your contract value. Because of the potential positive or negative effect of the market value adjustment, the contract value returned may be greater or less than the premium payment you paid. Some states require us to return to you the amount of the paid premium (rather than the adjusted contract value) in which case you will not be subject to any market value adjustment risk during the free look period. Also, under certain circumstances, you may be entitled to a longer free look period.

  TRANSFER OF CONTRACT VALUE. You may transfer your contract value to another guarantee period during the 30 day period starting 30 days before the end of the current guarantee period and ending upon the end of the current guarantee period ("Transfer Period") without application of a surrender charge or market value adjustment. Keep in mind that no transfers are permitted other than during the Transfer Period.

  NO PROBATE. In most cases, when you die, the person you choose as your beneficiary will receive the death benefit without going through probate. See "Federal Tax Considerations -- Taxation of Death Benefit Proceeds" in the prospectus for the Contract.

  SYSTEMATIC WITHDRAWALS. This Contract also offers systematic withdrawals. During the accumulation phase, you can arrange to have money sent to you at regular intervals throughout the year. Systematic withdrawals in excess of the free withdrawal amount will be subject to surrender charge and market value adjustment. Of course, any applicable income and penalty taxes will apply on amounts withdrawn.

10.INQUIRIES
If you need more information after reading this profile and the prospectus, please contact us at:

  CUSTOMER SERVICE CENTER
  P.O. BOX 2700
  WEST CHESTER, PENNSYLVANIA 19380
  (800) 366-0066

or your registered representative.

108944                           4                  GUARANTEE ANNUITY PROFILE

-------------------------------------------------------------------------------

 GOLDEN AMERICAN LIFE INSURANCE COMPANY

            DEFERRED MODIFIED GUARANTEED ANNUITY PROSPECTUS
                   GOLDENSELECT  GUARANTEE  ANNUITY

-------------------------------------------------------------------------------

                                               DECEMBER 29, 2000

     This prospectus describes GoldenSelect Guarantee Annuity, a group and individual deferred modified guaranteed annuity contract (the "Contract") offered by Golden American Life
  Insurance Company (the "Company," "we" or "our"). The Contract is available in connection with certain retirement plans that qualify for special federal income tax treatment ("qualified
  Contracts") as well as those that do not qualify for such treatment ("non-qualified Contracts").

     The Contract provides a means for you to invest your single premium payment in the fixed account with guaranteed interest periods. Your contract value will vary to reflect interest credited. We will credit your contract value with a fixed rate of interest. We set the interest rates periodically. You currently may choose a guaranteed interest period of 1, 3, 5, 6, 7, 8, 9 and 10 years, although we may not offer all these periods in the future. The interest earned on your money as well as your principal is guaranteed as long as you hold them until the maturity date. If you take your money out before the applicable maturity date, we will apply a market value adjustment ("Market Value Adjustment"). A Market Value Adjustment could increase or decrease your contract value and/or the amount you take out. You bear the risk that you may receive less than your principal if we take a Market Value Adjustment. For Contracts sold in some states, not all guaranteed interest periods are available. You have a right to return a Contract within 10 days after you receive it for a refund of the adjusted contract value (which may be more or less than the premium payment you paid), or, if required by your state, the original amount of your premium payment. Longer free look periods apply in some states and in certain situations.

     This prospectus provides information that you should know before investing and should be kept for future reference.


  THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR
  DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
  OFFENSE.

  AN INVESTMENT IN THIS CONTRACT IS NOT A BANK DEPOSIT AND IS NOT
  INSURED OR GUARANTEED BY ANY BANK OR BY THE FEDERAL DEPOSIT
  INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

108944

                       This page intentionally left blank.

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS
--------------------------------------------------------------------------------
                                                              PAGE

     Index of Special Terms                                     1
     Fees and Expenses                                          2
     Financial Statements                                       2
     Golden American Life Insurance Company                     2
     The Fixed Account                                          2
        Selecting a Guaranteed Interest Period                  3
        Guaranteed Interest Rates                               3
        Renewal Interest Rates                                  3
        Withdrawals                                             3
        Market Value Adjustment                                 4
     The Annuity Contract                                       5
        Contract Date and Contract Year                         5
        Annuity Start Date                                      5
        Contract Owner                                          5
        Joint Owner                                             5
        Annuitant                                               5
        Beneficiary                                             6
        Change of Contract Owner or Beneficiary                 6
        Purchase and Availability of the Contract               6
        Crediting of Premium Payment                            6
        Administrative Procedures                               7
        Contract Value                                          7
        Cash Surrender Value                                    7
        Surrendering to Receive the Cash Surrender Value        7
        The Fixed Account                                       7
        Other Important Provisions                              7
     Withdrawals                                                8
        Regular Withdrawals                                     8
        Systematic Withdrawals                                  8
          Fixed Dollar Systematic Withdrawal Feature            9
        IRA Withdrawals                                         9
     Death Benefit                                             10
        Death Benefit During the Accumulation Phase            10
        Death Benefit During the Income Phase                  10
        Required Distributions upon Contract Owner's Death     10
     Charges and Fees                                          11
        Charges Deducted from the Contract Value               11
          Surrender Charge                                     11
          Waiver of Surrender Charge for Extended Medical
             Coverage                                          11
          Free Withdrawal Amount                               12
          Surrender Charge for Excess Withdrawals              12
          Premium Taxes                                        12

108944                         i

--------------------------------------------------------------------------------
                      TABLE OF CONTENTS (CONTINUED)
--------------------------------------------------------------------------------

                                                              PAGE

     The Annuity Options                                       12
        Annuitization of Your Contract                         12
        Selecting the Annuity Start Date                       13
        Frequency of Annuity Payments                          13
        The Annuity Options                                    13
          Income for a Fixed Period                            13
          Income for Life with a Period Certain                13
          Joint Life Income                                    14
        Payment When Named Person Dies                         14
     Other Contract Provisions                                 14
        Reports to Contract Owners                             14
        Suspension of Payments                                 14
        In Case of Errors in Your Application                  14
        Assigning the Contract as Collateral                   14
        Contract Changes-Applicable Tax Law                    15
        Free Look                                              15
        Group or Sponsored Arrangements                        15
        Selling the Contract                                   15
     Other Information                                         16
        State Regulation                                       16
        Legal Proceedings                                      16
        Legal Matters                                          16
        Experts                                                16
     Federal Tax Considerations                                16
     More Information About Golden American Life Insurance
        Company                                                21
     Unaudited Financial Statements of Golden American Life
        Insurance Company                                      45
     Financial Statements of Golden American Life Insurance
        Company                                                55
     Appendix A
        Market Value Adjustment Examples                       A1
     Appendix B
        Surrender Charge for Excess Withdrawals Example        B1

108944                         ii

--------------------------------------------------------------------------------
                         INDEX OF SPECIAL TERMS
--------------------------------------------------------------------------------

The following special terms are used throughout this prospectus.
Refer to the page(s) listed for an explanation of each term:

SPECIAL TERM                          PAGE
Annuitant                               5
Annuity Start Date                      5
Cash Surrender Value                    7
Contract Date                           5
Contract Owner                          5
Contract Value                          7
Contract Year                           5
Free Withdrawal Amount                  8
Market Value Adjustment                 4




The following terms as used in this prospectus have the same or substituted meanings as the corresponding terms currently used in the
Contract:

TERM USED IN THIS PROSPECTUS          CORRESPONDING TERM USED IN THE
                                      CONTRACT
Annuity Start Date                    Annuity Commencement Date
Contract Owner                        Owner or Certificate Owner
Contract Value                        Accumulation Value
Free Look Period                      Right to Examine Period
Guaranteed Interest Period            Guarantee Period
Withdrawals                           Partial Withdrawals


108944                         1

--------------------------------------------------------------------------------
                            FEES AND EXPENSES
--------------------------------------------------------------------------------

CONTRACT OWNER TRANSACTION EXPENSES*

  Surrender Charge:

  COMPLETE YEARS ELAPSED    0  | 1  | 2  | 3  | 4  | 5  | 6  | 7  | 8+
     SINCE START OF            |    |    |    |    |    |    |    |
     GUARANTEE PERIOD          |    |    |    |    |    |    |    |
                               |    |    |    |    |    |    |    |
  SURRENDER CHARGE          8% | 7% | 6% | 5% | 4% | 3% | 2% | 1% | 0%

   * A Market Value Adjustment may apply to certain transactions. This may increase or decrease your contract value and/or your surrender amount. In addition, if you withdraw money from your Contract, or if you begin receiving annuity payments, we may deduct a premium tax charge of 0% to 3.5% to pay to your state.

FINANCIAL STATEMENTS
The unaudited condensed consolidated financial statements of Golden American for the nine months ended September 30, 2000, and the audited consolidated financial statements of Golden American for the years ended December 31, 1999, 1998 and 1997 are included in this prospectus.


--------------------------------------------------------------------------------
                 GOLDEN AMERICAN LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

Golden American Life Insurance Company is a Delaware stock life insurance company, which was originally incorporated in Minnesota on January 2, 1973. Golden American is a wholly owned subsidiary of Equitable of Iowa Companies, Inc. ("Equitable of Iowa"). Equitable of Iowa is a wholly owned subsidiary of ING Groep N.V. ("ING"), a global financial services holding company based in The Netherlands. Golden American is authorized to sell insurance and annuities in all states, except New York, and the District of Columbia. In May 1996, Golden American established a subsidiary, First Golden American Life Insurance Company of New York, which is authorized to sell annuities in New York and Delaware. Golden American's consolidated financial statements appear in this prospectus.

Equitable of Iowa is the holding company for Golden American, Directed Services, Inc., the distributor of the Contracts, and other interests. Our principal office is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380.


--------------------------------------------------------------------------------
                           THE FIXED ACCOUNT
--------------------------------------------------------------------------------

Assets supporting your contract value are invested in our Fixed Account. Your premium payment (less withdrawals and less applicable premium taxes, if any) will earn interest at the initial guarantee rate which is an annual effective rate of interest. You may select the duration of your initial guarantee period from among the durations offered by us. The duration you select will determine your initial
guarantee rate.   We currently offer guaranteed interest periods of 1,
3, 5, 6, 7, 8, 9 and 10 years, although we may not offer all these periods in the future. We will credit your premium payment with a guaranteed interest rate for the interest period you select, so long as you do not withdraw money before the end of the guaranteed interest period. Each guaranteed interest period ends on its maturity date which is the last day of the last contract year in the guarantee period.

If you surrender, withdraw, or annuitize your investment before the 30 day period prior to the end of the guaranteed interest period, we will apply a Market Value Adjustment to the amount of the transaction in excess of the free withdrawal amount. A Market Value Adjustment could increase or decrease the amount you surrender, withdraw, or annuitize, depending on current interest rates at the time of the transaction. You bear the risk that you may receive less than your principal if we apply a Market Value Adjustment.

108944                         2

Assets supporting your contract value are available to fund the claims of all classes of our customers, contract owners and other creditors. Interests under your Contract are registered under the Securities Act of 1933, but the Fixed Account is not registered under the 1940 Act.

SELECTING A GUARANTEED INTEREST PERIOD
A guaranteed interest period is the period that a rate of interest is guaranteed to be credited to your contract value. We may at any time decrease or increase the number of guaranteed interest periods offered.

Your contract value is the sum of your premium payment and the interest credited as adjusted for any withdrawals (including any Market Value Adjustment applied to such withdrawal) or other charges we may impose. Your contract value will be credited with the guaranteed interest rate in effect for the guaranteed interest period you selected when we receive and accept your premium. We will credit interest daily at a rate which yields the quoted guaranteed interest rate.

GUARANTEED INTEREST RATES
The interest rate to be credited to your contract value is guaranteed as long as you do not take your money out until the period beginning 30 days before the applicable maturity date. We do not have a specific formula for establishing the guaranteed interest rates for the different guaranteed interest periods. We determine guaranteed interest rates at our sole discretion. To find out the current guaranteed interest rate for a guaranteed interest period you are interested in, please contact our Customer Service Center or your registered representative. The determination may be influenced by the interest rates on fixed income investments in which we may invest with the amounts we receive under the Contracts. We will invest these amounts primarily in investment-grade fixed income securities (i.e., rated by Standard & Poor's rating system to be suitable for prudent investors) although we are not obligated to invest according to any particular strategy, except as may be required by applicable law. You will have no direct or indirect interest in these investments. We will also consider other factors in determining the guaranteed interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by us, general economic trends and competitive factors. We cannot predict the level of future interest rates.

We may from time to time at our discretion offer interest rate specials for new premiums that are higher than the current base interest rate. Renewal rates for such rate specials will be based on the base interest rate and not on the special rates initially declared.

RENEWAL INTEREST RATES
Unless you elect to surrender your contract, a subsequent guarantee period will automatically begin at the end of a guarantee period.
We may not offer the same guarantee interest periods for renewal as for initial periods. If offered at the time of your renewal, each subsequent guarantee period will be of the same duration as the previous guarantee period unless you elect in writing, on any day within the 30 day period preceding the end of the current guarantee period, a guarantee period of a different duration from among those offered by us at that time. At least 30 calendar days before the maturity date of the current guarantee period, or earlier if required by state law, we will send you a notice of the guaranteed interest periods that are available. If you do not elect a different guarantee period, and your current guaranteed interest period is not available as a renewal period or would go beyond the annuity start date, we will transfer your contract value to the next shortest guaranteed interest
period which does not go beyond the annuity start date.   Your
contract value will then earn interest at a guarantee rate that we have declared for that duration. The guarantee rate for the guarantee period automatically applied in these circumstances may be higher or lower than the guarantee rate for longer durations.

The contract value at the beginning of any renewal guarantee period will be equal to the contract value at the end of the guarantee period just ending. This contract value, less withdrawals made after the beginning of the subsequent guarantee period, will earn interest compounded annually at the renewal guarantee rate.

WITHDRAWALS
During the accumulation phase, you may withdraw a portion of your contract value. Beginning 28 days after the contract date, you may make systematic withdrawals of only the interest earned during the prior month, quarter or year, depending on the frequency chosen, under our systematic withdrawal option. A withdrawal

108944                         3
may be subject to a
Market Value Adjustment and, in some cases, a surrender charge (see "Charges and Fees"). Be aware that withdrawals may have federal income tax consequences, including a 10% penalty tax.

MARKET VALUE ADJUSTMENT
A Market Value Adjustment may decrease, increase or have no effect on your contract value. We will apply a Market Value Adjustment to amounts in excess of the free withdrawal amount (i) whenever you withdraw money (unless made within the 30 day period before the maturity date of the applicable guaranteed interest period) and (ii) if on the annuity start date a guaranteed interest period does not end on
or within 30 days of the annuity start date.   The Market Value
Adjustment resets at the start of each guarantee period.

We determine the Market Value Adjustment by multiplying the amount you withdraw or apply to an income plan by the following factor:

                                            N/365
                         ((1+I)/(1+J+.0050))      -1 *


    where:

    "I" is the Index Rate (as defined below), determined at the beginning of the current guarantee period;

    "J" is the Index Rate, determined at the time of surrender or withdrawal, for a security with time to maturity equal to the number of years (fractional years rounded up to the next full year) remaining in the guarantee period from the date of surrender or withdrawal; and

    "N" is the number of days from the date of surrender or withdrawal to the end of the current guarantee period.

    ---------------------
    * For contracts issued in Florida, the factor is

                               N/365
            ((1+I)/(1+J+.0025))      -1.



The Index Rate is the average of the Ask Yields for U.S. Treasury Strips as quoted by a national quoting service for a period equal to an applicable guaranteed interest period. The average currently is based on the period starting from the 22nd day of the calendar month two months prior to the month of the Index Rate determination and ending the 21st day of the calendar month immediately before the month of determination. We currently calculate the Index Rate once each calendar month but have the right to calculate it more frequently. The Index Rate will always be based on a period of at least 28 days. If the Ask Yields are no longer available, we will determine the Index Rate by using a suitable and approved, if required, replacement method.

A Market Value Adjustment may be positive, negative or result in no change. In general, if interest rates are rising, you bear the risk that any Market Value Adjustment will likely be negative and reduce your contract value. On the other hand, if interest rates are falling, it is more likely that you will receive a positive Market Value Adjustment that increases your contract value. In the event of a full surrender or annuitization, we will add or subtract any Market Value Adjustment from the amount surrendered or annuitized. In the event of a partial withdrawal or annuitization, we will add or subtract any Market Value Adjustment from the total amount withdrawn or annuitized in order to provide the amount requested. If a negative Market Value Adjustment exceeds your contract value, we will consider your request to be a full surrender or annuitization.

Several examples which illustrate how the market value adjustment works are included in Appendix A.

108944                         4

-------------------------------------------------------------------------------
                         THE ANNUITY CONTRACT
-------------------------------------------------------------------------------

The Contract described in this prospectus is a deferred fixed annuity contract. The Contract provides a means for you to invest in the Fixed Account of the Company.

CONTRACT DATE AND CONTRACT YEAR
The date the Contract became effective is the contract date. Each 12-month period following the contract date is a contract year.

ANNUITY START DATE
The annuity start date is the date you start receiving annuity payments under your Contract. The Contract, like all deferred annuity contracts, has two phases: the accumulation phase and the income phase. The accumulation phase is the period between the contract date and the annuity start date. The income phase begins when you start receiving regular annuity payments from your Contract on the annuity start date.

CONTRACT OWNER
You are the contract owner. You are also the annuitant unless another annuitant is named in the application. You have the rights and options described in the Contract. One or more persons may own the Contract. The death benefit becomes payable when you die. In the case of a sole contract owner who dies before the income phase begins, we will pay the beneficiary the death benefit then due. The sole contract owner's estate will be the beneficiary if no beneficiary has been designated or the beneficiary has predeceased the contract owner. In the case of a joint owner of the Contract dying before the income phase begins, we will designate the surviving contract owner as the beneficiary. This will override any previous beneficiary designation.

If the contract owner is a trust and a beneficial owner of the trust has been designated, the beneficial owner will be treated as the contract owner for determining the death benefit. If a beneficial owner is changed or added after the contract date, this will be treated as a change of contract owner for determining the death benefit.

JOINT OWNER. For non-qualified Contracts only, joint owners may be named in a written request before the Contract is in effect. Joint owners may independently exercise transfers and other transactions allowed under the Contract. All other rights of ownership must be exercised by both owners. Joint owners own equal shares of any benefits accruing or payments made to them. All rights of a joint owner end at death of that owner if the other joint owner survives. The entire interest of the deceased joint owner in the Contract will pass to the surviving joint owner.

ANNUITANT
The annuitant is the person designated by you to be the measuring life in determining annuity payments. The annuitant's age determines when the income phase must begin and the amount of the annuity payments to be paid. You are the annuitant unless you choose to name another person. The annuitant may not be changed after the Contract is in effect.

The contract owner will receive the annuity benefits of the Contract if the annuitant is living on the annuity start date. If the annuitant dies before the annuity start date, and a contingent annuitant has been named, the contingent annuitant becomes the annuitant (unless the contract owner is not an individual, in which case the death benefit becomes payable).

If there is no contingent annuitant when the annuitant dies before the annuity start date, the contract owner will become the annuitant. The contract owner may designate a new annuitant within 60 days of the death of the annuitant.

If there is no contingent annuitant when the annuitant dies before the annuity start date and the contract owner is not an individual, we will pay the designated beneficiary the death benefit then due. If a beneficiary

108944                         5
has not been designated, or if there is no designated beneficiary living, the contract owner will be the beneficiary. If the annuitant was the sole contract owner and there is no beneficiary designation, the annuitant's estate will be the beneficiary.

Regardless of whether a death benefit is payable, if the annuitant dies and any contract owner is not an individual, distribution rules under federal tax law will apply. You should consult your tax advisor for more information if you are not an individual.

BENEFICIARY
The beneficiary is named by you in a written request. The beneficiary is the person who receives any death benefit proceeds and who becomes the successor contract owner if the contract owner (or the annuitant if the contract owner is other than an individual) dies before the annuity start date. We pay death benefits to the primary beneficiary (unless there are joint owners, in which case death proceeds are payable to the surviving owner(s)).

If the beneficiary dies before the annuitant or the contract owner, the death benefit proceeds are paid to the contingent beneficiary, if any. If there is no surviving beneficiary, we pay the death benefit proceeds to the contract owner's estate.

One or more persons may be a beneficiary or contingent beneficiary. In the case of more than one beneficiary, we will assume any death benefit proceeds are to be paid in equal shares to the surviving beneficiaries.

You have the right to change beneficiaries during the annuitant's lifetime unless you have designated an irrevocable beneficiary. When an irrevocable beneficiary has been designated, you and the irrevocable beneficiary may have to act together to exercise some of the rights and options under the Contract.

CHANGE OF CONTRACT OWNER OR BENEFICIARY. During the annuitant's lifetime, you may transfer ownership of a non-qualified Contract. You may also change the beneficiary. All requests for changes must be in writing and submitted to our Customer Service Center in good order. The change will be effective as of the day you sign the request. The change will not affect any payment made or action taken by us before recording the change.

PURCHASE AND AVAILABILITY OF THE CONTRACT
We will issue a Contract only if both the annuitant and the contract owner are not older than age 90. The single premium payment must be $5,000 or more ($1,500 for qualified Contracts). Under certain circumstances, we may waive the minimum premium payment requirement.

We may also change the minimum initial premium requirement for certain group or sponsored arrangements. Any premium payment that would cause the contract value of all annuities that you maintain with us to exceed $1,000,000 requires our prior approval.

IRAs and other qualified plans already have the tax-deferral feature found in this Contract. For an additional cost, the Contract provides other benefits including death benefits and the ability to receive a lifetime income. See "Fees and Expenses" in this prospectus.

CREDITING OF PREMIUM PAYMENT
We will process your premium payment within 2 business days after receipt, if the application and all information necessary for processing the Contract are complete. In certain states we also accept premium payments by wire order. Wire transmittals must be accompanied by sufficient electronically transmitted data. We may retain your premium payment for up to 5 business days while attempting to complete an incomplete application. If the application cannot be completed within this period, we will inform you of the reasons for the delay. We will also return the premium payment immediately unless you direct us to hold the premium payment until the application is completed.

If your premium payment was transmitted by wire order from your broker-dealer, we will follow one of the following two procedures after we receive and accept the wire order and investment instructions. The procedure we follow depends on state availability and the procedures of your broker-dealer.

108944                         6

    (1)If either your state or broker-dealer do not permit us to issue a Contract without an application, we reserve the right to rescind the Contract if we do not receive and accept a properly completed application or enrollment form within 5 days of the premium payment. If we do not receive the application or form within 5 days of the premium payment, we will refund the contract value plus any charges we deducted, and the Contract will be voided. Some states require that we return the premium paid, in which case we will comply.

    (2)If your state and broker-dealer allow us to issue a Contract without an application, we will issue and mail the Contract to you or your representative, together with an Application Acknowledgement Statement for your execution. Until our Customer Service Center receives the executed Application Acknowledgement Statement, neither you nor the broker-dealer may execute any financial transactions on your Contract unless they are requested in writing by you. We may require additional information before complying with your request (e.g., signature guarantee).

ADMINISTRATIVE PROCEDURES
We may accept a request for Contract service in writing, by telephone, or other approved electronic means, subject to our administrative procedures, which vary depending on the type of service requested and may include proper completion of certain forms, providing appropriate identifying information, and/or other administrative requirements.

CONTRACT VALUE
We determine your contract value on a daily basis beginning on the contract date. Your contract value is the sum of the premium payment plus credited interest, minus any withdrawals (including any Market Value Adjustment applied to such withdrawal), contract fees, and premium taxes. If you surrender your contract during the 30-day period preceding a maturity date, you will receive the contract value.

CASH SURRENDER VALUE
The cash surrender value is the amount you receive when you surrender the Contract, other than during the 30-day period prior to a maturity date. The cash surrender value will fluctuate daily based on the interest credited to the contract value and any Market Value Adjustment. We do not guarantee any minimum cash surrender value. On any date during the accumulation phase, we calculate the cash surrender value as follows: we start with your contract value, then we adjust for any Market Value Adjustment, then we deduct any surrender charge, any charge for premium taxes, and any other charges incurred but not yet deducted.

SURRENDERING TO RECEIVE THE CASH SURRENDER VALUE
You may surrender the Contract at any time while the annuitant is living and before the annuity start date. A surrender will be effective on the date your written request and the Contract are received at our Customer Service Center. We will determine and pay the cash surrender value after receipt of all paperwork required in order for us to process your surrender. Once paid, all benefits under the Contract will be terminated. You may receive the cash surrender value in a single sum payment or apply it under one or more annuity options.

We will usually pay the cash surrender value within 7 days.
Consult your tax advisor regarding the tax consequences associated with surrendering your Contract. A surrender made before you reach age 59 1/2 may result in a 10% tax penalty. See "Federal Tax
Considerations" for more details.

THE FIXED ACCOUNT
The Fixed Account is a segregated asset account which contains the assets that support a contract owner's contract value. See "The Fixed Account" for more information.

OTHER IMPORTANT PROVISIONS
See "Withdrawals," "Death Benefit," "Charges and Fees," "The Annuity Options" and "Other Contract Provisions" in this prospectus for information on other important provisions in your Contract.

108944                         7

-------------------------------------------------------------------------------
                              WITHDRAWALS
-------------------------------------------------------------------------------

Any time during the accumulation phase and before the death of the owner, you may withdraw all or part of your money. Keep in mind that your contract value after the withdrawal must equal or exceed $1,000 or we will treat the withdrawal request as a request to surrender the Contract. We deduct a surrender charge if you surrender your Contract or withdraw an amount exceeding the free withdrawal amount. The free withdrawal amount is equal to the prior 12 months' interest earned and not previously withdrawn. The surrender charge varies by the length of the guarantee period selected, beginning with 8% during year 1 and reducing by 1% per year to the end of the guarantee period. No surrender charge is imposed upon a surrender made during the 30-day period immediately preceding the end of a guarantee period. The surrender charge period resets at the beginning of each guarantee period. It is charged against the contract value and is based on the amount of the withdrawal.

We will apply a Market Value Adjustment to any withdrawal in excess of the free withdrawal amount taken prior to the 30 day period before the maturity date. Definitive guidance on the proper federal tax treatment of the Market Value Adjustment has not been issued. You may want to discuss the potential tax consequences of a market value adjustment with your tax adviser. We will determine the contract value as of the close of business on the day we receive your withdrawal request at our Customer Service Center. The contract value may be more or less than the premium payment made.

Upon surrender, surrender charges and a Market Value Adjustment will be applied retroactively with respect to any free withdrawal amount previously withdrawn within the same contract year as the surrender.

We offer the following three withdrawal options:

REGULAR WITHDRAWALS
After the free look period, you may make regular withdrawals. Each withdrawal must be a minimum of $100. We will apply a surrender charge and Market Value Adjustment to any regular withdrawal in excess of the free withdrawal amount that is taken prior to the 30 day period before the maturity date.

SYSTEMATIC WITHDRAWALS
You may choose to receive automatic systematic withdrawal payments. Systematic withdrawals are limited to interest earnings during the prior month, quarter, or year, depending on the frequency you chose. Systematic withdrawals are not subject to a Market Value Adjustment, unless you have added the Fixed Dollar Systematic Withdrawal Feature discussed below and the payments exceed the free withdrawal amount.

Systematic withdrawals under the Fixed Dollar Systematic Withdrawal Feature are available only in connection with Section 72(q) or 72(t) distributions.

Systematic withdrawals may be taken monthly, quarterly or annually. You decide when you would like systematic payments to start as long as they start at least 28 days after your contract date. You also select the date on which the systematic withdrawals will be made, but this date cannot be later than the 28th day of the month. If you have elected to receive systematic withdrawals but have not chosen a date, we will make the withdrawals on the same calendar day of each month as your contract date. If your contract date is after the 28th , your systematic withdrawal will be made on the 28th day of each month.

Each systematic withdrawal amount must be a minimum of $100. The amount of your systematic withdrawal can either be (1) a fixed dollar amount, or (2) an amount based on a percentage of the interest earned and not previously withdrawn, but in either case is limited to interest earnings. If your systematic withdrawal is a fixed dollar amount and the amount to be withdrawn would exceed the applicable free withdrawal amount on any withdrawal date, we will automatically reduce the amount withdrawn so that it equals such free withdrawal amount. Thus, your fixed dollar systematic withdrawals will never exceed the free withdrawal amount. If you want fixed dollar systematic withdrawals to exceed the free withdrawal amount and are willing to incur associated surrender charges, consider the Fixed Dollar Systematic Withdrawal Feature which you may add to your regular systematic withdrawal program.

108944                         8

You may change the amount or percentage of your systematic withdrawal once each contract year or cancel this option at any time by sending satisfactory notice to our Customer Service Center at least 7 days
before the next scheduled withdrawal date.   The systematic withdrawal
option may commence in a contract year where a regular withdrawal has been taken but you may not change the amount or percentage of your withdrawals in any contract year during which you have previously taken a regular withdrawal. You may not elect the systematic withdrawal option if you are taking IRA withdrawals.

FIXED DOLLAR SYSTEMATIC WITHDRAWAL FEATURE. You may add the Fixed Dollar Systematic Withdrawal Feature to your regular fixed dollar systematic withdrawal program. This feature allows you to receive a systematic withdrawal in a fixed dollar amount regardless of any surrender charges or Market Value Adjustment. Systematic withdrawals under the Fixed Dollar Systematic Withdrawal Feature are available only in connection with Section 72(q) or 72(t) distributions. You choose the amount of the fixed systematic withdrawals. We will assess a surrender charge and Market Value Adjustment on the withdrawal date if the withdrawal exceeds the free withdrawal amount on the withdrawal date. We will apply the surrender charge and any Market Value Adjustment directly to your contract value (rather than to the systematic withdrawal) so that the amount of each systematic withdrawal remains fixed.

Flat dollar systematic withdrawals which are intended to satisfy the requirements of Section 72(q) or 72(t) of the Tax Code may exceed the free withdrawal amount. Such withdrawals are subject to surrender charges and Market Value Adjustment when they exceed the applicable free withdrawal amount.

IRA WITHDRAWALS
If you have a non-Roth IRA Contract and will be at least age 70 1/2 during the current calendar year, you may elect to have distributions made to you to satisfy requirements imposed by Federal tax law. IRA withdrawals provide payout of amounts required to be distributed by the Internal Revenue Service rules governing mandatory distributions under qualified plans. We will send you a notice before your distributions commence. You may elect to take IRA withdrawals at that time, or at a later date. You may not elect IRA withdrawals and participate in systematic withdrawals at the same time. If you do not elect to take IRA withdrawals, and distributions are required by Federal tax law, distributions adequate to satisfy the requirements imposed by Federal tax law may be made. Thus, if you are participating in systematic withdrawals, distributions under that option must be adequate to satisfy the mandatory distribution rules imposed by federal tax law.

You may choose to receive IRA withdrawals on a monthly, quarterly or annual basis. Under this option, you may elect payments to start as early as 28 days after the contract date. You select the day of the month when the withdrawals will be made, but it cannot be later than the 28th day of the month. If no date is selected, we will make the withdrawals on the same calendar day of the month as the contract date.

You may request that we calculate for you the amount that is required to be withdrawn from your Contract each year based on the information you give us and various choices you make. For information regarding the calculation and choices you have to make, see the Statement of Additional Information. The minimum dollar amount you can withdraw is $100. When we determine the required IRA withdrawal amount for a taxable year based on the frequency you select, if that amount is less than $100, we will pay $100. At any time where the IRA withdrawal amount is greater than the contract value, we will cancel the Contract and send you the amount of the cash surrender value.

You may change the payment frequency of your IRA withdrawals once each contract year or cancel this option at any time by sending us satisfactory notice to our Customer Service Center at least 7 days before the next scheduled withdrawal date.

An IRA withdrawal in excess of the amount allowed under systematic withdrawals will be subject to a Market Value Adjustment.

CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES ASSOCIATED WITH TAKING WITHDRAWALS. You are responsible for determining that withdrawals comply with applicable law. A withdrawal made before

108944                         9
the taxpayer reaches age 59 1/2 may result in a 10% penalty tax. See "Federal Tax Considerations" for more details.


-------------------------------------------------------------------------------
                             DEATH BENEFIT
-------------------------------------------------------------------------------

DEATH BENEFIT DURING THE ACCUMULATION PHASE
During the accumulation phase, a death benefit is payable when either, the contract owner or the first of joint owners dies, or the annuitant dies (when a contract owner is not an individual). Assuming you are the contract owner, your beneficiary will receive a death benefit unless the beneficiary is your surviving spouse and elects to continue the Contract. The death benefit is equal to the contract value. The death benefit value is calculated at the close of the business day on which we receive written notice and due proof of death, as well as any required paperwork, at our Customer Service Center. Amounts could be reduced by a charge for premium taxes owed and withdrawals not previously deducted.

If your beneficiary elects to delay receipt of the death benefit until a date after the time of death, the amount of the benefit payable in the future may be affected. The proceeds may be received in a single sum or applied to any of the annuity options. If we do not receive a request to apply the death benefit proceeds to an annuity option, we will make a single sum distribution. We will generally pay death benefit proceeds within 7 days after our Customer Service Center has received sufficient information to make the payment. For information on required distributions under federal income tax laws, you should see "Required Distributions upon Contract Owner's Death."

The death benefit applies on the first person to die of the contract owner, joint owner, or annuitant (if a contract owner is not an individual). Assuming you are the contract owner, if you die during the accumulation phase, your beneficiary will receive a death benefit unless the beneficiary is the surviving spouse and elects to continue the Contract.

DEATH BENEFIT DURING THE INCOME PHASE
If any contract owner or the annuitant dies after the annuity start date, we will pay the beneficiary any certain benefit remaining under the annuity in effect at the time.

REQUIRED DISTRIBUTIONS UPON CONTRACT OWNER'S DEATH
We will not allow any payment of benefits provided under a non-qualified Contract which do not satisfy the requirements of Section 72(s) of the Code.

If any owner of a non-qualified contract dies before the annuity start date, the death benefit payable to the beneficiary will be distributed as follows: (a) the death benefit must be completely distributed within 5 years of the contract owner's date of death; or (b) the beneficiary may elect, within the 1-year period after the contract owner's date of death, to receive the death benefit in the form of an annuity from us, provided that (i) such annuity is distributed in substantially equal installments over the life of such beneficiary or over a period not extending beyond the life expectancy of such beneficiary; and (ii) such distributions begin not later than 1 year after the contract owner's date of death.

Notwithstanding (a) and (b) above, if the sole contract owner's beneficiary is the deceased owner's surviving spouse, then such spouse may elect to continue the Contract under the same terms as before the contract owner's death. Upon receipt of such election from the spouse at our Customer Service Center: (1) all rights of the spouse as contract owner's beneficiary under the Contract in effect prior to such election will cease; (2) the spouse will become the owner of the Contract and will also be treated as the contingent annuitant, if none has been named and only if the deceased owner was the annuitant; and
(3) all rights and privileges granted by the Contract or allowed by Golden American will belong to the spouse as contract owner of the Contract. This election will be deemed to have been made by the spouse if such spouse fails to make a timely election as described in this paragraph. If the owner's beneficiary is a nonspouse, the distribution provisions

108944                         10
described in subparagraphs (a) and (b) above, will apply even if the annuitant and/or contingent annuitant are alive at the time of the contract owner's death.

If we do not receive an election from a nonspouse owner's beneficiary within the 1-year period after the contract owner's date of death, then we will pay the death benefit to the owner's beneficiary in a cash payment within five years from date of death. We will determine the death benefit as of the date we receive proof of death. We will make payment of the proceeds on or before the end of the 5-year period starting on the owner's date of death. Such cash payment will be in full settlement of all our liability under the Contract.

If the contract owner dies after the annuity start date, we will continue to distribute any benefit payable at least as rapidly as under the annuity option then in effect. All of the contract owner's rights granted under the Contract or allowed by us will pass to the contract owner's beneficiary.

If the Contract has joint owners we will consider the date of death of the first joint owner as the death of the contract owner and the surviving joint owner will become the contract owner of the Contract.


-------------------------------------------------------------------------------
                           CHARGES AND FEES
-------------------------------------------------------------------------------

We deduct the charges described below to cover our cost and expenses, services provided and risks assumed under the Contracts. We incur certain costs and expenses for distributing and administering the Contracts, for paying the benefits payable under the Contracts and for bearing various risks associated with the Contracts. The amount of a charge will not always correspond to the actual costs associated. For example, the surrender charge collected may not fully cover all of the distribution expenses incurred by us with the service or benefits provided. In the event there are any profits from fees and charges deducted under the Contract, we may use such profits to finance the distribution of contracts.

CHARGES DEDUCTED FROM THE CONTRACT VALUE
We deduct the following charges from your contract value:

  SURRENDER CHARGE. We will deduct a contingent deferred sales charge (a "surrender charge") if you surrender your Contract or if you take a withdrawal in excess of the free withdrawal amount during the guarantee period. The free withdrawal amount is equal to the prior 12 months' interest earned and not previously withdrawn. The surrender charge is charged against the contract value and is based on the amount of the withdrawal. This charge is intended to cover sales expenses that we have incurred. We may in the future reduce or waive the surrender charge in certain situations and will never charge more than the maximum surrender charges. The percentage deducted at the time of surrender or excess withdrawal depends on the number of complete years that have elapsed since the beginning of the guarantee period.

The surrender charge varies by the length of the guarantee period selected, beginning with 8% during year 1 and reducing by 1% per year earlier of the to the end of the guarantee period or the 8th policy year. No surrender charge is imposed upon a surrender made during the 30-day period immediately preceding the end of a guarantee period.

The surrender charge period resets at the beginning of each guarantee period. Upon withdrawal, it is charged against the remaining contract value and is based on the amount of the withdrawal. Upon surrender, a surrender charge and a Market Value Adjustment will be applied retroactively with respect to any free withdrawal amount previously withdrawn within the same contract year as the surrender. The following table shows the schedule of the surrender charge that will apply.

  COMPLETE YEARS ELAPSED    0  | 1  | 2  | 3  | 4  | 5  | 6  | 7  | 8+
     SINCE START OF            |    |    |    |    |    |    |    |
     GUARANTEE PERIOD          |    |    |    |    |    |    |    |
                               |    |    |    |    |    |    |    |
  SURRENDER CHARGE          8% | 7% | 6% | 5% | 4% | 3% | 2% | 1% | 0%

  WAIVER OF SURRENDER CHARGE FOR EXTENDED MEDICAL CARE. We will waive the surrender charge in most states in the following events: (i) you begin receiving qualified extended medical care on or after the

108944                         11
first contract anniversary for at least 45 days during a 60 day period and your request for the surrender or withdrawal, together with all required documentation is received at our Customer Service Center during the term of your care or within 90 days after the last day of your care; or (ii) you are first diagnosed by a qualifying medical professional, on or after the first contract anniversary, as having a qualifying terminal illness. We have the right to require an examination by a physician of our choice. If we require such an examination, we will pay for it. You are required to send us satisfactory written proof of illness. See your Contract for more information. The waiver of surrender charge may not be available in all states.

  FREE WITHDRAWAL AMOUNT.  No surrender charge or Market Value
Adjustment applies to withdrawals made during the 30 day period prior to the end of a guarantee interest period. The interest earned during the prior 12 months and not previously withdrawn may be withdrawn without surrender charge or Market Value Adjustment.

  SURRENDER CHARGE FOR EXCESS WITHDRAWALS. We will deduct a surrender charge for excess withdrawals. We consider a withdrawal to be an "excess withdrawal" when the amount you withdraw in any contract year exceeds the free withdrawal amount. Where you are receiving systematic withdrawals, any combination of regular withdrawals taken and any systematic withdrawals expected to be received in a contract year will be included in determining the amount of the excess withdrawal. Such a withdrawal will be considered a partial surrender of the Contract and we will impose a surrender charge and any associated premium tax. ANY EXCESS WITHDRAWAL MORE THAN 30 DAYS BEFORE A MATURITY DATE WILL TRIGGER A MARKET VALUE ADJUSTMENT.

  PREMIUM TAXES. We may make a charge for state and local premium taxes depending on your state of residence. The tax can range from 0% to 3.5% of the premium payment. We have the right to change this amount to conform with changes in the law or if you change your state of residence.

We deduct the premium tax from your contract value on the annuity start date. However, some jurisdictions impose a premium tax at the time that premiums are paid, regardless of when the annuity payments begin. In those states we may defer collection of the premium taxes from your contract value and deduct it when you surrender the Contract, when you take an excess withdrawal, or on the annuity start date.


-------------------------------------------------------------------------------
                          THE ANNUITY OPTIONS
-------------------------------------------------------------------------------

ANNUITIZATION OF YOUR CONTRACT
If the annuitant and contract owner are living on the annuity start date, we will begin making payments to the contract owner under an income plan. We will make these payments under the annuity option chosen. You may change your annuity option by making a written request to us at least 30 days before the annuity start date. The amount of the payments will be determined by applying your contract value adjusted for any applicable market value adjustment on the annuity start date in accordance with the annuity option you chose.

You may also elect an annuity option on surrender of the Contract for its cash surrender value or you may choose one or more annuity options for the payment of death benefit proceeds while it is in effect and before the annuity start date. If, at the time of the contract owner's death or the annuitant's death (if the contract owner is not an individual), no option has been chosen for paying death benefit proceeds, the beneficiary may choose an annuity option within 60 days.

In all events, payments of death benefit proceeds must comply with the distribution requirements of applicable federal tax law.

The minimum monthly annuity income payment that we will make is $20. We may require that a single sum payment be made if the contract value is less than $2,000 or if the calculated monthly annuity income payment is less than $20.

For each annuity option we will issue a separate written agreement putting the annuity option into effect. Before we pay any annuity benefits, we require the return of your Contract. If your Contract has been lost,

108944                         12
we will require that you complete and return the applicable lost Contract form. Various factors will affect the level of annuity benefits, such as the annuity option chosen and the applicable payment rate used.

Our current annuity options provide only for fixed payments. Fixed annuity payments are regular payments, the amount of which is fixed and guaranteed by us. Some fixed annuity options provide fixed payments either for a specified period of time or for the life of the annuitant. The amount of life income payments will depend on the form and duration of payments you chose, the age of the annuitant or beneficiary (and gender, where appropriate under applicable law), the total contract value applied, and the applicable payment rate.

Our approval is needed for any option where:

    (1)The person named to receive payment is other than the contract owner or beneficiary;

    (2)The person named is not a natural person, such as a corporation; or

    (3)Any income payment would be less than the minimum annuity income payment allowed.

SELECTING THE ANNUITY START DATE
You select the annuity start date, which is the date on which the annuity payments commence. The annuity start date must be at least 1 year from the contract date but before the month immediately following the annuitant's 90th birthday, or 10 years from the contract date, if later. If, on the annuity start date, a surrender charge remains, the elected annuity option must include a period certain of at least 5 years.

If you do not select an annuity start date, it will automatically begin in the month following the annuitant's 90th birthday, or 10 years from the contract date, if later.

If the annuity start date occurs when the annuitant is at an advanced age, such as over age 85, it is possible that the Contract will not be considered an annuity for federal tax purposes. See "Federal Tax Considerations." For a Contract purchased in connection with a qualified plan, other than a Roth IRA, distributions must commence not later than April 1st of the calendar year following the calendar year in which you attain age 70 1/2 or, in some case, retire. Distributions may be made through annuitization or withdrawals. You should consult your tax adviser for tax advice.

FREQUENCY OF ANNUITY PAYMENTS
You choose the frequency of the annuity payments. They may be monthly, quarterly, semi-annually or annually. If we do not receive written notice from you, we will make the payments monthly. There may be certain restrictions on minimum payments that we will allow.

THE ANNUITY OPTIONS
We offer the 3 annuity options shown below. Payments under Options 1, 2 and 3 are fixed. The contract value can be applied to any other annuitization plan that we choose to offer on the annuity start date. Annuity payments under other available options may be fixed and/or variable.

  OPTION 1. INCOME FOR A FIXED PERIOD. Under this option, we make monthly payments in equal installments for a fixed number of years based on the contract value on the annuity start date. We guarantee that each monthly payment will be at least the amount stated in your Contract. If you prefer, you may request that payments be made in annual, semi-annual or quarterly installments. We will provide you with illustrations if you ask for them. If the cash surrender value or contract value is applied under this option, a 10% penalty tax may apply to the taxable portion of each income payment until the contract owner reaches age 59 1/2.

  OPTION 2. INCOME FOR LIFE WITH A PERIOD CERTAIN. Payment is made for the life of the annuitant in equal monthly installments and guaranteed for at least a period certain such as 10 or 20 years. Other periods certain may be available to you on request. You may choose a refund period instead. Under this arrangement, income is guaranteed until payments equal the amount applied. If the person named lives beyond the guaranteed period, payments continue until his or her death. We guarantee that each payment

108944                         13
will be at least the amount
specified in the Contract corresponding to the person's age on his or her last birthday before the annuity start date. Amounts for ages not shown in the Contract are available if you ask for them.

  OPTION 3. JOINT LIFE INCOME. This option is available when there are 2 persons named to determine annuity payments. At least one of the persons named must be either the contract owner or beneficiary of the Contract. We guarantee monthly payments will be made as long as at least one of the named persons is living. There is no minimum number of payments. Monthly payment amounts are available if you ask for them.

The contract value can be applied to any other annuitization plan that we choose to offer on the annuity start date. Annuity payments under other available options may be fixed and/or variable. If variable and subject to the Investment Company Act of 1940 it will comply with requirements of such Act.

PAYMENT WHEN NAMED PERSON DIES
When the person named to receive payment dies, we will pay any amounts still due as provided in the annuity agreement between you and Golden American. The amounts we will pay are determined as follows:

    (1)For Option 1, or any remaining guaranteed payments under Option 2, we will continue payments. Under Options 1 and 2, the discounted values of the remaining guaranteed payments may be paid in a single sum. This means we deduct the amount of the interest each remaining guaranteed payment would have earned had it not been paid out early. The discount interest rate is never less than 3% for Option 1 and for Option 2 per year. We will, however, base the discount interest rate on the interest rate used to calculate the payments for Options 1 and 2 if such payments were not based on the tables in the Contract.

    (2)For Option 3, no amounts are payable after both named persons have died.

For other available options, the annuity option agreement will state the amount we will pay, if any.


-------------------------------------------------------------------------------
                       OTHER CONTRACT PROVISIONS
-------------------------------------------------------------------------------

REPORTS TO CONTRACT OWNERS
We will send you an annual report within 31 days after the end of each contract year. The report will show the contract value, cash surrender value, and the death benefit as of the end of the contract year. The report will also show the amounts deducted from or added to the contract value since the last report. You have 30 days to notify our Customer Service Center of any errors or discrepancies contained in the report or in any confirmation notices. We will also send you any other reports, notices or documents we are required by law to furnish to you.

SUSPENSION OF PAYMENTS
The Company reserves the right to delay payment for up to 6 months.

IN CASE OF ERRORS IN YOUR APPLICATION
If an age or sex given in the application or enrollment form is misstated, the amounts payable or benefits provided by the Contract shall be those that the premium payment would have bought at the correct age or sex.

ASSIGNING THE CONTRACT AS COLLATERAL
You may assign a non-qualified Contract as collateral security for a loan but you should understand that your rights and any beneficiary's rights may be subject to the terms of the assignment. An assignment may have federal tax consequences. You must give us satisfactory written notice at our Customer Service Center in order to make or release an assignment. We are not responsible for the validity of any assignment.

108944                         14

CONTRACT CHANGES -- APPLICABLE TAX LAW
We have the right to make changes in the Contract to continue to qualify the Contract as an annuity under applicable federal tax law. You will be given advance notice of such changes.

FREE LOOK
You may cancel your Contract within your 10-day free look period. We deem the free look period to expire 15 days after we mail the Contract to you. Some states may require a longer free look period. To cancel, you need to send your Contract to our Customer Service Center or to the agent from whom you purchased it. We will refund the contract value. For purposes of the refund during the free look period, (i) we adjust your contract value for any Market Value Adjustment, and (ii) then we include a refund of any charges deducted from your contract value. Because of the potential positive or negative effect of the Market Value Adjustment, the contract value returned may be greater or less than the premium payment you paid. Some states require us to return to you the amount of the paid premium (rather than the adjusted contract value) in which case you will not be subject to investment risk during the free look period. Your Contract is void as of the day we receive your Contract and cancellation request. We determine your contract value at the close of business on the day we receive your written request.

GROUP OR SPONSORED ARRANGEMENTS
For certain group or sponsored arrangements, we may reduce any surrender charges. We may also change the minimum premium payment requirement, or offer an alternative or reduced death benefit.

SELLING THE CONTRACT
Directed Services, Inc. is the principal underwriter and distributor of the Contract as well as for other contracts by Golden American. We pay Directed Services for acting as principal underwriter under a distribution agreement which in turn pays the writing agent. The principal address of Directed Services is 1475 Dunwoody Drive, West Chester, Pennsylvania 19380.

Directed Services enters into sales agreements with broker-dealers to sell the Contracts through registered representatives who are licensed to sell securities and variable insurance products. These broker-dealers are registered with the SEC and are members of the National Association of Securities Dealers, Inc. Directed Services receives a maximum of 5% commission, and passes through 100% of the commission to the broker-dealer whose registered representative sold the contract.


--------------------------------------------------------------------------------
                            UNDERWRITER COMPENSATION
--------------------------------------------------------------------------------
   NAME OF PRINCIPAL        AMOUNT OF COMMISSION TO             OTHER
      UNDERWRITER                    BE PAID                 COMPENSATION

Directed Services, Inc.          Maximum of 5%           Reimbursement of any
                               of premium payment          covered expenses
                                 except when                   incurred
                                   combined                 by registered
                               with commissions             representatives
                                on renewal of a              in connection
                                guarantee period                with the
                                   or annual                  distribution
                                     trail                 of the Contracts.
                                 commissions.
--------------------------------------------------------------------------------


Certain sales agreements may provide for a combination of a certain percentage of commission at the time of sale, upon the start of a new guarantee period or an annual trail commission (which when combined could exceed 5% of total premium payments).

108944                         15

-------------------------------------------------------------------------------
                           OTHER INFORMATION
-------------------------------------------------------------------------------

STATE REGULATION
We are regulated by the Insurance Department of the State of Delaware. We are also subject to the insurance laws and regulations of all jurisdictions where we do business. The Contract offered by this prospectus has been approved where required by those jurisdictions. We are required to submit annual statements of our operations, including financial statements, to the Insurance Departments of the various jurisdictions in which we do business to determine solvency and compliance with state insurance laws and regulations.

LEGAL PROCEEDINGS
The Company, like other insurance companies, may be involved in lawsuits, including class action lawsuits. In some class action and other lawsuits involving insurers, substantial damages have been sought and/or material settlement payments have been made. We believe that currently there are no pending or threatened lawsuits that are reasonably likely to have a materially adverse impact on the Company.

LEGAL MATTERS
The legal validity of the Contracts was passed on by Myles R. Tashman, Esquire, Executive Vice President, General Counsel and Secretary of Golden American. Sutherland Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

EXPERTS
The audited financial statements of Golden American appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing in this prospectus and in the Registration Statement and are included or incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
                      FEDERAL TAX CONSIDERATIONS
-------------------------------------------------------------------------------

The following summary provides a general description of the federal income tax considerations associated with this Contract and does not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. You should consult your counsel or other competent tax advisers for more complete information. This discussion is based upon our understanding of the present federal income tax laws. We do not make any representations as to the likelihood of continuation of the present federal income tax laws or as to how they may be interpreted by the IRS.

TYPES OF CONTRACTS:  NON-QUALIFIED OR QUALIFIED
The Contract may be purchased on a non-tax-qualified basis or purchased on a tax-qualified basis. Qualified Contracts are designed for use by individuals whose premium payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under Sections 401(a), 403(b), 408, or 408A of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, or annuity payments, depends on the type of retirement plan, on the tax and employment status of the individual concerned, and on our tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax-qualified plan and receiving distributions from a qualified Contract in order to continue receiving favorable tax treatment. Some retirement plans are subject to distribution and other requirements that are not incorporated into our Contract administration procedures. Contract owners, participants and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contract comply with applicable law. Therefore, you should seek competent legal and tax advice regarding the suitability of a Contract for your particular situation. The following discussion assumes that qualified

108944                         16

Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

TAX STATUS OF THE CONTRACTS
  REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for federal income tax purposes, the Code requires any nonqualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of your death. The non-qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

Other rules may apply to Qualified Contracts.

The following discussion assumes that the Contracts will qualify as annuity contracts for federal income tax purposes.

TAX TREATMENT OF ANNUITIES
  IN GENERAL. We believe that if you are a natural person you will generally not be taxed on increases in the value of a Contract until a distribution occurs or until annuity payments begin. (For these purposes, the agreement to assign or pledge any portion of the contract value, and, in the case of a qualified Contract, any portion of an interest in the qualified plan, generally will be treated as a distribution.)

TAXATION OF NON-QUALIFIED CONTRACTS
  NON-NATURAL PERSON. The owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the contract value over the "investment in the contract" (generally, the premiums or other consideration you paid for the contract less any nontaxable withdrawals) during the taxable year.

There are some exceptions to this rule and a prospective contract owner that is not a natural person may wish to discuss these with a tax adviser. The following discussion generally applies to Contracts owned by natural persons.

  WITHDRAWALS. When a withdrawal from a non-qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the contract value (unreduced by the amount of any surrender charge) immediately before the distribution over the contract owner's investment in the Contract at that time. The tax treatment of Market Value Adjustments is uncertain. You should consult a tax adviser if you are considering taking a withdrawal from your Contract in circumstances where a Market Value Adjustment would apply.

In the case of a surrender under a non-qualified Contract, the amount received generally will be taxable only to the extent it exceeds the contract owner's investment in the Contract.

  PENALTY TAX ON CERTAIN WITHDRAWALS. In the case of a distribution from a non-qualified Contract, there may be imposed a federal tax penalty equal to 10% of the amount treated as income. In general, however, there is no penalty on distributions:

    o   made on or after the taxpayer reaches age 59 1/2;

    o   made on or after the death of a contract owner;

    o   attributable to the taxpayer's becoming disabled; or

    o made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. A tax adviser should be consulted with regard to exceptions from the penalty tax.

108944                         17

  ANNUITY PAYMENTS. Although tax consequences may vary depending on the payment option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow you to recover your investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once your investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

  TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed from a Contract because of your death or the death of the annuitant. Generally, such amounts are includible in the income of recipient as follows: (i) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (ii) if distributed under a payment option, they are taxed in the same way as annuity payments.

  TRANSFERS, ASSIGNMENTS, EXCHANGES AND ANNUITY DATES OF A CONTRACT.
A transfer or assignment of ownership of a Contract, the designation of an annuitant, the selection of certain dates for commencement of the annuity phase, or the exchange of a Contract may result in certain tax consequences to you that are not discussed herein. A contract owner contemplating any such transfer, assignment or exchange, should consult a tax advisor as to the tax consequences.

  WITHHOLDING. Annuity distributions are generally subject to withholding for the recipient's federal income tax liability.
Recipients can generally elect, however, not to have tax withheld from distributions.

  MULTIPLE CONTRACTS. All non-qualified deferred annuity contracts that are issued by us (or our affiliates) to the same contract owner during any calendar year are treated as one non-qualified deferred annuity contract for purposes of determining the amount includible in such contract owner's income when a taxable distribution occurs.

TAXATION OF QUALIFIED CONTRACTS
The Contracts are designed for use with several types of qualified plans. The tax rules applicable to participants in these qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from: contributions in excess of specified limits; distributions before age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and in other specified circumstances. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified retirement plans. Contract owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under these qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract, but we shall not be bound by the terms and conditions of such plans to the extent such terms contradict the Contract, unless the Company consents.

  DISTRIBUTIONS. Annuity payments are generally taxed in the same manner as under a non-qualified Contract. When a withdrawal from a qualified Contract occurs, a pro rata portion of the amount received is taxable, generally based on the ratio of the contract owner's investment in the Contract (generally, the premiums or other consideration paid for the Contract) to the participant's total accrued benefit balance under the retirement plan. For qualified Contracts, the investment in the Contract can be zero. For Roth IRAs, distributions are generally not taxed, except as described below. For qualified plans under Section 401(a) and 403(b), the Code requires that distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the contract owner (or plan participant) (i) reaches age 70 1/2 or (ii) retires, and must be made in a specified form or manner. If the plan participant is a "5 percent owner" (as defined in the Code), distributions generally must begin no later than April 1 of the calendar year following the calendar year in which the contract owner (or plan participant) reaches age 70 1/2. For IRAs described in Section 408, distributions generally must commence no later than the later of April 1 of the calendar year following the calendar year in which the contract owner (or plan participant) reaches age 70 1/2. Roth IRAs under Section 408A do not require distributions at any time before the contract owner's death.

108944                         18

  WITHHOLDING. Distributions from certain qualified plans generally are subject to withholding for the contract owner's federal income tax liability. The withholding rates vary according to the type of distribution and the contract owner's tax status. The contract owner may be provided the opportunity to elect not to have tax withheld from distributions. "Eligible rollover distributions" from section 401(a) plans and section 403(b) tax-sheltered annuities are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is the taxable portion of any distribution from such a plan, except certain distributions that are required by the Code or distributions in a specified annuity form. The 20% withholding does not apply, however, if the contract owner chooses a "direct rollover" from the plan to another tax-qualified plan or IRA.

Brief descriptions of the various types of qualified retirement plans in connection with a Contract follow. We will endorse the Contract as necessary to conform it to the requirements of such plan.

CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS
Section 401(a) of the Code permits corporate employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish these plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant, or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits before transfer of the Contract. Employers intending to use the Contract with such plans should seek competent advice.

INDIVIDUAL RETIREMENT ANNUITIES
Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." These IRAs are subject to limits on the amount that can be contributed, the deductible amount of the contribution, the persons who may be eligible, and the time when distributions commence.

Also, distributions from certain other types of qualified retirement plans may be "rolled over" or transferred on a tax-deferred basis into an IRA. There are significant restrictions on rollover or transfer contributions from Savings Incentive Match Plans (SIMPLE), under which certain employers may provide contributions to IRAs on behalf of their employees, subject to special restrictions. Employers may establish Simplified Employee Pension (SEP) Plans to provide IRA contributions on behalf of their employees. Sales of the Contract for use with IRAs may be subject to special requirements of the IRS.

ROTH IRA
Section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA, which are subject to certain limitations, are not deductible, and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA may be subject to tax, and other special rules may apply. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to any Roth IRA. A 10% penalty tax may apply to amounts attributable to a conversion from an IRA if they are distributed during the five taxable years beginning with the year in which the conversion was made.

TAX SHELTERED ANNUITIES
Section 403(b) of the Code allows employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a Contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (Social Security) tax. Distributions of (1) salary reduction contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings on amounts held as of the last year beginning before January 1, 1989, are not allowed prior to age 59 1/2, separation from service, death or disability. Salary reduction contributions may also be distributed upon hardship, but would generally be subject to penalties.

108944                         19

OTHER TAX CONSEQUENCES
As noted above, the foregoing comments about the federal tax consequences under the Contracts are not exhaustive, and special rules are provided with respect to other tax situations not discussed in this prospectus. Further, the federal income tax consequences discussed herein reflect our understanding of current law, and the law may change. Federal estate and state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each contract owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

POSSIBLE CHANGES IN TAXATION
Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective before the date of the change). You should consult a tax adviser with respect to legislative developments and their effect on the Contract.

108944                         20

--------------------------------------------------------------------------------
        MORE INFORMATION ABOUT GOLDEN AMERICAN LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA

The following selected financial data prepared in accordance with generally accepted accounting principles ("GAAP") for Golden American should be read in conjunction with the financial statements and notes thereto included in this prospectus. On October 24, 1997, PFHI Holdings, Inc. ("PFHI"), a Delaware corporation, acquired all of the outstanding capital stock of Equitable of Iowa Companies ("Equitable of Iowa"), according to a merger agreement among Equitable of Iowa, PFHI and ING Groep N.V. (the "ING acquisition"). On August 13, 1996, Equitable of Iowa acquired all of the outstanding capital stock of BT Variable, Inc., then the parent of Golden American (the "Equitable acquisition"). For financial statement purposes, the ING acquisition was accounted for as a purchase effective October 25, 1997 and the Equitable acquisition was accounted for as a purchase effective August 14, 1996. As a result, the financial data presented below for periods after October 24, 1997, are presented on the Post-Merger new basis of accounting, for the period August 14, 1996 through October 24, 1997, are presented on the Post-Acquisition basis of accounting, and for August 13, 1996 and prior periods are presented on the Pre-Acquisition basis of accounting.

                                                       SELECTED GAAP BASIS FINANCIAL DATA
                                                                 (IN THOUSANDS)

                                                                   POST-MERGER
                                        --------------   ------------    -------------   --------------
                                        For the Period                                   For the Period
                                          January 1,     For the Year     For the Year     October 25,
                                         2000 through        Ended            Ended       1997 through
                                         September 30,   December 31,     December 31,    December 31,
                                             2000            1999             1998            1997
                                        --------------   ------------    -------------   --------------
Annuity and Interest
    Sensitive Life

    Product Charges.................    $     106,892    $     82,935     $     39,119   $      3,834
Net Income (Loss) before
    Federal Income Tax .............    $      27,886    $     19,737     $     10,353   $       (279)
Net Income (Loss)...................    $      18,084    $     11,214     $      5,074   $       (425)
Total Assets........................    $  11,835,937    $  9,392,857     $  4,754,623   $  2,446,395
Total Liabilities...................    $  11,256,283    $  8,915,008     $  4,400,729   $  2,219,082
Total Stockholder's Equity..........    $     579,654    $    477,849     $    353,894   $    227,313



                                                              POST-ACQUISITION         |         PRE-ACQUISITION
                                                       --------------  --------------  |  ------------------------------
                                                       For the Period  For the Period  |  For the Period
                                                       January 1,1997    August 14,    |    January 1,     For the Year
                                                           through      1996 through   |   1996 through       Ended
                                                         October 24,    December 31,   |    August 13,     December, 31,
                                                            1997            1996       |       1996           1995
                                                       --------------  --------------  |  ---------------  -------------
                                                                                       |
Annuity and Interest                                                                   |
    Sensitive Life Product Charges.................      $  18,288      $      8,768   |     $ 12,259       $   18,388
Net Income (Loss) before                                                               |
    Federal Income Tax.............................      $    (608)     $        570   |     $  1,736       $    3,364
Net Income (Loss)..................................      $     729      $        350   |     $  3,199       $    3,364
Total Assets.......................................          N/A        $  1,677,899   |        N/A         $1,203,057
Total Liabilities..................................          N/A        $  1,537,415   |        N/A         $1,104,932
Total Stockholder's Equity.........................          N/A        $    140,484   |        N/A         $   98,125

108944                          21

BUSINESS ENVIRONMENT

The current business and regulatory environment presents many challenges to the insurance industry. The variable annuity competitive environment remains intense and is dominated by a number of large highly rated insurance companies. Increasing competition from traditional insurance carriers as well as banks and mutual fund companies offers consumers many choices. However, overall demand for variable insurance products remains strong for several reasons including: strong stock market performance over the last four years; relatively low interest rates; an aging U.S. population that is increasingly concerned about retirement, estate planning, and maintaining their standard of living in retirement; and potential reductions in government and employer-provided benefits at retirement, as well as lower public confidence in the adequacy of those benefits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

The purpose of this section is to discuss and analyze Golden American Life Insurance Company's ("Golden American") consolidated results of operations. In addition, some analysis and information regarding financial condition and liquidity and capital resources is also provided. This analysis should be read jointly with the consolidated financial statements, the related notes, and the Cautionary Statement Regarding Forward-Looking Statements, which appear elsewhere in this report. Golden American reports financial results on a consolidated basis. The consolidated financial statements include the accounts of Golden American and its wholly owned subsidiary, First Golden American Life Insurance Company of New York ("First Golden," and collectively with Golden American, the "Companies").

                              RESULTS OF OPERATION

MERGER. On October 23, 1997, Equitable of Iowa Companies' ("Equitable") shareholders approved an Agreement and Plan of Merger ("Merger Agreement") dated July 7, 1997 among Equitable, PFHI Holdings, Inc. ("PFHI"), and ING Groep N.V. ("ING"). On October 24, 1997, PFHI, a Delaware corporation, acquired all of the outstanding capital stock of Equitable according to the Merger Agreement. PFHI is a wholly owned subsidiary of ING, a global financial services holding company based in The Netherlands. Equitable, an Iowa corporation, in turn owned all the outstanding capital stock of Equitable Life Insurance Company of Iowa ("Equitable Life") and Golden American and their wholly owned subsidiaries. In addition, Equitable owned all the outstanding capital stock of Locust Street Securities, Inc., Equitable Investment Services, Inc. (subsequently dissolved), Directed Services, Inc. ("DSI"), Equitable of Iowa Companies Capital Trust, Equitable of Iowa Companies Capital Trust II, and Equitable of Iowa Securities Network, Inc. (subsequently renamed ING Funds Distributor, Inc.). In exchange for the outstanding capital stock of Equitable, ING paid total consideration of approximately $2.1 billion in cash and stock and assumed approximately $400 million in debt. As a result of this transaction, Equitable was merged into PFHI, which was simultaneously renamed Equitable of Iowa Companies, Inc. ("EIC" or "Parent"), a Delaware corporation.

For financial statement purposes, the
change in control of the Companies through the ING merger was accounted for as a purchase effective October 25, 1997. This merger resulted in a new basis of accounting reflecting estimated fair values of assets and liabilities at the merger date. As a result, the Companies' financial statements for periods after October 24, 1997 are presented on the Post-Merger new basis of accounting.

The purchase price was allocated to EIC and its subsidiaries with $227.6 million allocated to the Companies. Goodwill of $1.4 billion was established for the excess of the merger cost over the fair value of the assets and liabilities of EIC with $151.1 million attributed to the Companies. Goodwill resulting from the merger is being amortized over 40 years on a straight-line basis. The carrying value will be reviewed periodically for any indication of impairment in value.

CHANGE IN CONTROL -- ACQUISITION. On August 13, 1996, Equitable acquired all of the outstanding capital stock of BT Variable, Inc. ("BT Variable") and its wholly owned subsidiaries, Golden American and DSI. After the acquisition, the BT Variable, Inc. name was changed to EIC Variable, Inc. On April 30, 1997, EIC Variable, Inc. was liquidated and its investments in Golden American and DSI were transferred to

108944                          22

Equitable, while the remainder of its net assets were contributed to Golden American. On December 30, 1997, EIC Variable, Inc. was dissolved.

For financial statement purposes, the change in control of Golden
American through the acquisition of BT Variable was accounted for as a purchase effective August 14, 1996. This acquisition resulted in a new basis of accounting reflecting estimated fair values of assets and liabilities at the acquisition date. As a result, the Companies' financial statements included for the period January 1, 1997 through October 24, 1997 are presented on the Post-Acquisition basis of accounting.

The purchase price was allocated to the three companies purchased -- BT Variable, DSI, and Golden American. The allocation of the purchase price to Golden American was approximately $139.9 million. Goodwill of $41.1 million was established for the excess of the acquisition cost over the fair value of the assets and liabilities and attributed to Golden American. At June 30, 1997, goodwill was increased by $1.8 million, due to the adjustment of the value of a receivable existing at the acquisition date. Before the ING merger, goodwill resulting from the acquisition was being amortized over 25 years on a straight-line basis.

THE FIRST NINE MONTHS OF 2000 COMPARED TO THE SAME PERIOD OF 1999

PREMIUMS

                                                                           PERCENTAGE         DOLLAR
NINE MONTHS ENDED SEPTEMBER 30                              2000             CHANGE           CHANGE           1999
                                                         ----------        ----------       -----------     ----------
                                                                              (Dollars in millions)
Variable annuity premiums:
    Separate account.................................    $    682.7          (61.7)%        $ (1,100.8)     $  1,783.5
    Fixed account....................................         503.2           (6.7)              (36.2)          539.4
                                                         ----------          -------        -----------     ----------
Total variable annuity premiums......................       1,185.9          (49.0)           (1,137.0)        2,322.9
Variable life premiums...............................           1.5          (78.3)               (5.5)            7.0
                                                         ----------          -------        -----------     ----------
Total premiums.......................................    $  1,187.4          (49.0)%        $ (1,142.5)     $  2,329.9
                                                         ==========          =======        ===========     ==========

For the Companies' variable contracts, premiums collected are not reported as revenues, but as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment spread and product charges.

Variable annuity separate account premiums decreased 61.7% during the first nine months of 2000 compared to the same period of 1999. This decrease is completely due to premium reductions included in the variable annuity separate account premiums of $1,772.1 million and $72.1, million for the first nine months of 2000 and 1999, respectively, related to modified coinsurance agreements.

Variable life premiums decreased 78.3% in the first nine months of 2000 from the same period of 1999. In August 1999, Golden American discontinued offering variable life products.

Premiums, net of reinsurance, for variable products from a significant broker/dealer having at least ten percent of total sales for the nine months ended September 30, 2000 totaled $139.3 million, or 12% of total premiums ($664.2 million, or 29% from two significant broker/dealers for the nine months ended September 30, 1999).

108944                          23

REVENUES

                                                                           PERCENTAGE         DOLLAR
NINE MONTHS ENDED SEPTEMBER 30                              2000             CHANGE           CHANGE           1999
                                                          ---------        ----------       -----------     ----------
                                                                              (Dollars in millions)
Annuity and interest sensitive
    life product charges.............................     $  106.9              93.7%         $   51.7       $   55.2
Management fee revenue...............................         15.6             130.1               8.8            6.8
Net investment income................................         47.9              12.2               5.2           42.7
Realized losses on investments.......................         (4.5)           (104.5)             (2.3)          (2.2)
Net income from modified coinsurance
    agreements.......................................        220.2           3,184.4             213.8            6.4
Other income.........................................          1.3              30.0               0.3            1.0
                                                          --------           -------          --------       --------
                                                          $  387.4             252.6%         $  277.5       $  109.9
                                                          ========           =======          ========       ========

Total revenues increased 252.6% in the first nine months of 2000 from the same period in 1999. Annuity and interest sensitive life product charges increased 93.7% in the first nine months of 2000 due to additional fees earned from the increasing block of business under management in the variable separate accounts.

Golden American provides certain managerial and supervisory services to Directed Services, Inc. ("DSI"). The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $15.6 million and $6.8 million for the first nine months of 2000 and 1999, respectively. This increase is due to the increasing assets in the variable separate account and renegotiation of the fee paid by DSI to Golden American.

Net investment income increased 12.2% in the first nine months of 2000 due to growth in average invested assets for the first nine months of 2000 as compared to the same period in 1999. The Companies had $4.5 million of realized losses in the first nine months of 2000 on the sale of fixed maturities and the writedown of an impaired investment, compared to losses of $2.2 million in the same period of 1999 resulting from the writedown of two fixed maturities in the second quarter of 1999 and from the sale of investments in the first nine months of 1999.

Net income from modified coinsurance agreements increased by $213.8 million to $220.2 million for the first nine months of 2000 as compared to the first nine months of 1999. This was primarily due to a modified coinsurance agreement which was entered into during the second quarter of 2000, with an affiliate, Equitable Life Insurance Company of Iowa ("Equitable Life"), covering a part of business issued in 2000. This reinsurance agreement contributed $102.9 million to other income in the third quarter of 2000 and $214.7 in the first nine months of 2000, which was offset by a corresponding release of deferred policy acquisition costs and reimbursement of non-deferrable costs related to policies reinsured under this agreement.

EXPENSES

Total insurance benefits and expenses increased $247.6 million, or 255.6%, to $344.5 million in the first nine months of 2000. Interest credited to account balances increased $21.9 million, or 17.4%, to $147.3 million in the first nine months of 2000. The premium credit on the Premium Plus product increased $19.9 million to $105.6 million in the first nine months of 2000. The bonus interest on the fixed account decreased $0.4 million to $7.2 million during the first nine months of 2000. The remaining increase in interest credited relates to lower account balances associated with the Companies' fixed account options within the variable products relative to the balances at September 30, 1999.

Commissions increased $25.5 million, or 19%, to $160.1 million in the first nine months of 2000. Insurance taxes, state licenses, and fees increased $0.7 million, or 20%, to $4.0 million in the first nine months of 2000. Changes in commissions and insurance taxes, state licenses, and fees are generally related to changes in the level and composition of variable product sales. Insurance taxes, state licenses, and fees are impacted by several other factors, which include an increase in FICA taxes primarily due to incentive bonuses. Most costs incurred as the result of new sales are deferred, thus having very little impact on current earnings.

108944                          24

General expenses increased $13.6 million, or 28.7%, to $61.2 million in the first nine months of 2000. Management expects general expenses to continue to increase in 2000 as a result of the emphasis on expanding the salaried wholesaler distribution network, the growth in sales, and the increased amounts in force. The Companies use a network of wholesalers to distribute products, and the salaries and sales bonuses of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies directly with production levels is deferred thus having little impact on current earnings. The increase in general expenses was partially offset by reimbursements received from the following affiliates: DSI, Equitable Life, ING Mutual Funds Management Co., LLC, Security Life of Denver Insurance Company, Southland Life Insurance Company, and United Life & Annuity Insurance Company, for certain advisory, computer, and other resources and services provided by the Companies.

During the first nine months of 2000 and 1999, value of purchased insurance in force ("VPIF") was adjusted to increase amortization by $0.7 million in each period, respectively, to reflect changes in the assumptions related to the timing of estimated gross profits. Amortization of deferred policy acquisition costs ("DPAC") increased $29.8 million, or 151.4%, in the first nine months of 2000. This increase resulted from the deferral of expenses associated with the large sales volume experienced since September 30, 1999. Deferred policy acquisition costs decreased $157.1 million or 64.2% in the first nine months of 2000. During the second quarter of 2000, a modified coinsurance agreement was entered into which resulted in a $213.0 million release of previously deferred policy acquisition costs for the first nine months of 2000. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected net amortization relating to VPIF as of September 30, 2000 is $0.9 million for the remainder of 2000, $3.5 million in 2001, $3.3 million in 2002, $2.8 million in 2003, $2.2 million in 2004, and $1.7 million in 2005. Actual amortization may vary based upon changes in assumptions and experience.

Interest expense increased 169.7%, or $9.4 million, to $15.0 million in the first nine months of 2000. Interest expense on a $25 million surplus note issued December 1996 and expiring December 2026 was $1.5 million for the first nine months of 2000, unchanged from the same period of 1999. Interest expense on a $60 million surplus note issued in December 1998 and expiring December 2028 was $3.3 million for the first nine months of 2000, unchanged from the same period of 1999. Interest expense on a $75 million surplus note, issued September 1999 and expiring September 2029 was $4.4 million for the first nine months of 2000. Interest expense on a $50 million surplus note, issued December 1999 and expiring December 2029 was $3.1 million for the first nine months of 2000. Interest expense on a $35 million surplus note issued December 1999 and expiring December 2029 was $2.3 million for the first nine months of 2000. Golden American also paid $0.4 million in 2000 and $0.7 million in 1999 to ING America Insurance Holdings, Inc. ("ING AIH") for interest on a reciprocal loan agreement. Interest expense on a revolving note payable with SunTrust Bank, Atlanta was $36,000 and $109,000 for the first nine months of 2000 and 1999, respectively.

INCOME

Net income was $18.1 million for the first nine months of 2000, an increase of $14.5 million, or 409.3% from the same period of 1999.

Comprehensive income for
the first nine months of 2000 was $21.8 million, an increase of $21.8 million from comprehensive loss of $18,000 in the same period of 1999.

108944                          25

1999 COMPARED TO 1998

PREMIUMS

                                                                           PERCENTAGE         DOLLAR
FOR THE YEAR ENDED DECEMBER 31                              1999             CHANGE           CHANGE            1998
                                                         ----------        ----------       -----------      ----------
                                                                              (Dollars in millions)
Variable annuity premiums:
    Separate account.................................     $2,511.7            71.9%           $1,050.5        $1,461.2
    Fixed account....................................        770.7            30.9               182.0           588.7
                                                          --------            ----            --------        --------
Total variable annuity premiums......................      3,282.4            60.1             1,232.5         2,049.9
Variable life premiums...............................          8.6           (37.8)               (5.2)           13.8
                                                          --------            ----            --------        --------
Total premiums.......................................     $3,291.0            59.5%           $1,227.3        $2,063.7
                                                          ========            ====            ========        ========

For the Companies' variable contracts, premiums collected are not reported as revenues, but as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment spread and product charges.

Variable annuity separate account premiums increased 71.9% in 1999. The fixed account portion of the Companies' variable annuity premiums increased 30.9% in 1999. These increases resulted from increased sales of the Premium Plus variable annuity product.

Variable life premiums decreased 37.8% in 1999. In August 1999, Golden American discontinued offering variable life products.

Premiums, net of reinsurance, for
variable products from two significant broker/dealers each having at least ten percent of total sales for the year ended December 31, 1999 totaled $918.4 million, or 28% of premiums compared to $528.9 million, or 26%, from two significant broker/dealers for the year ended December 31, 1998.

REVENUES

                                                                           PERCENTAGE         DOLLAR
FOR THE YEAR ENDED DECEMBER 31                              1999             CHANGE           CHANGE           1998
                                                         ----------        ----------       -----------     ----------
                                                                              (Dollars in millions)
Annuity and interest sensitive life product
    charges..........................................     $  82.9            112.0%            $43.8           $39.1
Management fee revenue...............................        10.1            112.5               5.3             4.8
Net investment income................................        59.2             39.3              16.7            42.5
Realized gains (losses) on investments...............        (2.9)            96.1              (1.4)           (1.5)
Other income.........................................        10.8             94.4               5.2             5.6
                                                          -------             ----             -----           -----
                                                          $ 160.1             77.0%            $69.6           $90.5
                                                          =======             ====             =====           =====

Total revenues increased 77.0%, or $69.6 million, to $160.1 million in 1999. Annuity and interest sensitive life product charges increased 112.0%, or $43.8 million, to $82.9 million in 1999, primarily due to additional fees earned from the increasing block of business in the separate accounts.

Golden American provides certain managerial and supervisory services to DSI. The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $10.1 million for 1999 and $4.8 million for 1998.

Net investment income increased 39.3%, or $16.7 million, to $59.2 million in 1999 from $42.5 million in 1998, due to growth in invested assets from December 31, 1998, increasing interest rates, and a relative increase in below investment grade investments.

108944                          26

During 1999, the Company had net realized losses on investments of $2.9 million, which includes a $1.6 million write down of two impaired fixed maturities, compared to net realized losses on investments of $1.5 million in 1998 which included a $1.0 million write down of two impaired fixed maturities.

Other income increased $5.2 million to $10.8 million in 1999, due primarily to income received under a modified coinsurance agreement with an unaffiliated reinsurer.

EXPENSES

                                                                           PERCENTAGE         DOLLAR
FOR THE YEAR ENDED DECEMBER 31                              1999             CHANGE          CHANGE            1998
                                                        ----------        ----------       -----------     ----------
                                                                              (Dollars in millions)
Insurance benefits and expenses: Annuity and interest sensitive life benefits:

      Interest credited to account balances..........     $ 175.9              85.4%          $  81.0        $   94.9
      Benefit claims incurred in excess of
        account balances.............................         6.3             200.2               4.2             2.1
    Underwriting, acquisition, and insurance
      expenses:
      Commissions....................................       188.4              55.5              67.2           121.2
      General expenses...............................        60.2              60.2              22.6            37.6
      Insurance taxes, state licenses, and fees......         4.0              (4.0)             (0.1)            4.1
      Policy acquisition costs deferred..............      (346.4)             75.1            (148.6)         (197.8)
      Amortization:
        Deferred policy acquisition costs............        33.1             543.3              28.0             5.1
        Value of purchased insurance in force........         6.2              32.0               1.5             4.7
        Goodwill.....................................         3.8                --                --             3.8
                                                          -------              ----           -------        --------
                                                          $ 131.5              73.7%          $  55.8        $   75.7
                                                          =======              ====           =======        ========


Total insurance benefits and expenses increased 73.7%, or $55.8 million, in 1999 from $75.7 million in 1998. Interest credited to account balances increased 85.4%, or $81.0 million, in 1999 from $94.9 million in 1998. The premium credit on the Premium Plus variable annuity product increased $69.3 million to $123.8 million at December 31, 1999. The bonus interest on the fixed account increased $3.0 million to $10.9 million at December 31, 1999. The remaining increase in interest credited relates to higher account balances associated with the Companies' fixed account options within the variable products.

Commissions increased 55.5%, or $67.2 million, in 1999 from $121.2 million in 1998. Insurance taxes, state licenses, and fees decreased 4.0%, or $0.1 million, in 1999 from $4.1 million in 1998. Changes in commissions and insurance taxes, state licenses, and fees are generally related to changes in the level and composition of variable product sales. Insurance taxes, state licenses, and fees are impacted by several other factors, which include an increase in FICA taxes primarily due to bonuses and expenses for the triennial insurance department examination of Golden American, which were offset by a decrease in 1999 of guaranty fund assessments paid. Most costs incurred as the result of sales have been deferred, thus having very little impact on current earnings.

General expenses increased 60.2%, or $22.6 million, in 1999 from $37.6 million in 1998. Management expects general expenses to continue to increase in 2000 as a result of the emphasis on expanding the salaried wholesaler distribution network and the growth in sales. The Companies use a network of wholesalers to distribute products, and the salaries and sales bonuses of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies directly with production levels is deferred thus having little impact on current earnings. The increase in general expenses was partially offset by reimbursements received from DSI, Equitable Life, ING Mutual Funds Management Co., LLC, an affiliate, Security Life of Denver Insurance Company, an affiliate, Southland Life Insurance Company, an affiliate, and United Life & Annuity Insurance Company, an affiliate, for certain advisory, computer, and other resources and services provided by Golden American.

108944                          27

The Companies' previous balances of deferred policy acquisition costs ("DPAC"), value of purchased insurance in force ("VPIF"), and unearned revenue reserve were eliminated and a new asset of $44.3 million representing VPIF was established for all policies in force at the merger date. During 1999, VPIF was adjusted to increase amortization by $0.7 million to reflect changes in the assumptions related to the timing of estimated gross profits. During 1998, VPIF decreased $2.7 million to adjust the value of other receivables and increased $0.2 million as a result of an adjustment to the merger costs. During 1998, VPIF was adjusted to reduce amortization by $0.2 million to reflect changes in the assumptions related to the timing of future gross profits. Amortization of DPAC increased $28.0 million, or 543.3%, in 1999. This increase resulted from growth in policy acquisition costs deferred from $197.8 million at December 31, 1998 to $346.4 million at December 31, 1999, which was generated by expenses associated with the large sales volume experienced since December 31, 1998. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VPIF as of December 31, 1999 is $4.0 million in 2000, $3.6 million in 2001, $3.3 million in 2002, $2.8 million in 2003, and $2.3 million in 2004. Actual amortization may vary based upon changes in assumptions and experience.

Interest expense increased 102.6%, or $4.5 million, in 1999 from $4.4 million in 1998. Interest expense on a $25 million surplus note issued December 1996 and expiring December 2026 was $2.1 million for the year ended December 31, 1999, unchanged from the same period of 1998. Interest expense on a $60 million surplus note issued in December 1998 and expiring December 2028 was $4.3 million for the year ended December 31, 1999. Interest expense on a $75 million surplus note, issued September 30, 1999 and expiring September 29, 2029 was $1.5 million for the year ended December 31, 1999. Golden American also paid $0.8 million in 1999 and $1.8 million in 1998 to ING America Insurance Holdings, Inc. ("ING AIH") for interest on a reciprocal loan agreement. Interest expense on a revolving note payable with SunTrust Bank, Atlanta was $0.2 million and $0.3 million for the years ended December 31, 1999 and 1998, respectively. In addition, Golden American incurred interest expense of $0.2 million in 1998 on a line of credit with Equitable.

INCOME

Net income for 1999 was $11.2 million, an increase of $6.1 million from $5.1 million for 1998.

Comprehensive income for 1999 was $3.0 million, a decrease of $0.9 million from comprehensive income of $3.9 million for 1998.

1998 COMPARED TO 1997

The following analysis combines Post-Merger and Post-Acquisition activity for 1997.

PREMIUMS

                                                 POST-MERGER          COMBINED        POST-MERGER     POST-ACQUISITION

                                               -----------------  ----------------- ----------------  -----------------

                                                                                    For the Period     For the Period
                                                                                      October 25,        January 1,
                                                 For the Year       For the Year         1997               1997
                                                   ended              ended            through             through
                                                 December 31,       December 31,     December 31,        October 24,
                                                     1998               1997             1997               1997

                                               -----------------  ----------------- ----------------  -----------------
                                                                        (Dollars in millions)
Variable annuity premiums:
    Separate account........................     $  1,513.3           $   291.2        $   111.0          $   180.2
    Fixed account...........................          588.7               318.0             60.9              257.1
                                                 ----------           ---------        ---------          ---------
                                                    2,102.0               609.2            171.9              437.3
Variable life premiums......................           13.8                15.6              1.2               14.4
                                                 ----------           ---------        ---------          ---------
Total premiums..............................     $  2,115.8           $   624.8        $   173.1          $   451.7
                                                 ==========           =========        =========          =========

For the Companies' variable contracts, premiums collected are not reported as revenues, but are reported as deposits to insurance liabilities. Revenues for these products are recognized over time in the form of investment income and product charges.

108944                          28

Variable annuity separate account premiums increased 419.7% in 1998 primarily due to increased sales of the Premium Plus product introduced in October of 1997 and the increased sales levels of the Companies' other products. The fixed account portion of the Companies' variable annuity premiums increased 85.1% in 1998. Variable life premiums decreased 11.4% in 1998. Total premiums increased 238.7% in 1998.

During 1998, the Companies' sales were further diversified among broker/dealers. Premiums, net of reinsurance, for variable products from two significant broker/dealers having at least ten percent of total sales for the year ended December 31, 1998 totaled $528.9 million, or 26% of premiums ($328.2 million, or 53% from two significant broker/dealers for the year ended December 31, 1997).

REVENUES

                                                 POST-MERGER          COMBINED        POST-MERGER     POST-ACQUISITION
                                               -----------------  ----------------- ----------------  -----------------

                                                                                    For the Period     For the Period
                                                                                      October 25,     January 1,
                                                 For the Year       For the Year         1997               1997
                                                    ended              ended            through           through
                                                 December 31,       December 31,     December 31,     October 24,
                                                     1998               1997             1997               1997

                                               -----------------  ----------------- ----------------  -----------------

                                                                        (Dollars in millions)
Annuity and interest sensitive life
    product charges.........................     $    39.1            $    22.1        $     3.8          $    18.3
Management fee revenue......................           4.8                  2.8              0.5                2.3
Net investment income.......................          42.5                 26.8              5.1               21.7
Realized gains (losses)
    on investments..........................          (1.5)                 0.1               --                0.1
Other income................................           5.6                  0.7              0.3                0.4
                                                 ----------           ---------        ---------          ---------
                                                 $    90.5            $    52.5        $     9.7          $    42.8
                                                 ==========           =========        =========          =========

Total revenues increased 72.3%, or $38.0 million, to $90.5 million in 1998. Annuity and interest sensitive life product charges increased 76.8%, or $17.0 million, to $39.1 million in 1998 due to additional fees earned from the increasing block of business under management in the separate accounts and an increase in surrender charge revenues. This increase was partially offset by the elimination of the unearned revenue reserve related to in force acquired business at the merger date, which resulted in lower annuity and interest sensitive life product charges compared to Post-Acquisition levels.

Golden American provides certain managerial and supervisory services to DSI. The fee paid to Golden American for these services, which is calculated as a percentage of average assets in the variable separate accounts, was $4.8 million for 1998 and $2.8 million for 1997.

Net investment income increased 58.6%, or $15.7 million, to $42.5 million in 1998 from $26.8 million in 1997 due to growth in invested assets. During 1998, the Company had net realized losses on investments of $1.5 million, which included a $1.0 million write down of two impaired bonds, compared to gains of $0.1 million in 1997. Other income increased $4.9 million to $5.6 million in 1998 due primarily to income received under a modified coinsurance agreement with an unaffiliated reinsurer as a result of increased sales.

108944                          29

EXPENSES

                                                 POST-MERGER          COMBINED        POST-MERGER     POST-ACQUISITION

                                               -----------------  ----------------- ----------------  -----------------

                                                                                    For the Period     For the Period
                                                                                      October 25,         January 1,
                                                 For the Year       For the Year         1997               1997
                                                    ended              ended            through           through
                                                 December 31,       December 31,     December 31,        October 24,
                                                     1998               1997             1997               1997

                                               -----------------  ----------------- ----------------  -----------------
                                                                        (Dollars in millions)

Insurance benefits and expenses:
  Annuity and interest sensitive
    life benefits:
    Interest credited to account
      balances..............................     $    94.9            $   26.7         $    7.4           $   19.3
    Benefit claims incurred in excess
      of account balances...................           2.1                 0.1                --               0.1
  Underwriting, acquisition, and insurance expenses:

    Commissions.............................         121.2                36.3              9.4               26.9
    General expenses........................          37.6                17.3              3.4               13.9
    Insurance taxes.........................           4.1                 2.3              0.5                1.8
    Policy acquisition costs deferred.......        (197.8)              (42.7)           (13.7)             (29.0)
    Amortization:
      Deferred policy acquisition costs.....           5.1                 2.6              0.9                1.7
      Value of purchased insurance
       in force.............................           4.7                 6.1              0.9                5.2
      Goodwill..............................           3.8                 2.0              0.6                1.4
                                                 ---------            ---------        ---------          ---------
                                                 $    75.7            $    50.7        $     9.4          $    41.3
                                                 =========            =========        =========          =========

Total insurance benefits and expenses increased 49.2%, or $25.0 million, in 1998 from $50.7 million in 1997. Interest credited to account balances increased 255.4%, or $68.2 million, in 1998 from $26.7 in 1997. The extra credit bonus on the Premium Plus product introduced in October of 1997 generated a $51.6 million increase in interest credited during 1998 compared to 1997. The remaining increase in interest credited related to higher account balances associated with the Companies' fixed account option within its variable products.

Commissions increased 234.2%, or $84.9 million, in 1998 from $36.3 million in 1997. Insurance taxes increased 77.0%, or $1.8 million, in 1998 from $2.3 million in 1997. Changes in commissions and insurance taxes are generally related to changes in the level of variable product sales. Insurance taxes are impacted by several other factors, which include an increase in FICA taxes primarily due to bonuses. Most costs incurred as the result of new sales including the extra credit bonus were deferred, thus having very little impact on current earnings.

General expenses increased 117.7%, or $20.3 million, in 1998 from $17.3 million in 1997. Management expects general expenses to continue to increase in 1999 as a result of the emphasis on expanding the salaried wholesaler distribution network. The Companies use a network of wholesalers to distribute products and the salaries of these wholesalers are included in general expenses. The portion of these salaries and related expenses that varies with production levels is deferred thus having little impact on current earnings. The increase in general expenses was partially offset by reimbursements received from Equitable Life, an affiliate, for certain advisory, computer and other resources and services provided by Golden American.

At the merger date, the Companies' deferred policy acquisition costs ("DPAC"), previous balance of value of purchased insurance in force ("VPIF") and unearned revenue reserve were eliminated and a new asset of $44.3 million representing VPIF was established for all policies in force at the merger date. During 1998, VPIF was adjusted to reduce amortization by $0.2 million to reflect changes in the assumptions related to the timing of future gross profits. VPIF decreased $2.6 million in the second quarter of 1998 to adjust the value of other

108944                          30
receivables recorded at the time of merger and increased $0.2 million in the first quarter of 1998 as the result of an adjustment to the merger costs. The amortization of VPIF and DPAC increased $1.1 million, or 13.0%, in 1998. During the second quarter of 1997, VPIF was adjusted by $2.3 million to reflect narrower spreads than the gross profit model assumed.

Amortization of goodwill for the year ended December 31, 1998 totaled
$3.8 million compared to $2.0 million for the year ended December 31, 1997.

Interest expense on the $25 million surplus note issued
December 1996 and expiring December 2026 was $2.1 million for the year ended December 31, 1998, unchanged from the same period of 1997. In addition, Golden American incurred interest expense of $0.2 million in 1998 compared to $0.5 million in 1997 on the line of credit with Equitable which was repaid with a capital contribution. Golden American also paid $1.8 million in 1998 to ING America Insurance Holdings, Inc. ("ING AIH") for interest on the reciprocal loan agreement. Interest expense on the revolving note payable with SunTrust Bank, Atlanta was $0.3 million for the year ended December 31, 1998.

INCOME

Net income for 1998 was $5.1 million, an increase of $4.8 million from $0.3 million in 1997.

Comprehensive income for 1998 was $3.9 million, an increase of $1.8 million from $2.1 million in 1997.

                               FINANCIAL CONDITION

RATINGS. Currently, the Companies' ratings are A+ by A. M. Best Company, AAA by Duff & Phelps Credit Rating Company, and AA+ by Standard & Poor's Rating Services ("Standard & Poor's").

INVESTMENTS. The financial statement carrying value and amortized cost basis of the Companies' total investments decreased slightly during the first nine months of 2000. All of the Companies' investments, other than mortgage loans on real estate, are carried at fair value in the Companies' financial statements. The decrease in the carrying value of the Companies' investment portfolio was due to changes in unrealized appreciation and depreciation of investments offset by net sales. The decrease in the cost basis of the Companies' investment portfolio resulted from net transfers to the separate accounts. The Companies manage the growth of insurance operations in order to maintain adequate capital ratios. To support the fixed account options of the Companies' variable insurance products, cash flow is invested primarily in fixed maturities and mortgage loans on real estate.

At September 30, 2000, the Companies had no investments in default. At September 30, 2000, the Companies' investments had a yield of 6.7%. The Companies estimate the total investment portfolio, excluding policy loans, had a fair value approximately equal to 98.3% of amortized cost value at September 30, 2000.

FIXED MATURITIES: At September 30, 2000, the Companies had fixed maturities with an amortized cost of $798.9 million and an estimated fair value of $784.8 million. The Companies classify 100% of securities as available for sale. Net unrealized depreciation of fixed maturities of $14.1 million was comprised of gross appreciation of $1.7 million and gross depreciation of $15.8 million. Net unrealized holding losses on these securities, net of adjustments for VPIF, DPAC, and deferred income taxes of $4.9 million, were included in stockholder's equity at September 30, 2000.

The individual securities in the Companies' fixed maturities portfolio (at amortized cost) include investment grade securities, which include securities issued by the U.S. government, its agencies, and corporations that are rated at least A- by Standard & Poor's Rating Services ("Standard & Poor's") ($527.7 million or 66.0%), that are rated BBB+ to BBB- by Standard & Poor's ($130.1 million or 16.3%), and below investment grade securities, which are securities issued by corporations that are rated BB+ to B-by Standard & Poor's ($53.0 million or 6.5%). Securities not rated by Standard & Poor's had a National Association of Insurance Commissioners ("NAIC") rating of 1, 2, 3, 4, or 5 ($88.1 million or 11.6%). The Companies' fixed maturity investment portfolio had a combined yield at amortized cost of 6.7% at September 30, 2000.

108944                          31

Fixed maturities rated BBB+ to BBB- may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturities.

At September 30, 2000, the amortized cost value of the Companies' total investments in below investment grade securities, excluding mortgage-backed securities, was $71.5 million, or 7.0%, of the Companies' investment portfolio. The Companies intend to purchase additional below investment grade securities, but do not expect the percentage invested in such securities to exceed 10% of the investment portfolio. At September 30, 2000, the yield at amortized cost on the Companies' below investment grade portfolio was 8.1% compared to 6.5% for the Companies' investment grade corporate bond portfolio. The Companies estimate the fair value of the below investment grade portfolio was $67.5 million, or 94.4% of amortized cost value, at September 30, 2000.

Below investment grade securities have different characteristics than investment grade corporate debt securities. Risk of loss upon default by the borrower is significantly greater with respect to below investment grade securities than with other corporate debt securities. Below investment grade securities are generally unsecured and are often subordinated to other creditors of the issuer. Also, issuers of below investment grade securities usually have higher levels of debt and are more sensitive to adverse economic conditions, such as a recession or increasing interest rates, than are investment grade issuers. The Companies attempt to reduce the overall risk in the below investment grade portfolio, as in all investments, through careful credit analysis, strict investment policy guidelines, and diversification by company and by industry.

The Companies analyze the investment portfolio, including below investment grade securities, at least quarterly in order to determine if the Companies' ability to realize the carrying value on any investment has been impaired. For debt and equity securities, if impairment in value is determined to be other than temporary (i.e. if it is probable the Companies will be unable to collect all amounts due according to the contractual terms of the security), the cost basis of the impaired security is written down to fair value, which becomes the new cost basis. The amount of the write-down is included in earnings as a realized loss. Future events may occur, or additional or updated information may be received, which may necessitate future write-downs of securities in the Companies' portfolio. Significant write-downs in the carrying value of investments could materially adversely affect the Companies' net income in future periods.

During the first nine months of 2000, fixed maturities designated as available for sale with a combined amortized cost of $163.3 million were sold, called, or repaid by their issuers. In total, net pre-tax losses from sales, calls, and repayments of fixed maturity investments amounted to $4.5 million in the first nine months of 2000.

During the second quarter of
2000, Golden American determined that the carrying value of an impaired bond exceeded its estimated net realizable value. As a result, at June 30, 2000, Golden American recognized a total pre-tax loss of approximately $142,000 to reduce the carrying value of the bond to its net realizable value of $329,000.

EQUITY SECURITIES: Equity securities represent 0.9% of the Companies' investment portfolio. At September 30, 2000, the Companies owned equity securities with a cost of $9.7 million and an estimated fair value of $8.8 million. Net unrealized depreciation of equity securities was comprised entirely of gross depreciation of $0.9 million. Equity securities are comprised of investments in shares of mutual funds underlying the Companies' registered separate accounts.

MORTGAGE LOANS ON REAL ESTATE: Mortgage loans on real estate represent 10.1% of the Companies' investment portfolio.
Mortgages outstanding were $104.5 million at September 30, 2000 with an estimated fair value of $102.4 million. The Companies' mortgage loan portfolio is comprised of 59 loans with an average size of $1.8 million and average seasoning of 0.6 years if weighted by the number of loans. The Companies' mortgage loans on real estate are typically secured by occupied buildings in major metropolitan locations and not speculative developments and are diversified by type of property and geographic location. At September 30, 2000, the yield on the Companies' mortgage loan portfolio was 7.3%.

108944                          32

At September 30, 2000, no mortgage loan on real estate was delinquent by 90 days or more. The Companies' loan investment strategy is consistent with other life insurance subsidiaries of ING in the United States. The insurance subsidiaries of EIC have experienced a historically low default rate in their mortgage loan portfolios.

OTHER ASSETS. DPAC represents certain deferred costs of acquiring new insurance business, principally first year commissions and interest bonuses, premium credits, and other expenses related to production after October 24, 1997 ("ING merger date"). The Companies' previous balances of DPAC and VPIF were eliminated as of the ING merger date, and an asset representing VPIF was established for all policies in force at the ING merger date. VPIF is amortized into income in proportion to the expected gross profits of in force acquired business in a manner similar to DPAC amortization. Any expenses which vary directly with the sales of the Companies' products are deferred and amortized. During the second quarter of 2000, a modified coinsurance agreement was entered into which resulted in a $213.0 million release of previously deferred policy acquisition costs. At September 30, 2000, the Companies had DPAC and VPIF balances of $564.0 million and $28.9 million, respectively.

Goodwill totaling $151.1 million, representing the excess of the acquisition cost over the fair value of net assets acquired, was established as a result of the merger with ING. Accumulated amortization of goodwill through September 30, 2000 was $11.0 million.

Due from affiliates increased $9.2 million or 1438.4% to $9.8 million during the first nine months of 2000. This is mainly due to an increased receivable for management fee revenues. The increase is due to higher management fees in the current year as well as the timing of the receivable settlement.

Other assets increased $1.2 million from December 31, 1999, due to an increase in the receivable for securities sold and an increase in prepaid expenses.

At September 30, 2000, the Companies had $10.0 billion of separate account assets compared to $7.6 billion at December 31, 1999. The increase in separate account assets resulted from market appreciation, transfers from the fixed account options, and sales of the Companies' variable annuity products, net of redemptions.

At September 30, 2000, the Companies had total assets of $11.8 billion, a 26.0% increase from December 31, 1999.

LIABILITIES. Future policy benefits for annuity and interest sensitive life products decreased 9.1%, to $939.0 million due to net transfers to the variable accounts. Market appreciation, net transfers from the fixed account to the variable account options, and premiums, net of redemptions, accounted for the $2.4 billion, or 32.1%, increase in separate account liabilities to $10.0 billion at September 30, 2000.

On December 30, 1999, Golden American issued a $50 million, 8.179% surplus note to Equitable Life, which matures on December 29, 2029. On December 8, 1999, Golden American issued a $35 million, 8.0% surplus note to First Columbine Life Insurance Company, an affiliate, which matures on December 7, 2029. On September 30, 1999, Golden American issued a $75 million, 7.75% surplus note to ING AIH, which matures on September 29, 2029. On December 30, 1999, ING AIH assigned the surplus note to Equitable Life. On December 30, 1998, Golden American issued a $60 million, 7.2% surplus note to Equitable Life, which matures on December 29, 2028. On December 17, 1996, Golden American issued a $25 million, 8.2% surplus note to Equitable of Iowa Companies, which matures on December 17, 2026. As a result of the ING merger, the surplus note is now payable to EIC.

Due to affiliates increased $12.5 million or 98.1% to $25.1 million during the first nine months of 2000. This is mainly due to the overpayment of the cash settlement for the modified co-insurance agreement with a related party.

Other liabilities decreased $5.9 million or 11.1% to $47.3 million during the first nine months of 2000 due to the timing of account transfers, as well as the timing of the settlement of investment transactions.

In conjunction with the volume of variable annuity sales, the Companies' total liabilities increased $2.3 billion, or 26.3%, during the first nine months of 2000 and totaled $11.3 billion at September 30, 2000.

108944                          33

The effects of inflation and changing prices on the Companies' financial position are not material since insurance assets and liabilities are both primarily monetary and remain in balance. An effect of inflation, which has been low in recent years, is a decline in stockholder's equity when monetary assets exceed monetary liabilities.

STOCKHOLDER'S EQUITY. Additional paid-in capital increased $80.0 million, or 17.1%, from December 31, 1999 to $548.6 million at September 30, 2000, due to a capital contribution from the Parent.

                         LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of the Companies to generate sufficient cash flows to meet the cash requirements of operating, investing, and financing activities. The Companies' principal sources of cash are variable annuity premiums and product charges, investment income, maturing investments, proceeds from debt issuance, and capital contributions made by the Parent. Primary uses of these funds are payments of commissions and operating expenses, interest and premium credits, investment purchases, repayment of debt, as well as withdrawals and surrenders.

Net cash provided by operating activities was $142.9 million in the first nine months of 2000 compared to net cash used of $60.0 million in the same period of 1999. The Companies have predominantly had negative cash flows from operating activities since Golden American started issuing variable insurance products in 1989. These negative operating cash flows result primarily from the funding of commissions and other deferrable expenses related to the continued growth in the variable annuity products. However, during the first nine months of 2000, Golden American received $214.7 million in conjunction with the modified coinsurance agreement with an affiliate, resulting in positive cash flow from operating activities.

Net cash provided by investing activities was $15.0 million during the first nine months of 2000 as compared to net cash used of $111.3 million in the same period of 1999. This change from prior year is primarily due to net sales of fixed maturities and equity securities, the net repayment of policy loans and a reduction in purchases of property and equipment. These sources of cash were partially offset by an increase in net purchases of short-term investments and mortgages during the first nine months of 2000 as compared to the same period in 1999. Net sales of fixed maturities reached $53.1 million during the first nine months of 2000 compared to net purchases of $79.7 million in the same period of 1999. Net purchases of short term investments reached $37.6 million in the first nine months of 2000 versus $25.4 million during the same period in 1999. Net purchases of mortgage loans on real estate were $4.7 million during the first nine months of 2000 versus net sales of $3.2 million during the first nine months of 1999.

Net cash used in financing activities was $162.4 million during the first nine months of 2000 compared to net cash provided by financing activities of $177.5 million during the same period in 1999. The net reallocations to the Companies' separate accounts, which increased to $620.6 million from $439.2 million during the prior year, contributed to the increased use of cash in financing activities. The issue of surplus notes of $75.0 million in September, 1999 also added to the decrease of cash flow from financing activities, as did a decrease in capital contributions of $20.0 million to $80.0 million in the first nine months of 2000.

The Companies' liquidity position is managed by maintaining adequate levels of liquid assets, such as cash or cash equivalents and short-term investments. Additional sources of liquidity include borrowing facilities to meet short-term cash requirements. Golden American maintains a $65.0 million reciprocal loan agreement with ING AIH and the Companies have established an $85.0 million revolving note facility with SunTrust Bank, Atlanta which expired on July 31, 2000. As of July 31, 2000, the SunTrust Bank, Atlanta revolving note facility was extended to July 30, 2001. Management believes these sources of liquidity are adequate to meet the Companies' short-term cash obligations.

Based on current trends, the Companies expect to continue to use net cash in operating activities, given the continued growth of the variable annuity sales. It is anticipated that a continuation of capital contributions from the Parent, the issuance of additional surplus notes, and/or modified coinsurance agreements will cover these net cash outflows. ING AIH is committed to the sustained growth of Golden American. During 2000, ING AIH will maintain Golden American's statutory capital and surplus at the end of each quarter at a level

108944                          34
such that: 1) the ratio of Total Adjusted Capital divided by Company Action Level Risk Based Capital exceeds 300%; 2) the ratio of Total Adjusted Capital (excluding surplus notes) divided by Company Action Level Risk Based Capital exceeds 200%; and 3) Golden American's statutory capital and surplus exceeds the "Amounts Accrued for Expense Allowances Recognized in Reserves" as disclosed on page 3, Line 13A of Golden American's statutory statement.

During the first quarter of 1999, Golden American's operations were moved to a new site in West Chester, Pennsylvania. Golden American occupies 105,000 square feet of leased space; an affiliate occupies 20,000 square feet. Golden American's New York subsidiary is housed in leased space in New York, New York. The Companies intend to spend approximately $0.5 million on capital needs during the remainder of 2000.

The ability of Golden American to pay dividends to its Parent is restricted. Prior approval of insurance regulatory authorities is required for payment of dividends to the stockholder which exceed an annual limit. During 2000, Golden American cannot pay dividends to its Parent without prior approval of statutory authorities.

Under the provisions of the insurance laws of the State of New York, First Golden cannot distribute any dividends to its stockholder, Golden American, unless a notice of its intent to declare a dividend and the amount of the dividend has been filed with the New York Insurance Department at least thirty days in advance of the proposed declaration. If the Superintendent of the New York Insurance Department finds the financial condition of First Golden does not warrant the distribution, the Superintendent may disapprove the distribution by giving written notice to First Golden within thirty days after the filing. The management of First Golden does not anticipate paying dividends to Golden American during 2000.

The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to monitor the capitalization of insurance companies based upon the type and mixture of risks inherent in a company's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. The Companies have complied with the NAIC's risk-based capital reporting requirements. Amounts reported indicate the Companies have total adjusted capital well above all required capital levels.

REINSURANCE. At September 30, 2000, Golden American had reinsurance treaties with four unaffiliated reinsurers and one affiliated reinsurer covering a significant portion of the mortality risks under its variable contracts. Golden American remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements.

On June 30, 2000, effective
January 1, 2000, Golden American entered into a modified coinsurance agreement with Equitable Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued in 2000, excluding those with an interest rate guarantee.

The reinsurance treaties that covered the nonstandard minimum guaranteed death benefits for new business have been terminated for business issued after December 31, 1999. The Companies are currently pursuing additional alternative reinsurance arrangements for new business issued after December 31, 1999. There can be no assurance that such alternative arrangements will be available. The reinsurance covering business in force at December 31, 1999 will continue to apply in the future.

IMPACT OF YEAR 2000. In prior years, the Companies discussed the nature and progress of plans to become Year 2000 ready. In late 1999, the Companies completed remediation and testing of systems. As a result of those planning and implementation efforts, the Companies experienced no significant disruptions in mission critical information technology and non-information technology systems and believe those systems successfully responded to the Year 2000 date change. The Companies are not aware of any material problems resulting from Year 2000 issues, either with products, internal systems, or the products and services of third parties. The Companies will continue to monitor mission critical computer applications and those of suppliers and vendors throughout the Year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

108944                          35

                         MARKET RISK AND RISK MANAGEMENT

Asset/liability management is integrated into many aspects of the Companies' operations, including investment decisions, product development, and crediting rates determination. As part of the risk management process, different economic scenarios are modeled, including cash flow testing required for insurance regulatory purposes, to determine that existing assets are adequate to meet projected liability cash flows. Key variables include contractholder behavior and the variable separate accounts' performance.

Contractholders bear the majority of the investment risks related to the variable insurance products. Therefore, the risks associated with the investments supporting the variable separate accounts are assumed by contractholders, not by the Companies (subject to, among other things, certain minimum guarantees). The Companies' products also provide certain minimum death benefits that depend on the performance of the variable separate accounts. Currently, the majority of death benefit risks are reinsured, which protects the Companies from adverse mortality experience and prolonged capital market decline.

A surrender, partial withdrawal, transfer, or annuitization made prior to the end of a guarantee period from the fixed account may be subject to a market value adjustment. As the majority of the liabilities in the fixed account are subject to market value adjustment, the Companies do not face a material amount of market risk volatility. The fixed account liabilities are supported by a portfolio principally composed of fixed rate investments that can generate predictable, steady rates of return. The portfolio management strategy for the fixed account considers the assets available for sale. This enables the Companies to respond to changes in market interest rates, changes in prepayment risk, changes in relative values of asset sectors and individual securities and loans, changes in credit quality outlook, and other relevant factors. The objective of portfolio management is to maximize returns, taking into account interest rate and credit risks, as well as other risks. The Companies' asset/liability management discipline includes strategies to minimize exposure to loss as interest rates and economic and market conditions change.

On the basis of these analyses, management believes there is no material solvency risk to the Companies. With respect to a 10% drop in equity values from June 30, 2000 levels, variable separate account funds, which represent 90% of the in force, pass the risk in underlying fund performance to the contractholder (except for certain minimum guarantees). With respect to interest rate movements up or down 100 basis points from June 30, 2000 levels, the remaining 10% of the in force are fixed account funds and almost all of these have market value adjustments which provide significant protection against changes in interest rates.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Any forward-looking statement contained herein or in any other oral or written statement by the Companies or any of their officers, directors, or employees is qualified by the fact that actual results of the Companies may differ materially from such statement, among other risks and uncertainties inherent in the Companies' business, due to the following important factors:

       1. Prevailing interest rate levels and stock market performance, which may affect the ability of the Companies to sell their products, the market value and liquidity of the Companies' investments, fee revenue, and the lapse rate of the Companies' policies, notwithstanding product design features intended to enhance persistency of the Companies' products.

       2. Changes in the federal income tax laws and regulations, which may affect the tax status of the Companies' products.

       3. Changes in the regulation of financial services, including bank sales and underwriting of insurance products, which may affect the competitive environment for the Companies' products.

       4.    Increasing competition in the sale of the Companies' products.

       5. Other factors that could affect the performance of the Companies, including, but not limited to, market conduct claims, litigation, insurance industry insolvencies, availability of competitive reinsurance on new business, investment performance of the underlying portfolios of the variable

108944                          36
             products, variable product design, and sales volume by significant sellers of the Companies' variable products.

                                OTHER INFORMATION

SEGMENT INFORMATION. During the period since the acquisition by Bankers Trust, September 30, 1992 to date of this Prospectus, Golden American's operations consisted of one business segment, the sale of variable insurance products. Golden American and its affiliate DSI are party to in excess of 480 sales agreements with broker-dealers, five of whom, DSI, Locust Street Securities, Inc., Vestax Securities Corporation, IFG Network Securities, Inc. and Multi-Financial Securities Corporation, are affiliates of Golden American. During the first nine months of 2000, one broker-dealer produced 10% or more of Golden American's product sales (two broker-dealers as of December 31, 1999).

REINSURANCE. On June 30, 2000, effective January 1, 2000, Golden American entered into a modified coinsurance agreement with Equitable Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued in 2000, excluding those with an interest rate guarantee. The accompanying financial statements are presented net of the effects of the agreement.

RESERVES. In accordance with the life insurance laws and regulations under which Golden American operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on outstanding Contracts. Reserves, based on valuation mortality tables in general use in the United States, where applicable, are computed to equal amounts which, together with interest on such reserves computed annually at certain assumed rates, make adequate provision according to presently accepted actuarial standards of practice, for the anticipated cash flows required by the contractual obligations and related expenses of Golden American.

COMPETITION. Golden American is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products comparable to those of Golden American. There are approximately 2,350 stock, mutual and other types of insurers in the life insurance business in the United States, a substantial number of which are significantly larger than Golden American.

The Companies have a service agreement with Equitable Life, in which Equitable Life provides administrative and financial services. Under this agreement, the Companies incurred expenses of $339,000 in the third quarter of 2000 and $1,006,000 for the first nine months of 2000 ($50,000 and $855,000, respectively, for the same periods of 1999).

Golden American provides certain
managerial and supervisory services to DSI. The fee paid by DSI for these services is calculated as a percentage of average assets in the variable separate accounts. For the third quarter and nine months ended September 30, 2000, the fee was $6.5 million and $15.6 million respectively ($2.7 million and $6.8 million respectively, for the same periods of 1999).

The Companies have an asset management agreement with ING Investment Management LLC ("ING IM"), an affiliate, in which ING IM provides asset management and accounting services. Under the agreement, the Companies record a fee based on the value of the assets managed by ING IM. The fee is payable quarterly. For the third quarter and first nine months of 2000, the Companies incurred fees of $596,000 and $870,000, respectively, under this agreement ($523,000 and $1.6 million, respectively for the same periods of 1999).

Golden American provides certain advisory, computer and other resources and services to Equitable Life. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $1.5 million for the third quarter of 2000 and $4.8 million for the first nine months of 2000 ($237,000 and $898,000, respectively, for the same periods of 1999).

The Companies provide resources and services to DSI. Revenues for these services, which reduced general expenses incurred by the Companies, totaled $54,000 for the third quarter of 2000, and $162,000 for the first nine months of 2000 ($276,000 and $759,000 respectively, for the same periods of 1999).

108944                          37

Golden American provides resources and services to ING Mutual Funds Management Co., LLC, an affiliate. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $117,000 for the third quarter of 2000 and $387,000 for the first nine months of 2000 ($159,000 and $376,000, respectively, for the same periods of 1999).

Golden American provides resources and services to United Life & Annuity Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by Golden American, totaled $145,000 for the third quarter of 2000 and $463,000 for the first nine months of 2000.

The Companies provide resources and services to Security Life of Denver Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $65,000 for the third quarter of 2000 and $173,000 for the first nine months of 2000.

The Companies provide resources and services to Southland Life Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $26,000 for the third quarter of 2000 and $78,000 for the first nine months of 2000.

Golden American has a guaranty agreement with Equitable Life, an affiliate. In consideration of an annual fee, payable September 30, Equitable Life guarantees to Golden American that it will make funds available, if needed, to Golden American to pay the contractual claims made under the provisions of Golden American's life insurance and annuity contracts. The agreement is not a direct or indirect guaranty by Equitable Life of the payment of any debt or other obligation, indebtedness, or liability of Golden American. The agreement does not guarantee the value of the underlying assets held in separate accounts in which funds of variable life insurance and variable annuity policies have been invested. The calculation of the annual fee is based on risk based capital. On September 30, 2000, Golden American incurred a fee of $7,000, under this agreement. No annual fee was paid in 1999.

DISTRIBUTION AGREEMENT. DSI, an affiliate, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) of the variable insurance products issued by the Companies. DSI is authorized to enter into agreements with broker-dealers to distribute the Companies' variable insurance products and appoint representatives of the broker-dealers as agents. The Companies paid commissions to DSI totaling $47.1 million and $156.3 million in the third quarter and the first nine months of 2000, respectively ($50.1 million and $130.4 million, respectively, for the same periods of 1999).

EMPLOYEES. Golden American, as a result of its Service Agreement with Bankers Trust (Delaware) and EIC Variable, had very few direct employees. Instead, various management services were provided by Bankers Trust (Delaware), EIC Variable and Bankers Trust New York Corporation, as described above under "Service Agreement." The cost of these services were allocated to Golden American. Since August 14, 1996, Golden American has hired individuals to perform various management services and has looked to Equitable of Iowa and its affiliates for certain other management services. Certain officers of Golden American are also officers of DSI, and their salaries are allocated among both companies.

Certain officers of Golden American are also officers of other
Equitable of Iowa subsidiaries. See "Directors and Executive Officers."

PROPERTIES. Golden American's principal office is located at 1475 Dunwoody Drive, West Chester, Pennsylvania 19380, where all of Golden American's records are maintained. This office space is leased.

STATE REGULATION. Golden American
is subject to the laws of the State of Delaware governing insurance companies and to the regulations of the Delaware Insurance Department (the "Insurance Department"). A detailed financial statement in the prescribed form (the "Annual Statement") is filed with the Insurance Department each year covering Golden American's operations for the preceding year and its financial condition as of the end of that year. Regulation by the Insurance Department includes periodic examination to determine contract liabilities and reserves so that the Insurance Department may certify that these items are correct. Golden American's books and accounts are subject to review by the Insurance Department at all

108944                          38
times. A full examination of Golden American's operations is conducted periodically by the Insurance Department and under the auspices of the NAIC.

In addition, Golden American is subject to regulation under the insurance laws of all jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Golden American is required to file the Annual Statement with supervisory agencies in each of the jurisdictions in which it does business, andits operations and accounts are subject to examination by these agencies at regular intervals.

The NAIC has adopted several regulatory initiatives designed to improve the surveillance and financial analysis regarding the solvency of insurance companies in general. These initiatives include the development and implementation of a risk-based capital formula for determining adequate levels of capital and surplus. Insurance companies are required to calculate their risk-based capital in accordance with this formula and to include the results in their Annual Statement. It is anticipated that these standards will have no significant effect upon Golden American. For additional information about the Risk-Based Capital adequacy monitoring system and Golden American, see "Management's Discussion and Analysis Results of Operations."

In addition, many states regulate affiliated groups of insurers, such as Golden American, and its affiliates, under insurance holding company legislation.
Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfers and payments in relation to the financial positions of the companies involved.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for contract owner losses incurred by other insurance companies which have become insolvent. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. For information regarding Golden American's estimated liability for future guaranty fund assessments, see Note 11 of Notes to Financial Statements.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of Golden American are subject to various federal securities laws and regulations. In addition, current and proposed federal measures which may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in he insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.



DIRECTORS AND OFFICERS
NAME (AGE)                                  POSITION(S) WITH THE COMPANY
--------------------------                  ----------------------------------------------------
Barnett Chernow (50)                        President and Director
Myles R. Tashman (58)                       Director, Executive Vice President,
                                            General Counsel and Secretary
Michael W. Cunningham (52)                  Director
Mark A. Tullis (45)                         Director
Phillip R. Lowery (47)                      Director
James R. McInnis (52)                       Executive Vice President and Chief Marketing Officer
Stephen J. Preston (43)                     Executive Vice President and Chief Actuary
E. Robert Koster (42)                       Senior Vice President and Chief Financial Officer
Patricia M. Corbett (35)                    Treasurer and Assistant V.P.
David L. Jacobson (51)                      Senior Vice President and Assistant Secretary
William L. Lowe (36)                        Senior Vice President, Sales and Marketing
Ronald R. Blasdell (47)                     Senior Vice President, Project Implementation
Steven G. Mandel (41)                       Senior Vice President and Chief Information Officer
Gary F. Haynes (55)                         Senior Vice President, Operations

Each director is elected to serve for one year or until the next annual meeting of shareholders or until his or her successor is elected. Some directors are directors of insurance company subsidiaries of Golden American's parent, Equitable of Iowa. Golden American's directors and senior executive officers and their principal positions for the past five years are listed below:
108944                          39

Mr. Barnett Chernow became President of Golden American and First Golden in April, 1998. From 1996 to 1998, Mr. Chernow served as Executive V.P. of First Golden. From 1993 to 1998, Mr. Chernow also served as Executive Vice President of Golden American. He was elected to serve as a director of First Golden in June, 1996 and Golden American in April, 1998.

Mr. Myles R.  Tashman  joined
Golden American in August 1994 as Senior Vice President and was named Executive Vice President, General Counsel and Secretary effective January 1, 1996. He was elected to serve as a Director of Golden American in January 1998. He also serves as a Director, Executive Vice President, General Counsel and Secretary of First Golden.

Mr. Michael W. Cunningham became a Director of Golden American and First Golden in April 1999. Also, he has served as a Director of Life of Georgia and Security Life of Denver since 1995. Currently, he serves as Executive Vice President and Chief Financial Officer of ING North America Insurance Corporation, and has worked for them since 1991.

Mr. Mark A. Tullis became a Director of Golden
American and First Golden in December 1999. He has served as Executive Vice President, Strategy and Operations for ING Americas Region since September 1999. From June, 1994 to August, 1999, he was with Primerica, serving as Executive Vice President at the time of his departure.

Mr. Phillip R. Lowery became a Director of Golden American in April 1999 and First Golden in December 1999. He has served as Executive Vice President and Chief Actuary for ING Americas Region since 1990.

Mr. James R. McInnis  joined
Golden American and First Golden in December, 1997 as Executive Vice President. From 1982 through November, 1997, he held several positions with the Endeavor Group and was President upon his departure.

Mr. Stephen J. Preston joined Golden
American in December, 1993 as Senior Vice President, Chief Actuary and Controller. He became an Executive Vice President and Chief Actuary in June, 1998. He was elected Senior Vice President and Chief Actuary of First Golden in June, 1996 and elected Executive Vice President in June, 1998.

Mr. E. Robert Koster was elected Senior Vice President and Chief
Financial Officer of Golden American and First Golden in September 1998. From August, 1984 to September, 1998 he has held various positions with ING companies in The Netherlands.

Ms. Patricia M. Corbett was elected Treasurer of Golden American in December 1998. She joined Equitable Life Insurance Company of Iowa in 1987 and is currently Treasurer and Assistant Vice President of Equitable Life and USG Annuity & Life Company.

Mr. David L. Jacobson joined Golden American in November 1993 as Vice
President and Assistant Secretary and became Senior Vice President in December, 1993. He was elected Senior Vice President and Assistant Secretary for First Golden in June, 1996.

Mr. William L. Lowe joined Equitable Life as Vice
President, Sales & Marketing in January, 1994. He became a Senior Vice President, Sales & Marketing, of Golden American in August 1997. He was also President of Equitable of Iowa Securities Network, Inc. until October, 1998.

Mr. Ronald R. Blasdell joined Golden American in February, 1994 and became Senior Vice President, Project Implementation in June, 1998.

Mr. Steven G. Mandel joined Golden American in October 1988 and became Senior Vice President and Chief Information Officer in June, 1998.

Mr. Gary Haynes rejoined Golden American in April, 1999 as Senior Vice President, Operations. From August, 1995 to February, 1998, he was with F&G Life Insurance Company serving as Senior Vice President, Operations at the time of his departure. He served as Senior Vice President Operations with Golden American from July, 1994 to August, 1995.

COMPENSATION TABLE AND OTHER INFORMATION

The following sets forth information with respect to the Chief Executive Officer of Golden American as well as the annual salary and bonus for the next four highly compensated executive officers for the fiscal year ended December 31, 1999. Certain executive officers of Golden American are also officers of DSI and First Golden. The salaries of such individuals are allocated among Golden American, DSI and First Golden pursuant to an arrangement among these companies.

108944                          40

EXECUTIVE COMPENSATION TABLE

The following table sets forth information with respect to the annual salary and bonus for Golden American's Chief Executive Officer, the four other most highly compensated executive officers and the two most highly compensated former executive officers for the fiscal year ended December 31, 1999.

                                                                                  LONG-TERM
                                            ANNUAL COMPENSATION                 COMPENSATION
                                                                           RESTRICTED      SECURITIES
NAME AND                                                                  STOCK AWARDS     UNDERLYING         ALL OTHER
PRINCIPAL POSITION           YEAR       SALARY            BONUS 1         OPTIONS 2         OPTIONS         COMPENSATION 3
Barnett Chernow..........    1999      $   300,009      $   698,380                            6,950         $20,464  4
President                    1998      $   284,171      $   105,375                            8,000
                             1997      $   234,167      $    31,859       $   277,576          4,000

James R. McInnis.........    1999      $   250,007      $   955,646                            5,550         $15,663  4
Executive Vice               1998      $   250,004      $   626,245                            2,000
President

Myles R. Tashman.........    1999      $   199,172      $   293,831                            1,800         $14,598  4
Executive Vice               1998      $   189,337      $    54,425                            3,500
President, General           1997      $   181,417      $    25,000       $   165,512          5,000
Counsel and Secretary

Stephen J. Preston.......    1999      $   198,964      $   235,002                            2,050         $12,564  4
Executive Vice               1998      $   173,870      $    32,152                            3,500
President and Chief  1997              $   160,758      $    16,470
Actuary

Steven G. Mandel.........    1999      $   153,754      $   261,330                            1,400         $11,551  4
Senior Vice                  1998      $   139,169      $    25,833
President                    1997      $   129,167      $    25,000

R. Brock Armstrong.......    1999      $   500,014      $   500,000                           10,175         $23,921  4
Former Chief
Executive Officer

Keith Glover.............    1999      $    87,475      $   761,892                                          $558,541 4, 5
Former Executive             1998      $   250,000      $   145,120                            3,900
Vice  President
  --------------------

  1     The amount shown relates to bonuses paid in 1999, 1998, and 1997.

  2 Restricted stock awards granted to executive officers vested on October 24, 1997 with the change in control of Equitable of Iowa.

  3 Other compensation for 1999 includes reimbursements to named employee for participation in company sponsored programs such as tuition reimbursement, PC purchase assistance program, and other miscellaneous payments or reimbursements. For 1999, Mr. Chernow received $2,464; Mr. McInnis received $636; Mr. Tashman received $2,598; Mr. Preston received $564; Mr. Mandel received $2,251; Mr. Armstrong received $1,421; and Mr. Glover received $3,089.

  4 Other compensation for 1999 includes a business allowance for each named executive which is required to be applied to specific business expenses of the named executive.

  5 In connection with the termination of his employment, Mr. Glover received payments and benefits totaling $555,452.

108944                          41

OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL
                                           % OF TOTAL                                   REALIZABLE VALUE AT
                             NUMBER OF       OPTIONS                                      ASSUMED ANNUAL
                            SECURITIES     GRANTED TO                                     RATES OF STOCK
                            UNDERLYING     EMPLOYEES    EXERCISE                       PRICE APPRECIATION
                              OPTIONS      IN FISCAL     OR BASE      EXPIRATION          FOR OPTION TERM 3
NAME                         GRANTED 1       YEAR        PRICE 2         DATE           5%               10%

Barnett Chernow...........     2,000         3.18       $54.210       01/04/2004    $   29,954       $   66,191
                               4,950         7.86       $54.210       04/01/2009    $  168,757       $  427,664
James R. McInnis..........     2,550         4.05       $54.210       04/01/2009    $   86,936       $  220,312
                               3,000         4.77       $55.070       10/01/2009    $  103,900       $  263,302
Myles R. Tashman..........     1,800         2.86       $54.210       04/01/2009    $   61,366       $  155,514
Stephen J. Preston........     2,050         3.26       $54.210       04/01/2009    $   69,889       $  177,113
Steven G. Mandel..........     1,400         2.22       $54.210       04/01/2009    $   47,729       $  120,955
R. Brock Armstrong........    10,175        16.16       $54.210       04/01/2009    $  346,890       $  879,087

  ------------------

  1 Stock appreciation rights granted in 1999 to the officers of Golden American have a three-year vesting period and an expiration date as shown.

  2 The base price was equal to the fair market value of ING's stock on the date of grant.

  3 Total dollar gains based on indicated rates of appreciation of share price over the total term of the rights.

108944                     42

--------------------------------------------------------------------------------
   UNAUDITED FINANCIAL STATEMENTS OF GOLDEN AMERICAN LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------

For the Nine Months Ended September 30, 2000


108944                      43

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                  (Dollars in thousands, except per share data)

                                                                             September 30, 2000       December 31, 1999
                                                                             ------------------       -----------------
ASSETS
Investments:
   Fixed maturities, available for sale, at fair value
     (cost:  2000 - $798,855; 1999 - $858,052).........................        $      784,780           $    835,321
   Equity securities, at fair value (cost:  2000 - $9,671;
   1999 - $14,952).....................................................                 8,832                 17,330
   Mortgage loans on real estate.......................................               104,537                100,087
   Policy loans........................................................                13,126                 14,157
   Short-term investments..............................................               117,757                 80,191
                                                                               --------------           ------------
Total investments......................................................             1,029,032              1,047,086

Cash and cash equivalents..............................................                 9,979                 14,380
Reinsurance recoverable................................................                19,362                 14,834
Reinsurance recoverable from affiliate.................................                    --                     --
Due from affiliates....................................................                 9,768                    637
Accrued investment income..............................................                11,511                 11,198
Deferred policy acquisition costs......................................               564,004                528,957
Value of purchased insurance in force .................................                28,881                 31,727
Current income taxes recoverable.......................................                    --                     35
Deferred income tax asset..............................................                13,546                 21,943
Property and equipment, less allowances for depreciation of
   $4,857 in 2000 and $3,229 in 1999...................................                14,153                 13,888
Goodwill, less accumulated amortization of $11,020 in 2000
   and $8,186 in 1999..................................................               140,107                142,941
Other assets...........................................................                 3,733                  2,514
Separate account assets................................................             9,991,861              7,562,717
                                                                               --------------           ------------
Total assets...........................................................        $   11,835,937           $  9,392,857
                                                                               ==============           ============

LIABILITIES AND STOCKHOLDER'S EQUITY Policy liabilities and accruals:

   Future policy benefits:
     Annuity and interest sensitive life products......................        $      939,865           $  1,033,701
     Unearned revenue reserve..........................................                 6,914                  6,300
   Other policy claims and benefits....................................                    35                      8
                                                                               --------------           ------------
                                                                                      946,814              1,040,009

Reciprocal loan from affiliate.........................................                    --                     --
Surplus notes..........................................................               245,000                245,000
Revolving note payable.................................................                    --                  1,400
Due to affiliates......................................................                25,062                 12,651
Current income taxes payable...........................................                   289                     --
Other liabilities......................................................                47,257                 53,231
Separate account liabilities...........................................             9,991,861              7,562,717
                                                                               --------------           ------------
                                                                                   11,256,283              8,915,008
Commitments and contingencies
Stockholder's equity:

   Common stock, par value $10 per share, authorized, issued,
   and outstanding  250,000 shares.....................................                 2,500                  2,500
   Additional paid-in capital..........................................               548,640                468,640
   Accumulated other comprehensive loss................................                (5,433)                (9,154)
   Retained earnings ..................................................                33,947                 15,863
                                                                               --------------           ------------
Total stockholder's equity.............................................               579,654                477,849
                                                                               --------------           ------------
Total liabilities and stockholder's equity.............................        $   11,835,937           $  9,392,857
                                                                               ==============           ============


108944                      44

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                             (Dollars in thousands)

                                                                                For the Nine            For the Nine
                                                                                Months Ended            Months Ended
                                                                             September 30, 2000      September 30, 1999
                                                                             ------------------      ------------------
Revenues:
   Annuity and interest sensitive life product charges.................         $   106,892              $   55,195
   Management fee revenue..............................................              15,579                   6,755
   Net investment income...............................................              47,896                  42,671
   Realized losses on investments......................................              (4,546)                 (2,215)
   Net income from modified coinsurance agreements.....................             220,249                   6,443
   Other income........................................................               1,287                   1,005
                                                                                -----------              ----------
                                                                                    387,357                 109,854

Insurance benefits and expenses: Annuity and interest sensitive life benefits:

   Interest credited to account balances...............................             147,277                 125,404
   Benefit claims incurred in excess of account balances...............               4,083                   3,452
   Underwriting, acquisition, and insurance expenses:
   Commissions.........................................................             160,105                 134,585
   General expenses....................................................              61,194                  47,551
   Insurance taxes, state licenses, and fees...........................               4,047                   3,382
     Policy acquisition costs deferred.................................             (87,753)               (244,840)
     Amortization:
       Deferred policy acquisition costs...............................              49,527                  19,699
     Value of purchased insurance in force.............................               3,181                   4,803
     Goodwill..........................................................               2,834                   2,834
                                                                                -----------              ----------
                                                                                    344,495                  96,870
Interest expense.......................................................              14,976                   5,552
                                                                                -----------              ----------
                                                                                    359,471                 102,422
                                                                                -----------              ----------
Income before income taxes.............................................              27,886                   7,432

Income taxes...........................................................               9,802                   3,881
                                                                                -----------              ----------

Net income.............................................................         $    18,084              $    3,551
                                                                                ===========              ==========

                             See accompanying notes.


108944                      45

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (Dollars in thousands)

                                                                                For the Nine            For the Nine
                                                                                Months Ended            Months Ended
                                                                             September 30, 2000      September 30, 1999
                                                                             ------------------      ------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES....................         $     142,933           $    (60,026)

INVESTING ACTIVITIES
Sale, maturity, or repayment of investments:

   Fixed maturities - available for sale...............................               158,731                170,548
   Equity securities...................................................                 5,196                     --
   Mortgage loans on real estate.......................................                 5,118                  4,241
   Policy loans - net..................................................                   837                     --
                                                                                -------------           ------------
                                                                                      169,882                174,789

Acquisition of investments:
   Fixed maturities - available for sale...............................              (105,606)              (250,277)
   Mortgage loans on real estate.......................................                (9,786)                (1,034)
   Policy loans - net..................................................                    --                 (1,682)
   Short term investments - net........................................               (37,567)               (25,367)
                                                                                -------------           ------------
                                                                                     (152,959)              (278,360)
Net purchase of property and equipment.................................                (1,898)                (7,700)
Issuance of reciprocal loan agreement receivables......................               (16,900)                    --
Receipt of repayment of reciprocal loan agreement receivables..........                16,900                     --
Net cash provided by (used in) investing activities....................                15,025               (111,271)
                                                                                -------------           ------------

FINANCING ACTIVITIES

Proceeds from reciprocal loan agreement borrowings.....................               177,900                488,950
Repayment of reciprocal loan agreement borrowings......................              (177,900)              (488,950)
Proceeds from revolving note payable...................................                66,100                131,595
Repayment of revolving note payable....................................               (67,500)              (131,595)
Receipts from annuity and interest sensitive life
   policies credited to account balances...............................               506,412                540,464
Return of account balances on annuity
   and interest sensitive life policies................................              (126,803)               (98,715)
Net reallocations to Separate Accounts.................................              (620,568)              (439,223)
Contribution from parent ..............................................                80,000                100,000
                                                                                -------------           ------------
Net cash provided by (used in) financing activities....................              (162,359)               177,526
                                                                                -------------           ------------
Increase (decrease) in cash and cash equivalents.......................                (4,401)                 6,229

Cash and cash equivalents at beginning of period.......................                14,380                  6,679
                                                                                -------------           ------------
Cash and cash equivalents at end of period.............................         $       9,979           $     12,908
                                                                                =============           ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for........................................
   Interest............................................................         $      18,068           $      5,078
   Taxes...............................................................         $          28           $         10


                             See accompanying notes.


108944                          46




                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)(CONTINUED)
                              September 30, 2000

1.  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. This Form is being filed with the reduced disclosure format specified in General Instruction H(1) and (2) of Form 10-Q. Accordingly, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All adjustments were of a normal recurring nature, unless otherwise noted in Management's Discussion and Analysis and the Notes to Financial Statements. Operating results for the nine months ended September 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000. These financial statements should be read in conjunction with the financial statements and related footnotes included in the Golden American Life Insurance Company's annual report on Form 10-K for the year ended December 31, 1999.

CONSOLIDATION

The condensed consolidated financial statements include Golden American Life
Insurance Company ("Golden American") and its wholly owned subsidiary, First
Golden American Life Insurance Company of New York ("First Golden," and with
Golden American, collectively, the "Companies"). All significant intercompany accounts and transactions have been eliminated.

ORGANIZATION

Golden American is a wholly owned subsidiary of Equitable of Iowa Companies, Inc. ("EIC" or the "Parent"). EIC is an indirect wholly owned subsidiary of ING
Groep N.V., a global financial services holding company based in The
Netherlands.

STATUTORY

Net loss for Golden American as determined in accordance with statutory accounting practices was $6,017,000 and $75,508,000 for the nine months ended
September 30, 2000 and 1999, respectively. Total statutory capital and surplus was $441,698,000 at September 30, 2000 and $368,928,000 at December 31, 1999.

RECLASSIFICATIONS

Certain amounts in the prior period financial statements have been reclassified to conform to the September 30, 2000 financial statement presentation.

108944                          47




                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
 NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)(CONTINUED)
                              September 30, 2000

2.  COMPREHENSIVE INCOME

Comprehensive income includes all changes in stockholder's equity during a period except those resulting from investments by and distributions to the stockholder. During the third quarters of 2000 and 1999, total comprehensive income (loss) for the Companies amounted to $14,781,000 and $2,059,000, respectively, and $21,805,000 and $(18,000) for the nine months ended September
30, 2000 and 1999, respectively. Included in these amounts are total comprehensive income (loss) for First Golden of $549,000 and $(14,000) for the third quarters of 2000 and 1999, respectively, and $659,000 and $(258,000) for the nine months ended September 30, 2000 and 1999, respectively. Other comprehensive income (loss) excludes net investment gains (losses) included in net income which merely represent transfers from unrealized to realized gains and losses. These amounts totaled $(834,000) and $(460,000) during the third quarters of 2000 and 1999, respectively, and $(1,422,000) and $(2,512,000)
during the nine months ended September 30, 2000 and 1999, respectively. Such amounts, which have been measured through the date of sale, are net of income taxes and adjustments for value of purchased insurance in force and deferred policy acquisition costs totaling $(1,080,000) and $(38,000) for the third quarters of 2000 and 1999, respectively, and $(3,121,000) and $297,000 for the nine months ended September 30, 2000 and 1999, respectively.

3.  INVESTMENTS

Investment Valuation Analysis: The Companies analyze the investment portfolio at least quarterly in order to determine if the carrying value of any investment has been impaired. The carrying value of debt and equity securities is written down to fair value by a charge to realized losses when impairment in value appears to be other than temporary. During the second quarter of 2000, Golden
American determined that the carrying value of an impaired bond exceeded its estimated net realizable value. As a result, at June 30, 2000, Golden American recognized a total pre-tax loss of approximately $142,000 to reduce the carrying value of the bond to its net realizable value of $329,000 at June 30, 2000.
During the third quarter of 1999, Golden American determined that the carrying value of two bonds exceeded their estimated net realizable value. As a result, at September 30, 1999, Golden American recognized a total pre-tax loss of $1,639,000 to reduce the carrying value of the bonds to their combined net realizable value of $1,137,000.

4.  RELATED PARTY TRANSACTIONS

Operating Agreements: Directed Services, Inc. ("DSI"), an affiliate, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) and distributor of the variable insurance products issued by the Companies. DSI is authorized to enter into agreements with broker/dealers to distribute the Companies' variable insurance products and appoint representatives of the broker/dealers as agents. The
Companies paid commissions to DSI totaling $47,073,000 and $156,325,000 in the third quarter and the first nine months of 2000, respectively ($50,131,000 and $130,419,000, respectively, for the same periods of 1999).

Golden American
provides certain managerial and supervisory services to DSI. The fee paid by DSI for these services is calculated as a percentage of average assets in the variable separate accounts. For the third quarter and nine months ended
September 30, 2000, the fee was $6,521,000 and $15,579,000, respectively
($2,659,000 and $6,755,000, respectively, for the same periods of 1999).

The Companies have an asset management agreement with ING Investment Management
LLC ("ING IM"), an affiliate, in which ING IM provides asset management and accounting services. Under the agreement, the Companies record a fee based on the value of the assets managed by ING IM. The fee is payable quarterly. For the third quarter and first nine months of 2000, the Companies incurred fees of $596,000 and $1,870,000, respectively, under this agreement ($523,000 and $1,637,000, respectively, for the same periods of 1999).

108944                          48




                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)(CONTINUED)
                                September 30, 2000

4.  RELATED PARTY TRANSACTIONS (continued)

Golden American has a guaranty agreement with Equitable Life Insurance Company of Iowa ("Equitable Life"), an affiliate. In consideration of an annual fee, payable September 30, Equitable Life guarantees to Golden American that it will make funds available, if needed, to Golden American to pay the contractual claims made under the provisions of Golden American's life insurance and annuity contracts. The agreement is not a direct or indirect guaranty by Equitable Life of the payment of any debt or other obligation, indebtedness, or liability of Golden American. The agreement does not guarantee the value of the underlying assets held in separate accounts in which funds of variable life insurance and variable annuity policies have been invested. The calculation of the annual fee is based on risk based capital. On September 30, 2000, Golden American incurred a fee of $7,000, under this agreement. No annual fee was paid in 1999.

Golden American provides certain advisory, computer, and other resources and services to Equitable Life. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $1,534,000 in the third quarter of 2000 and $4,810,000 for the first nine months of 2000 ($237,000 and $898,000, respectively, for the same periods of 1999).

The Companies have a service
agreement with Equitable Life in which Equitable Life provides administrative and financial related services. Under this agreement, the Companies incurred expenses of $339,000 in the third quarter of 2000 and $1,006,000 for the first nine months of 2000 ($50,000 and $855,000 respectively, for the same periods of 1999).

The Companies provide resources and services to DSI. Revenues for these services, which reduced general expenses incurred by the Companies, totaled
$54,000 for the third quarter of 2000 and $162,000 for the first nine months of 2000 ($276,000 and $759,000 respectively, for the same periods of 1999).

Golden American provides resources and services to ING Mutual Funds Management
Co., LLC, an affiliate. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $117,000 for the third quarter of 2000 and $387,000 for the first nine months of 2000 ($159,000 and $376,000, respectively, for the same periods of 1999).

Golden American provides resources
and services to United Life & Annuity Insurance Company, an affiliate. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $145,000 for the third quarter of 2000 and $463,000 for the first nine months of 2000.

The Companies provide resources and services to Security Life of Denver
Insurance Company, an affiliate. Revenues for these services, which reduced general expenses incurred by the Companies, totaled $65,000 for the third quarter of 2000 and $173,000 for the first nine months of 2000.

The Companies provide resources and services to Southland Life Insurance
Company, an affiliate. Revenues for these services, which reduced general expenses incurred by the Companies, totaled $26,000 for the third quarter of 2000 and $78,000 for the first nine months of 2000.

For the third quarter of 2000, the Companies received premiums, net of reinsurance, for variable products sold through five affiliates, Locust Street
Securities, Inc. ("LSSI"), Vestax Securities Corporation ("Vestax"), DSI,
Multi-Financial Securities Corporation ("Multi-Financial"), and IFG Network
Securities, Inc. ("IFG"), of $6,000,000, $700,000, $0, $2,100,000, and
$2,700,000, respectively ($46,600,000, $12,900,000, $0, $11,000,000, and
$4,300,000, respectively, for the same period of 1999). For the first nine months of 2000, the Companies received premiums, net of reinsurance for variable products sold through five affiliates, LSSI, Vestax, DSI, Multi-Financial, and IFG of $73,000,000, $29,000,000, $800,000, $23,200,000, and $11,000,000,
respectively ($121,900,000, $72,000,000, $2,300,000, $24,400,000 and
$20,000,000, respectively, for the same period of 1999).


108944                          49




                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)(CONTINUED)
                                September 30, 2000

4.  RELATED PARTY TRANSACTIONS (continued)

Modified Coinsurance Agreement: On June 30, 2000, effective January 1, 2000,
Golden American entered into a modified coinsurance agreement with Equitable
Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued in 2000, excluding those with an interest rate guarantee. The accompanying financial statements are presented net of the effects of the agreement.

Reciprocal Loan Agreement: Golden American maintains a reciprocal loan agreement with ING America Insurance Holdings, Inc. ("ING AIH"), a Delaware corporation and affiliate, to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Under this agreement, which became effective
January 1, 1998 and expires December 31, 2007, Golden American and ING AIH can borrow up to $65,000,000 from one another. Prior to lending funds to ING AIH, Golden American must obtain the approval of the Department of Insurance of the State of Delaware. Interest on any Golden American borrowings is charged at the rate of ING AIH's cost of funds for the interest period plus 0.1%. Interest on any ING AIH borrowings is charged at a rate based on the prevailing interest rate of U.S. commercial paper available for purchase with a similar duration.
Under this agreement, Golden American incurred interest expense of $91,000 and $397,000 for the third quarters of 2000 and 1999, respectively, and $427,000 and $633,000 for the first nine months of 2000 and 1999, respectively. At September
30, 2000, Golden American had no borrowings from ING AIH under this agreement.

Surplus Notes: On December 30, 1999, Golden American issued an 8.179% surplus note in the amount of $50,000,000 to Equitable Life. The note matures on December 29, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $1,020,000 for the third quarter of 2000 and $3,076,000 for the first nine months of 2000.

On December 8, 1999, Golden American
issued a 7.979% surplus note in the amount of $35,000,000 to First
Columbine Life Insurance Company ("First Columbine"), an affiliate. The note matures on December 7, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance
Commissioner. Under this agreement, Golden American incurred interest expense of $696,000 for the third quarter of 2000 and $2,271,000 for the first nine months of 2000.

On September 30, 1999, Golden American issued a 7.75% surplus note in the amount of $75,000,000 to ING AIH. The note matures on September 29, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American.
Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $1,449,000 for the third quarter of 2000 and $4,355,000 for the first nine months of 2000. On December 30, 1999, ING AIH assigned the note to Equitable Life.

On December 30, 1998, Golden American issued a 7.25% surplus note in the amount of $60,000,000 to Equitable Life. The note matures on December 29, 2028. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American.
Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $1,088,000 and $1,088,000 for the third quarters of 2000 and 1999, respectively, and $3,263,000 for the first nine months of 2000, unchanged from the same period in 1999.


108944                          50




                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)(CONTINUED)
                                September 30, 2000

4.  RELATED PARTY TRANSACTIONS (continued)

On December 17, 1996, Golden American issued an 8.25% surplus note in the amount of $25,000,000 to Equitable of Iowa Companies. The note matures on December 17,
2026. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors of Golden American. Any payment of principal made is subject to the prior approval of the Delaware Insurance
Commissioner. Golden American incurred interest totaling $516,000 for the quarter ended September 30, 2000, and $1,547,000 for the first nine months of 2000, unchanged from the same periods in 1999.

Stockholder's Equity: During the third quarter of 2000 and first nine months of 2000, Golden American received capital contributions from its Parent of $0 and $80,000,000, respectively ($20,000,000 and $100,000,000, respectively, for the same periods of 1999).

5.  COMMITMENTS AND CONTINGENCIES

Reinsurance: At September 30, 2000, the Companies had reinsurance treaties with four unaffiliated reinsurers and one affiliated reinsurer covering a significant portion of the mortality risks under its variable contracts as of December 31, 1999. Golden American remains liable to the extent its reinsurers do not meet their obligations under the reinsurance agreements. At September 30, 2000 and December 31, 1999, the Companies had net receivables of $19,362,000 and $14,834,000 respectively, for reserve credits, reinsurance claims, or other receivables from these reinsurers comprised of $2,961,000 and $493,000, respectively, for claims recoverable from reinsurers, $3,928,000 and $1,201,000, respectively, for a payable for reinsurance premiums, and $20,329,000 and $15,542,000, respectively, for a receivable from an unaffiliated reinsurer.
Included in the accompanying financial statements are net considerations to reinsurers of $6,564,000 for the third quarter of 2000 and $14,472,000 for the first nine months of 2000 compared to $2,638,000 and $6,656,000 for the same periods in 1999. Also included in the accompanying financial statements are net policy benefits of $1,122,000 for the third quarter of 2000 and $2,957,000 for the first nine months of 2000 compared to $2,569,000 and $4,008,000 for the same periods in 1999.

On June 30, 2000, effective January 1, 2000, Golden American entered into a modified coinsurance agreement with Equitable Life, an affiliate, covering a considerable portion of Golden American's variable annuities issued in 2000, excluding those with an interest rate guarantee. At September 30, 2000, Golden
American had received a total settlement of $214.7 million under this agreement.
The carrying value of the separate account liabilities covered under this agreement represent 17.1% of total separate account liabilities outstanding at September 30, 2000. Golden American remains liable to the extent Equitable Life does not meet its obligations under the agreement. The accompanying financial statements are presented net of the effects of the agreement.

Effective June 1, 1994, Golden American entered into a modified coinsurance agreement with an unaffiliated reinsurer. The accompanying financial statements are presented net of the effects of the treaty.

The reinsurance treaties that
covered the nonstandard minimum guaranteed death benefits for new business have been terminated for business issued after December 31, 1999. The Companies are currently pursuing additional alternative reinsurance agreements for new business issued after December 31, 1999. There can be no assurance that such alternative agreements will be available. The reinsurance covering business in force at December 31, 1999 will continue to apply in the future.


108944                          51




                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)(CONTINUED)
                               September 30, 2000

5.  COMMITMENTS AND CONTINGENCIES  (continued)

Guaranty Fund Assessments: Assessments are levied on the Companies by life and health guaranty associations in most states in which the Companies are licensed to cover losses of policyholders of insolvent or rehabilitated insurers. In some states, these assessments can be partially offset through a reduction in future premium taxes. The Companies cannot predict whether and to what extent legislative initiatives may affect the right to offset. The associated cost for a particular insurance company can vary significantly based upon its fixed account premium volume by line of business and state premiums as well as its potential for premium tax offset. The Companies have established an undiscounted reserve to cover such assessments, review information regarding known failures, and revise estimates of future guaranty fund assessments. Accordingly, the Companies accrued and charged no expense in the third quarter and $2,000 in the first nine months of 2000. At September 30, 2000 and December 31, 1999, the
Companies have an undiscounted reserve of $2,450,000, and $2,444,000, respectively, to cover estimated future assessments (net of related anticipated premium tax offsets) and have established an asset totaling $692,000 and $618,000, respectively, for assessments paid which may be recoverable through future premium tax offsets. The Companies believe this reserve is sufficient to cover expected future guaranty fund assessments based upon previous premiums and known insolvencies at this time.

Litigation: The Companies, like other insurance companies, may be named or otherwise involved in lawsuits, including class action lawsuits and arbitrations. In some class action and other actions involving insurers, substantial damages have been sought and/or material settlement or award payments have been made. The Companies currently believe no pending or threatened lawsuits or actions exist that are reasonably likely to have a material adverse impact on the Companies.

Vulnerability from Concentrations: The
Companies have various concentrations in the investment portfolio. As of September 30, 2000, the Companies had one investment (other than bonds issued by agencies of the United States government) exceeding ten percent of stockholder's equity. The Companies' asset growth, net investment income, and cash flow are primarily generated from the sale of variable insurance products and associated future policy benefits and separate account liabilities. Substantial changes in tax laws that would make these products less attractive to consumers and extreme fluctuations in interest rates or stock market returns, which may result in higher lapse experience than assumed, could have a severe impact on the Companies' financial condition. Two broker/dealers, each having at least ten percent of total sales, generated 27% of the Companies' sales during the third quarter of 2000 (29% by two broker/dealers in the same period of 1999). One broker/dealer generated 12% of the Companies' sales during the first nine months of 2000 (29% by two broker/dealers in the same period of 1999). The Premium Plus product generated 73% and 74% of the Companies' sales during the third quarter of 2000 and first nine months of 2000, respectively (79% and 78% in the same periods of 1999).

Revolving Note Payable: To enhance short-term liquidity, the Companies established revolving notes payable effective July 27, 1998 and expiring July 31, 1999 with SunTrust Bank, Atlanta (the "Bank"). As of July 31,
1999, the SunTrust Bank, Atlanta, revolving note facilities were first extended to July 31, 2000, and as of July 31, 2000, they were extended to July 30, 2001.
The total amount the Companies may have outstanding is $85,000,000, of which Golden American and First Golden have individual credit sublimits of $75,000,000 and $10,000,000, respectively. The notes accrue interest at an annual rate equal to: (1) the cost of funds for the Bank for the period applicable for the advance plus 0.225% or (2) a rate quoted by the Bank to the Companies for the advance.
The terms of the agreement require the Companies to maintain the minimum level of Company Action Level Risk Based Capital as established by applicable state law or regulation. During the quarters ended September 30, 2000 and 1999, the Companies incurred interest expense of $0 and $55,000, respectively. During the nine months ended September 30, 2000 and 1999, the Companies incurred interest expense of $36,000 and $109,000, respectively. At September 30, 2000, the
Companies did not have any borrowings under these agreements ($1,400,000 at December 31, 1999).


108944                          52



--------------------------------------------------------------------------------
        FINANCIAL STATEMENTS OF GOLDEN AMERICAN LIFE INSURANCE COMPANY
--------------------------------------------------------------------------------


REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholder
Golden American Life Insurance Company

We have audited the accompanying  consolidated balance sheets of Golden American
Life Insurance Company as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholder's equity, and cash flows for the years ended December 31, 1999 and 1998 and for the periods from October 25, 1997 through December 31, 1997, and January 1, 1997 through October
24, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Golden American
Life Insurance Company at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and for the periods from October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, in conformity with accounting principles generally accepted in the United States.

                                                            /s/Ernst & Young LLP

Des Moines, Iowa
February 4, 2000


108944                             53




                          GOLDEN AMERICAN LIFE INSURANCE COMPANY
                               CONSOLIDATED BALANCE SHEETS
                      (Dollars in thousands, except per share data)

                                                            POST-MERGER
                                                   ---------------------------
                                                   December 31,   December 31,
                                                      1999           1998
                                                   ------------   ------------
    ASSETS

     Investments:
       Fixed maturities, available for sale,
         at fair value (Cost: 1999 - $858,052;
         1998 - $739,772).......................    $835,321       $741,985
       Equity securities, at fair value (cost:
         1999 - $14,952; 1998 - $14,437)........      17,330         11,514
       Mortgage loans on real estate............     100,087         97,322
       Policy loans.............................      14,157         11,772
       Short-term investments...................      80,191         41,152
                                                  ----------     ----------
    Total investments...........................   1,047,086        903,745

    Cash and cash equivalents...................      14,380          6,679

    Reinsurance recoverable.....................      14,834          7,586

    Due from affiliates.........................         637          2,983

    Accrued investment income...................      11,198          9,645

    Deferred policy acquisition costs...........     528,957        204,979

    Value of purchased insurance in force.......      31,727         35,977

    Current income taxes recoverable............          35            628

    Deferred income tax asset...................      21,943         31,477

    Property and equipment, less allowances for
       depreciation of $3,229 in 1999 and $801
       in 1998..................................      13,888          7,348

    Goodwill, less accumulated amortization of
       $8,186 in 1999 and $4,408 in 1998........     142,941        146,719

    Other assets................................       2,514            743

    Separate account assets.....................   7,562,717      3,396,114
                                                  ----------     ----------
    Total assets................................  $9,392,857     $4,754,623
                                                  ==========     ==========


                              See accompanying notes.


108944                             54




                      GOLDEN AMERICAN LIFE INSURANCE COMPANY
                     CONSOLIDATED BALANCE SHEETS - CONTINUED
                 (Dollars in thousands, except per share data)

                                                        POST-MERGER
                                              -----------------------------
                                                December 31,   December 31,
                                                    1999           1998
                                              --------------   ------------

LIABILITIES AND STOCKHOLDER'S EQUITY

Policy liabilities and accruals:
   Future policy benefits:
      Annuity and interest sensitive
        life products.......................     $1,033,701     $881,112
      Unearned revenue reserve..............          6,300        3,840
   Other policy claims and benefits.........              8           --
                                                 ----------   ----------
                                                  1,040,009      884,952

 Surplus notes..............................        245,000       85,000
 Revolving note payable.....................          1,400           --
 Due to affiliates..........................          9,547           --
 Other liabilities..........................         56,335       34,663
 Separate account liabilities...............      7,562,717    3,396,114
                                                 ----------   ----------
                                                  8,915,008    4,400,729

 Commitments and contingencies

 Stockholder's equity:
   Common stock, par value $10 per share,
      authorized, issued, and outstanding
      250,000 shares........................          2,500        2,500
   Additional paid-in capital...............        468,640      347,640
   Accumulated other comprehensive loss.....         (9,154)        (895)
   Retained earnings........................         15,863        4,649
                                                 ----------   ----------
 Total stockholder's equity.................        477,849      353,894
                                                 ----------   ----------
 Total liabilities and stockholder's equity.     $9,392,857   $4,754,623
                                                 ==========   ==========

                                    See accompanying notes.


108944                             55





                             GOLDEN AMERICAN LIFE INSURANCE COMPANY
                              CONSOLIDATED STATEMENTS OF OPERATIONS
                                     (Dollars in thousands)


                                                                                      POST-
                                                   POST-MERGER                    ACQUISITION
                                    --------------------------------------------|-------------
                                                                 For the period |or the period
                                                                    October 25, |  January 1,
                                     For the year  For the year       1997      |    1997
                                        ended         ended         through     |   hrough
                                     December 31,  December 31,   December 31,  |  October 24,
                                         1999          1998           1997      |     1997
                                    --------------------------------------------|--------------
Revenues                                                                        |
   Annuity and interest                                                         |
      sensitive life product                                                    |
      charges.......................  $ 82,935      $ 39,119        $ 3,834     |   $18,288
   Management fee revenue...........    10,136         4,771            508     |     2,262
   Net investment income............    59,169        42,485          5,127     |    21,656
   Realized gains (losses)                                                      |
      on investments................    (2,923)       (1,491)            15     |       151
   Other income.....................    10,827         5,569            236     |       426
                                      --------       -------        -------     |   -------
                                       160,144        90,453          9,720     |    42,783
                                                                                |
Insurance benefits and expenses:                                                |
   Annuity and interest sensitive                                               |
     life benefits:                                                             |
     Interest credited to account                                               |
       balances.....................   175,851        94,845          7,413     |    19,276
     Benefit claims incurred in                                                 |
       excess of account balances...     6,370         2,123             --     |       125
   Underwriting, acquisition, and                                               |
     insurance expenses:                                                        |
     Commissions....................   188,383       121,171          9,437     |    26,818
     General expenses...............    60,194        37,577          3,350     |    13,907
     Insurance taxes, state                                                     |
       licenses, and fees...........     3,976         4,140            450     |     1,889
     Policy acquisition costs                                                   |
       deferred.....................  (346,396)     (197,796)       (13,678)    |   (29,003)
     Amortization:                                                              |
      Deferred policy acquisition                                               |
        costs.......................    33,119         5,148            892     |     1,674
      Value of purchased insurance                                              |
        in force....................     6,238         4,724            948     |     5,225
      Goodwill......................     3,778         3,778            630     |     1,398
                                      --------       -------        -------     |   -------
                                       131,513        75,710          9,442     |    41,309
                                                                                |
Interest expense....................     8,894         4,390            557     |     2,082
                                      --------       -------        -------     |   -------
                                       140,407        80,100          9,999     |    43,391
                                      --------       -------        -------     |   -------
Income (loss) before income taxes...    19,737        10,353           (279)    |      (608)
                                                                                |
Income taxes........................     8,523         5,279            146     |    (1,337)
                                      --------       -------        -------     |   -------
                                                                                |
Net income (loss)...................  $ 11,214       $ 5,074        $  (425)    |   $   729
                                      ========       =======        =======     |   =======

                                    See accompanying notes.


108944                                 56

                           GOLDEN AMERICAN LIFE INSURANCE COMPANY
                  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                                   (Dollars in thousands)


                                                       Accumulated
                                         Additional       Other                    Total
                                 Common    Paid-in    Comprehensive  Retained   Stockholder's
                                  Stock    Capital    Income (Loss)  Earnings      Equity
                                ------------------------------------------------------------
                                                      PRE-ACQUISITION
                                ------------------------------------------------------------
Balance at January 1, 1997.....  $2,500   $137,372      $   262       $   350     $140,484
 Comprehensive income:
  Net income...................      --         --           --           729          729
  Change in net unrealized
   investment gains (losses)...      --         --        1,543            --        1,543
                                                                                  --------
 Comprehensive income...........                                                     2,272
 Contribution of Capital........     --      1,121           --            --        1,121
                                 ------   --------      -------       -------     --------
Balance at October 24, 1997....  $2,500   $138,493      $ 1,805       $ 1,079     $143,877
                                 ======   ========      =======       =======     ========

                                -----------------------------------------------------------
                                                     POST-MERGER
                                -----------------------------------------------------------
Balance at October 25, 1997....  $2,500   $224,997           --            --     $227,497
 Comprehensive income:
  Net loss.....................      --         --           --       $  (425)        (425)
  Change in net unrealized
     investment gains (losses).      --         --      $   241            --          241
                                                                                  --------
Comprehensive loss.............                                                       (184)
                                 ------   --------      -------       -------     --------
Balance at December 31,1997....   2,500    224,997          241          (425)    $227,313
 Comprehensive income:
  Net income...................      --         --           --         5,074        5,074
  Change in net unrealized
     investment gains (losses).      --         --       (1,136)           --       (1,136)
                                                                                  --------
 Comprehensive income..........                                                      3,938
 Contribution of Capital........     --    122,500           --            --      122,500
 Other..........................     --        143           --            --          143
                                 ------   --------      -------       -------     --------
Balance at December 31,1998....   2,500    224,997         (895)        4,649      353,894
Comprehensive income:
  Net income...................      --         --           --        11,214       11,214
  Change in net unrealized
     investment gains (losses).      --         --       (8,259)           --       (8,259)
                                                                                  --------
Comprehensive income...........                                                      2,955
 Contribution of Capital........     --    121,000           --            --      121,000
                                 ------   --------      -------       -------     --------
Balance at December 31,1999....  $2,500   $468,640      $(9,154)      $15,863     $477,849
                                 ======   ========      =======       =======     ========

                                    See accompanying notes.


108944                                    57

                             GOLDEN AMERICAN LIFE INSURANCE COMPANY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS
                                     (Dollars in thousands)

                                                                                              |    POST-
                                                                  POST-MERGER                 | ACQUISITION
                                                   -------------------------------------------|---------------
                                                                               For the period | For the period
                                                                                 October 25,  |   January 1,
                                                   For the year  For the year      1997       |     1997
                                                      ended         ended         through     |    through
                                                   December 31,  December 31,    December 31, |   October 24,
                                                      1999          1998            1997      |      1997
                                                   ------------  ------------  -------------- | --------------
OPERATING ACTIVITIES                                                                          |
Net income (loss).................................   $11,214        $5,074          $(425)    |         $729
Adjustments to reconcile net income (loss) to net                                             |
  cash provided by (used in) operations:                                                      |
   Adjustments related to annuity and                                                         |
     interest sensitive life products:                                                        |
     Interest credited and other charges on                                                   |
       interest sensitive products................   175,851        94,845          7,413     |       19,276
     Charges for mortality and administration.....       524          (233)           (62)    |          (99)
     Change in unearned revenues..................     2,460         2,651          1,189     |        3,292
   Increase (decrease) in policy liabilities and                                              |
     accruals.....................................         8           (10)            10     |           --
   Decrease (increase) in accrued investment                                                  |
     income.......................................    (1,553)       (3,222)         1,205     |       (3,489)
   Policy acquisition costs deferred..............  (346,396)     (197,796)       (13,678)    |      (29,003)
   Amortization of deferred policy                                                            |
     acquisition costs............................    33,119         5,148            892     |        1,674
   Amortization of value of purchased                                                         |
     insurance in force...........................     6,238         4,724            948     |        5,225
   Change in other assets, due to/from                                                        |
     affiliates, other liabilities, and accrued                                               |
     income taxes.................................    24,845         9,979          4,205     |       (8,944)
   Provision for depreciation and amortization....     8,850         8,147          1,299     |        3,203
   Provision for deferred income taxes............     8,523         5,279            146     |          316
   Realized (gains) losses on investments.........     2,923         1,491            (15)    |         (151)
                                                    --------      --------        -------     |     ---------
Net cash provided by (used in) operating                                                      |
   activities.....................................   (73,394)      (63,923)         3,127     |       (7,971)
                                                                                              |
INVESTING ACTIVITIES                                                                          |
Sale, maturity, or repayment of investments:                                                  |
   Fixed maturities - available for sale..........   220,547       145,253          9,871     |       39,622
   Mortgage loans on real estate..................     6,572         3,791          1,644     |        5,828
   Short-term investments - net...................        --            --             --     |       11,415
                                                    --------      --------        -------     |     ---------
                                                     227,119       149,044         11,515     |       56,865
Acquisition of investments:                                                                   |
   Fixed maturities - available for sale..........  (344,587)     (476,523)       (29,596)    |     (155,173)
   Equity securities..............................        --       (10,000)            (1)    |       (4,865)
   Mortgage loans on real estate..................    (9,659)      (16,390)       (14,209)    |      (44,481)
   Policy loans - net.............................    (2,385)       (2,940)          (328)    |       (3,870)
   Short-term investments - net...................   (39,039)      (26,692)       (13,244)    |           --
                                                    --------      --------        -------     |     ---------
                                                    (395,670)     (532,545)       (57,378)    |     (208,389)
Net purchase of property and equipment............    (8,968)       (6,485)          (252)    |         (875)
                                                    --------      --------        -------     |     ---------
Net cash used in investing activities.............  (177,519)     (389,986)       (46,115)    |     (152,399)

                                            See accompanying notes.

108944                                           58

                                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                              CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
                                             (Dollars in thousands)

                                                                                       |    POST-
                                                           POST-MERGER                 | ACQUISITION
                                            -------------------------------------------|---------------
                                                                        For the period | For the period
                                                                          October 25,  |   January 1,
                                            For the year  For the year      1997       |     1997
                                               ended         ended         through     |    through
                                            December 31,  December 31,    December 31, |   October 24,
                                               1999          1998            1997      |      1997
                                            ------------  ------------  -------------- | --------------
FINANCING ACTIVITIES                                                                   |
Proceeds from reciprocal loan agreement                                                |
   borrowings..............................  $396,350       $500,722            --     |          --
Repayment of reciprocal loan agreement                                                 |
   borrowings..............................  (396,350)      (500,722)           --     |          --
Proceeds from revolving note payable.......   220,295        108,495            --     |          --
Repayment of revolving note payable........  (218,895)      (108,495)           --     |          --
Proceeds from surplus note.................   160,000         60,000            --     |          --
Proceeds from line of credit borrowings....        --             --       $10,119     |     $97,124
Repayment of line of credit borrowings.....        --         (5,309)       (2,207)    |     (80,977)
Receipts from annuity and interest                                                     |
   sensitive life policies credited to                                                 |
   account balances........................   773,685        593,428        62,306     |     261,549
Return of account balances on annuity                                                  |
   and interest sensitive life policies....  (147,201)       (72,649)       (6,350)    |     (13,931)
Net reallocations to separate accounts.....  (650,270)      (239,671)      (17,017)    |     (93,069)
Contributions of capital by parent.........   121,000        103,750            --     |       1,011
                                             --------      --------        -------     |   ---------
Net cash provided by financing activities..   258,614        439,549        46,851     |     171,707
                                             --------      --------        -------     |   ---------
                                                                                       |
Increase (decrease) in cash and cash                                                   |
   equivalents.............................     7,701        (14,360)        3,863     |      11,337
Cash and cash equivalents at                                                           |
   beginning of period.....................     6,679         21,039        17,176     |       5,839
                                             --------      --------        -------     |   ---------
Cash and cash equivalents at                                                           |
   end of period...........................   $14,380         $6,679       $21,039     |     $17,176
                                             ========      =========       =======     |   =========
                                                                                       |
SUPPLEMENTAL  DISCLOSURE                                                               |
 OF CASH FLOW  INFORMATION                                                             |
Cash paid during the period for:                                                       |
   Interest................................    $6,392         $4,305          $295     |      $1,912
   Income taxes............................        --             99            --     |         283
Non-cash financing activities:                                                         |
   Non-cash adjustment to additional                                                   |
     paid-in capital for adjusted merger                                               |
     costs.................................        --            143            --     |          --
   Contribution of property and                                                        |
     equipment from EIC Variable,                                                      |
     Inc. net of $353 of accumulated                                                   |
     depreciation..........................        --             --            --     |         110
   Contribution of capital from parent to                                              |
     repay line of credit borrowings.......        --         18,750            --     |          --

                               See accompanying notes.

108944                               59

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999

1. SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION
The consolidated financial statements include Golden American Life Insurance Company ("Golden American") and its wholly owned subsidiary, First Golden American Life Insurance Company of New York ("First Golden," and collectively with Golden American, the "Companies"). All significant intercompany accounts and transactions have been eliminated.

ORGANIZATION
Golden American, a wholly owned subsidiary of Equitable of Iowa Companies, Inc., offers variable insurance products and is licensed as a life insurance company in the District of Columbia and all states except New York. First Golden is licensed to sell insurance products in New York and Delaware. The Companies' products are marketed by broker/dealers, financial institutions, and insurance agents. The Companies' primary customers are consumers and corporations.

On October 24, 1997, PFHI Holding, Inc. ("PFHI"), a Delaware corporation, acquired all of the outstanding capital stock of Equitable of Iowa Companies ("Equitable") according to the terms of an Agreement and Plan of Merger ("Merger Agreement") dated July 7, 1997 among Equitable, PFHI, and ING Groep N.V. ("ING"). PFHI is a wholly owned subsidiary of ING, a global financial services holding company based in The Netherlands. As a result of this transaction, Equitable was merged into PFHI, which was simultaneously renamed Equitable of Iowa Companies, Inc. ("EIC" or the "Parent"), a Delaware corporation. See Note 6 for additional information regarding the merger.

On August 13, 1996, Equitable acquired all of the outstanding capital stock of BT Variable, Inc. (subsequently known as EIC Variable, Inc.) and its wholly owned subsidiaries, Golden American and Directed Services, Inc. ("DSI") from
Whitewood Properties Corporation ("Whitewood"). See Note 7 for additional information regarding the acquisition.

For financial statement purposes, the ING merger was accounted for as a purchase effective October 25, 1997 and the change in control of Golden American through the acquisition of BT Variable, Inc. ("BT Variable") was accounted for as a purchase effective August 14, 1996. The merger and acquisition resulted in new bases of accounting reflecting estimated fair values of assets and liabilities at their respective dates. As a result, the Companies' financial statements included for the periods after October 24, 1997 are presented on the Post-Merger new basis of accounting and for the period January 1, 1997 through October 24, 1997 are presented on the Post-Acquisition basis of accounting.

INVESTMENTS
Fixed Maturities: The Companies account for their investments under the Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for
Certain Investments in Debt and Equity Securities," which requires fixed maturities to be designated as either "available for sale," "held for investment," or "trading." Sales of fixed maturities designated as "available for sale" are not restricted by SFAS No. 115. Available for sale securities are reported at fair value and unrealized gains and losses on these securities are included directly in stockholder's equity, after adjustment for related changes in value of purchased insurance in force ("VPIF"), deferred policy acquisition costs ("DPAC"), and deferred income taxes. At December 31, 1999 and 1998, all of the Companies' fixed maturities are designated as available for sale, although the Companies are not precluded from designating fixed maturities as held for investment or trading at some future date.

Securities determined to have a decline in value that is other than temporary are written down to estimated fair value, which becomes the new cost basis by a charge to realized losses in the Companies' Statements of Operations. Premiums and discounts are amortized/accrued utilizing a method which results in a constant

108944                               60

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999

1. SIGNIFICANT ACCOUNTING POLICIES (continued)

yield over the  securities'  expected  lives.  Amortization/accrual  of
premiums  and   discounts  on  mortgage   and  other   asset-backed   securities
incorporates a prepayment assumption to estimate the securities' expected lives.

Equity Securities: Equity securities are reported at estimated fair value if readily marketable. The change in unrealized appreciation and depreciation of marketable equity securities (net of related deferred income taxes, if any) is included directly in stockholder's equity. Equity securities determined to have a decline in value that is other than temporary are written down to estimated fair value, which becomes the new cost basis by a charge to realized losses in the Companies' Statements of Operations.

Mortgage Loans On Real Estate: Mortgage loans on real estate are reported at cost adjusted for amortization of premiums and accrual of discounts. If the value of any mortgage loan is determined to be impaired (i.e., when it is probable the Companies will be unable to collect all amounts due according to the contractual terms of the loan agreement), the carrying value of the mortgage loan is reduced to the present value of expected future cash flows from the loan discounted at the loan's effective interest rate, or to the loan's observable market price, or the fair value of the underlying collateral. The carrying value of impaired loans is reduced by the establishment of a valuation allowance, which is adjusted at each reporting date for significant changes in the calculated value of the loan. Changes in this valuation allowance are charged or credited to income.

Other Investments: Policy loans are reported at unpaid principal. Short-term investments are reported at cost, adjusted for amortization of premiums and accrual of discounts.

Realized Gains And Losses: Realized gains and losses are determined on the basis of specific identification.

Fair Values: Estimated fair values, as reported herein, of conventional mortgage-backed securities not actively traded in a liquid market are estimated using a third party pricing process. This pricing process uses a matrix calculation assuming a spread over U.S. Treasury bonds based upon the expected average lives of the securities. Estimated fair values of publicly traded fixed maturities are reported by an independent pricing service. Fair values of private placement bonds are estimated using a matrix that assumes a spread (based on interest rates and a risk assessment of the bonds) over U.S. Treasury bonds. Estimated fair values of equity securities, which consist of the Companies' investment in its registered separate accounts, are based upon the quoted fair value of the securities comprising the individual portfolios underlying the separate accounts.

CASH AND CASH EQUIVALENTS
For purposes of the accompanying Statements of Cash Flows, the Companies consider all demand deposits and interest-bearing accounts not related to the investment function to be cash equivalents. All interest-bearing accounts classified as cash equivalents have original maturities of three months or less.

DEFERRED POLICY ACQUISITION COSTS
Certain costs of acquiring new insurance business, principally first year commissions and interest bonuses, premium credit, and other expenses related to the production of new business, have been deferred. Acquisition costs for variable insurance products are being amortized generally in proportion to the present value (using the assumed crediting rate) of expected future gross profits. This amortization is adjusted retrospectively when the Companies revise their estimate of current or future gross profits to be realized from a group of products. DPAC is adjusted to reflect the pro forma impact of unrealized gains and losses on fixed maturities the Companies have designated as "available for sale" under SFAS No. 115.

108944                               61

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999

1. SIGNIFICANT ACCOUNTING POLICIES (continued)

VALUE OF PURCHASED INSURANCE IN FORCE
As a result of the merger and acquisition, a portion of the purchase price related to each transaction was allocated to the right to receive future cash flows from existing insurance contracts. This allocated cost represents VPIF, which reflects the value of those purchased policies calculated by discounting actuarially determined expected future cash flows at the discount rate determined by the purchaser. Amortization of VPIF is charged to expense in proportion to expected gross profits of the underlying business. This amortization is adjusted retrospectively when the Companies revise the estimate of current or future gross profits to be realized from the insurance contracts acquired. VPIF is adjusted to reflect the pro forma impact of unrealized gains and losses on available for sale fixed maturities. See Notes 6 and 7 for additional information on VPIF resulting from the merger and acquisition.

PROPERTY AND EQUIPMENT
Property and equipment primarily represent leasehold improvements, office furniture, certain other equipment, and capitalized computer software and are not considered to be significant to the Companies' overall operations. Property and equipment are reported at cost less allowances for depreciation.
Depreciation expense is computed primarily on the basis of the straight-line method over the estimated useful lives of the assets.

GOODWILL
Goodwill was established as a result of the merger and is being amortized over 40 years on a straight-line basis. Goodwill established as a result of the acquisition was being amortized over 25 years on a straight-line basis. See Notes 6 and 7 for additional information on the merger and acquisition.

FUTURE POLICY BENEFITS
Future policy benefits for divisions of the variable products with fixed interest guarantees are established utilizing the retrospective deposit accounting method. Policy reserves represent the premiums received plus accumulated interest, less mortality and administration charges. Interest credited to these policies ranged from 3.00% to 11.00% during 1999, 3.00% to 10.00% during 1998, and 3.30% to 8.25% during 1997. The unearned revenue reserve represents unearned distribution fees. These distribution fees have been deferred and are amortized over the life of the contracts in proportion to expected gross profits.

SEPARATE ACCOUNTS
Assets and liabilities of the separate accounts reported in the accompanying Balance Sheets represent funds separately administered principally for variable contracts. Contractholders, rather than the Companies, bear the investment risk for the variable insurance products. At the direction of the contractholders, the separate accounts invest the premiums from the sale of variable insurance products in shares of specified mutual funds. The assets and liabilities of the separate accounts are clearly identified and segregated from other assets and liabilities of the Companies. The portion of the separate account assets equal to the reserves and other liabilities of variable contracts cannot be charged with liabilities arising out of any other business the Companies may conduct.

Variable separate account assets are carried at fair value of the underlying investments and generally represent contractholder investment values maintained in the accounts. Variable separate account liabilities represent account balances for the variable contracts invested in the separate accounts; the fair value of these liabilities is equal to their carrying amount. Net investment income and realized and unrealized capital gains and losses related to separate account assets are not reflected in the accompanying Statements of Operations.

108944                               62

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999

1. SIGNIFICANT ACCOUNTING POLICIES (continued)

Product charges recorded by the Companies from variable insurance products consist of charges applicable to each contract for mortality and expense risk, cost of insurance, contract administration, and surrender charges. In addition, some variable annuity and all variable life contracts provide for a distribution fee collected for a limited number of years after each premium deposit. Revenue recognition of collected distribution fees is amortized over the life of the contract in proportion to its expected gross profits. The balance of unrecognized revenue related to the distribution fees is reported as an unearned revenue reserve.

DEFERRED INCOME TAXES
Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred tax assets or liabilities are adjusted to reflect the pro forma impact of unrealized gains and losses on equity securities and fixed maturities the Companies have designated as available for sale under SFAS No. 115. Changes in deferred tax assets or liabilities resulting from this SFAS No. 115 adjustment are charged or credited directly to stockholder's equity. Deferred income tax expenses or credits reflected in the Companies' Statements of Operations are based on the changes in the deferred tax asset or liability from period to period (excluding the SFAS No. 115 adjustment).

DIVIDEND RESTRICTIONS
Golden American's ability to pay dividends to its Parent is restricted. Prior approval of insurance regulatory authorities is required for payment of dividends to the stockholder which exceed an annual limit. During 2000, Golden American cannot pay dividends to its Parent without prior approval of statutory authorities.

Under the provisions of the insurance laws of the State of New York, First Golden cannot distribute any dividends to its stockholder, Golden American, unless a notice of its intent to declare a dividend and the amount of the dividend has been filed with the New York Insurance Department at least thirty days in advance of the proposed declaration. If the Superintendent of the New York Insurance Department finds the financial condition of First Golden does not warrant the distribution, the Superintendent may disapprove the distribution by giving written notice to First Golden within thirty days after the filing.

SEGMENT REPORTING
The Companies manage their business as one segment, the sale of variable insurance products designed to meet customer needs for tax-advantaged saving for retirement and protection from death. Variable insurance products are sold to consumers and corporations throughout the United States.

USE OF ESTIMATES
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions affecting the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Management is required to utilize historical experience and assumptions about future events and circumstances in order to develop estimates of material reported amounts and disclosures. Included among the material (or potentially material) reported amounts and disclosures that require extensive use of estimates and assumptions are: (1) estimates of fair values of investments in securities and other financial instruments, as well as fair values of policyholder liabilities, (2) policyholder liabilities, (3) deferred policy acquisition costs and value of purchased insurance in force, (4) fair values of assets and liabilities recorded as a result of merger and acquisition transactions, (5) asset valuation allowances, (6) guaranty fund assessment accruals, (7) deferred tax benefits (liabilities), and (8) estimates for commitments and contingencies including legal matters, if a liability is anticipated and can be reasonably estimated. Estimates and assumptions

108944                               63

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999

1. SIGNIFICANT ACCOUNTING POLICIES (continued)

regarding all of the preceding items are inherently subject to change and are reassessed periodically. Changes in estimates and assumptions could materially impact the financial statements.

RECLASSIFICATIONS
Certain amounts for the periods ended in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 financial statement presentation.

2. BASIS OF FINANCIAL REPORTING

The financial statements of the Companies differ from related statutory-basis financial statements principally as follows: (1) acquisition costs of acquiring new business are deferred and amortized over the life of the policies rather than charged to operations as incurred; (2) an asset representing the present value of future cash flows from insurance contracts acquired was established as a result of the merger/acquisition and is amortized and charged to expense; (3) future policy benefit reserves for divisions with fixed interest guarantees of the variable insurance products are based on full account values, rather than the greater of cash surrender value or amounts derived from discounting methodologies utilizing statutory interest rates; (4) reserves are reported before reduction for reserve credits related to reinsurance ceded and a receivable is established, net of an allowance for uncollectible amounts, for these credits rather than presented net of these credits; (5) fixed maturity investments are designated as "available for sale" and valued at fair value with unrealized appreciation/depreciation, net of adjustments to value of purchased insurance in force, deferred policy acquisition costs, and deferred income taxes (if applicable), credited/charged directly to stockholder's equity rather than valued at amortized cost; (6) the carrying value of fixed maturities is reduced to fair value by a charge to realized losses in the Statements of Operations when declines in carrying value are judged to be other than temporary, rather than through the establishment of a formula-determined statutory investment reserve (carried as a liability), changes in which are charged directly to surplus; (7) deferred income taxes are provided for the difference between the financial statement and income tax bases of assets and liabilities; (8) net realized gains or losses attributed to changes in the level of interest rates in the market are recognized when the sale is completed rather than deferred and amortized over the remaining life of the fixed maturity security; (9) a liability is established for anticipated guaranty fund assessments, net of related anticipated premium tax credits, rather than capitalized when assessed and amortized in accordance with procedures permitted by insurance regulatory authorities; (10) revenues for variable insurance products consist of policy charges applicable to each contract for the cost of insurance, policy administration charges, amortization of policy initiation fees, and surrender charges assessed rather than premiums received; (11) the financial statements of Golden American's wholly owned subsidiary are consolidated rather than recorded at the equity in net assets; (12) surplus notes are reported as liabilities rather than as surplus; and (13) assets and liabilities are restated to fair values when a change in ownership occurs, with provisions for goodwill and other intangible assets, rather than continuing to be presented at historical cost.

The net loss for Golden American as determined in accordance with statutory accounting practices was $85,578,000 in 1999, $68,002,000 in 1998, and $428,000
in 1997. Total statutory capital and surplus was $368,928,000 at December 31, 1999 and $183,045,000 at December 31, 1998.

108944                               64

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


3. INVESTMENT OPERATIONS

INVESTMENT RESULTS
Major categories of net investment income are summarized below:

                                                   POST-MERGER                  |POST-ACQUISITION
                                     -------------------------------------------|----------------
                                                                 For the period | For the period
                                                                   October 25,  |   January 1,
                                     For the year  For the year      1997       |     1997
                                         ended         ended       through      |   through
                                     December 31,  December 31,   December 31,  |  October 24,
                                        1999          1998           1997       |      1997
                                     ------------  ------------  -------------- | --------------
                                                    (Dollars in thousands)
                                                                                |
 Fixed maturities...............        $50,352       $35,224        $ 4,443    |     $18,488
 Equity securities..............            515            --              3    |          --
 Mortgage loans on real estate..          7,074         6,616            879    |       3,070
 Policy loans...................            485           619             59    |         482
 Short-term investments.........          2,583         1,311            129    |         443
 Other, net.....................            388           246           (154)   |          24
                                        -------       -------        -------    |     -------
 Gross investment income........         61,397        44,016          5,359    |      22,507
 Less investment expenses.......         (2,228)       (1,531)          (232)   |        (851)
                                        -------       -------        -------    |     -------
 Net investment income..........        $59,169       $42,485        $ 5,127    |     $21,656
                                        =======       =======        =======    |     =======

Realized gains (losses) on investments follows:

                                                   POST-MERGER                  |POST-ACQUISITION
                                     -------------------------------------------|----------------
                                                                 For the period | For the period
                                                                   October 25,  |   January 1,
                                     For the year  For the year      1997       |     1997
                                         ended         ended       through      |   through
                                     December 31,  December 31,   December 31,  |  October 24,
                                        1999          1998           1997       |      1997
                                     ------------  ------------  -------------- | --------------
                                                  (Dollars in thousands)
                                                                                |
  Fixed maturities, available for                                               |
    sale..........................      $(2,910)      $(1,428)       $    25    |     $    151
  Mortgage loans on real estate...          (13)          (63)           (10)   |           --
                                        -------       -------        -------    |      -------
  Realized gains (losses) on                                                    |
    investments...................      $(2,923)      $(1,491)           $15    |         $151
                                        =======       =======        =======    |     ========


The change in unrealized appreciation (depreciation) of securities at fair value follows:

                                                   POST-MERGER                  |POST-ACQUISITION
                                     -------------------------------------------|----------------
                                                                 For the period | For the period
                                                                   October 25,  |   January 1,
                                     For the year  For the year      1997       |     1997
                                         ended         ended       through      |   through
                                     December 31,  December 31,   December 31,  |  October 24,
                                        1999          1998           1997       |      1997
                                     ------------  ------------  -------------- | --------------
                                                  (Dollars in thousands)
                                                                                |
                                                                                |
  Fixed maturities, available for                                               |
    sale...........................     $(24,944)     $  1,100       $ (3,494)  |     $  4,197
  Equity securities................        5,301        (2,390)           (68)  |         (462)
                                        --------      --------       --------   |     --------
  Unrealized appreciation                                                       |
     (depreciation) of securities..     $(19,643)     $ (1,290)      $ (3,562)  |     $  3,735
                                        ========      ========       ========   |     ========

108944                               65

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


3. INVESTMENT OPERATIONS (continued)

At December 31, 1999 and December 31, 1998, amortized cost, gross unrealized gains and losses, and estimated fair values of fixed maturities, all of which are designated as available for sale, follows:


                                                       POST-MERGER
                                    ---------------------------------------------------
                                                    Gross       Gross      Estimated
                                     Amortized    Unrealized  Unrealized      Fair
                                        Cost         Gains      Losses       Value
                                    ----------    ----------  ----------   ---------
                                                  (Dollars in thousands)
    December 31, 1999
    -----------------------------
    U.S. government and
       governmental agencies
       and authorities............     $ 21,363          --     $   (260)   $ 21,103
    Public utilities..............       53,754      $   25       (2,464)     51,315
    Corporate securities..........      396,494          53      (12,275)    384,272
    Other asset-backed securities.      207,044         850       (4,317)    203,577
    Mortgage-backed securities....      179,397          39       (4,382)    175,054
                                       --------      ------     --------    --------
    Total.........................     $858,052      $  967     $(23,698)   $835,321
                                       ========      ======     ========    ========

    December 31, 1998
    -----------------------------
    U. S. government and
       governmental agencies
       and authorities............     $ 13,568      $  182     $    (8)    $ 13,742
    Foreign governments...........        2,028           8          --        2,036
    Public utilities..............       67,710         546        (447)      67,809
    Corporate securities..........      365,569       4,578       (2,658)    367,489
    Other asset-backed securities.       99,877         281       (1,046)     99,112
    Mortgage-backed securities....      191,020       1,147         (370)    191,797
                                       --------      ------     --------    --------
    Total.........................     $739,772      $6,742     $ (4,529)   $741,985
                                       ========      ======     ========    ========

Short-term investments with maturities of 30 days or less have been excluded from the above schedules. Amortized cost approximates fair value for these securities. At December 31, 1999, net unrealized investment loss on fixed maturities designated as available for sale totaled $22,731,000. Depreciation of $6,955,000 was included in stockholder's equity at December 31, 1999 (net of adjustments of $1,785,000 to VPIF, $10,246,000 to DPAC, and $3,745,000 to
deferred income taxes). At December 31, 1998, net unrealized investment gains on fixed maturities designated as available for sale totaled $2,213,000. Appreciation of $1,005,000 was included in stockholder's equity at December 31, 1998 (net of adjustments of $203,000 to VPIF, $455,000 to DPAC, and $550,000 to deferred income taxes).

At December 31, 1999, net unrealized appreciation on equity securities was comprised entirely of gross appreciation of $2,378,000. At December 31, 1998, net unrealized depreciation of equity securities was comprised entirely of gross depreciation of $2,923,000.

Amortized cost and estimated fair value of fixed maturities designated as available for sale, by contractual maturity, at December 31, 1999 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

108944                               66

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999

3. INVESTMENT OPERATIONS (continued)


                                                   POST-MERGER
                                            -------------------------
                                            Amortized      Estimated
December 31, 1999                              Cost       Fair Value
---------------------------------------------------------------------
                                              (Dollars in thousands)

Due within one year.....................    $ 25,317       $ 25,186
Due after one year through five years...     355,205        344,998
Due after five years through ten years..      83,004         78,976
Due after ten years.....................       8,085          7,530
                                            --------       --------
                                             471,611        456,690
Other asset-backed securities...........     207,044        203,577
Mortgage-backed securities..............     179,397        175,054
                                            --------       --------
Total...................................    $858,052       $835,321
                                            ========       ========

An analysis of sales, maturities, and principal repayments of the Companies' fixed maturities portfolio follows:


                                                        Gross      Gross     Proceeds
                                           Amortized  Realized   Realized      from
                                             Cost       Gains     Losses       Sale
                                           ---------  --------   --------    --------
                                                     (Dollars in thousands)
POST-MERGER:
For the year ended December 31, 1999:
Scheduled principal repayments, calls,
   and tenders..........................    $141,346     $216       $(174)   $141,388
Sales...................................      80,472      141      (1,454)     79,159
                                            --------     ----     -------    --------
Total...................................    $221,818     $357     $(1,628)   $220,547
                                            ========     ====     =======    ========

For the year ended December 31, 1998:
Scheduled principal repayments, calls,
   and tenders..........................    $102,504      $60         $(3)   $102,561
Sales...................................      43,204      518      (1,030)     42,692
                                            --------     ----     -------    --------
Total...................................    $145,708     $578     $(1,033)   $145,253
                                            ========     ====     =======    ========

For the period October 25, 1997 through
   December 31, 1997:
Scheduled principal repayments, calls,
   and tenders..........................      $6,708       $2          --      $6,710
Sales...................................       3,138       23          --       3,161
                                            --------     ----     -------    --------
Total...................................      $9,846      $25          --      $9,871
                                            ========     ====     =======    ========

POST-ACQUISITION:

For the period January 1, 1997 through
   October 24, 1997:
Scheduled principal repayments, calls,
   and tenders..........................     $25,419       --          --     $25,419
Sales...................................      14,052     $153         $(2)     14,203
                                            --------     ----     -------    --------
Total...................................     $39,471     $153         $(2)    $39,622
                                            ========     ====     =======    ========

108944                               67

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


3. INVESTMENT OPERATIONS (continued)

Investment Valuation Analysis: The Companies analyze the investment portfolio at least quarterly in order to determine if the carrying value of any investment has been impaired. The carrying value of debt and equity securities is written down to fair value by a charge to realized losses when an impairment in value appears to be other than temporary.

During the fourth quarter of 1998, Golden American determined that the carrying value of two bonds exceeded their estimated net realizable value. As a result, at December 31, 1998, Golden American recognized a total pre-tax loss of $973,000 to reduce the carrying value of the bonds to their combined net realizable value of $2,919,000. During the second quarter of 1999, further information was received regarding these bonds and Golden American determined that the carrying value of the two bonds exceeded their estimated net realizable value. As a result, at June 30, 1999, Golden American recognized a total pre-tax loss of $1,639,000 to further reduce the carrying value of the bonds to their combined net realizable value of $1,137,000. During 1997, no investments were identified as having an other than temporary impairment.

Investments on Deposit: At December 31, 1999 and 1998, affidavits of deposits covering bonds with a par value of $6,470,000 were on deposit with regulatory authorities pursuant to certain statutory requirements.

Investment Diversifications: The Companies' investment policies related to the investment portfolio require diversification by asset type, company, and industry and set limits on the amount which can be invested in an individual issuer. Such policies are at least as restrictive as those set forth by regulatory authorities. The following percentages relate to holdings at December 31, 1999 and December 31, 1998. Fixed maturities included investments in basic industrials (29% in 1999, 26% in 1998), conventional mortgage-backed securities (22% in 1999, 25% in 1998), financial companies (16% in 1999, 19% in 1998), and other asset-backed securities (19% in 1999, 11% in 1998). Mortgage loans on real estate have been analyzed by geographical location with concentrations by state identified as California (12% in 1999 and 1998), Utah (10% in 1999, 11% in
1998), and Georgia (9% in 1999, 10% in 1998). There are no other concentrations of mortgage loans on real estate in any state exceeding ten percent at December 31, 1999 and 1998. Mortgage loans on real estate have also been analyzed by collateral type with significant concentrations identified in office buildings (34% in 1999, 36% in 1998), industrial buildings (33% in 1999, 32% in 1998), retail facilities (19% in 1999, 20% in 1998), and multi-family apartments (10% in 1999, 8% in 1998). Equity securities are not significant to the Companies' overall investment portfolio.

No investment in any person or its affiliates (other than bonds issued by agencies of the United States government) exceeded ten percent of stockholder's equity at December 31, 1999.

4. COMPREHENSIVE INCOME
Comprehensive income includes all changes in stockholder's equity during a period except those resulting from investments by and distributions to the stockholder. Total comprehensive income (loss) for the Companies includes $(452,000) for the year ended December 31, 1999 for First Golden ($1,015,000 for the year ended December 31, 1998 and $159,000, and $536,000, respectively, for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997). Other comprehensive income excludes net investment gains (losses) included in net income, which merely represent transfers from unrealized to realized gains and losses. These amounts total $(1,468,000) in 1999 and $(2,133,000) in 1998. Such amounts, which have been measured through the date of sale, are net of income taxes and adjustments to VPIF and DPAC totaling $(1,441,000) in 1999 and $705,000 in 1998.

5. FAIR VALUES OF FINANCIAL INSTRUMENTS
SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of estimated fair value of all financial instruments, including both assets and liabilities recognized and not recognized in a

108944                               68

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


5. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

company's  balance
sheet, unless specifically exempted. SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires additional disclosures about derivative financial instruments. Most of the
Companies' investments, investment contracts, and debt fall within the standards' definition of a financial instrument. Fair values for the Companies' insurance contracts other than investment contracts are not required to be disclosed. In cases where quoted market prices are not available, estimated fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accounting, actuarial, and regulatory bodies are continuing to study the methodologies to be used in developing fair value information, particularly as it relates to such things as liabilities for insurance contracts. Accordingly, care should be exercised in deriving conclusions about the Companies' business or financial condition based on the information presented herein.

The Companies closely monitor the composition and yield of invested assets, the duration and interest credited on insurance liabilities, and resulting interest spreads and timing of cash flows. These amounts are taken into consideration in the Companies' overall management of interest rate risk, which attempts to minimize exposure to changing interest rates through the matching of investment cash flows with amounts expected to be due under insurance contracts. These assumptions may not result in values consistent with those obtained through an actuarial appraisal of the Companies' business or values that might arise in a negotiated transaction.

The following compares carrying values as shown for financial reporting purposes with estimated fair values:

                                                               POST-MERGER
                                           -----------------------------------------------
                                              December 31, 1999        December 31, 1998
                                           ----------------------    ---------------------
                                                        Estimated                Estimated
                                            Carrying      Fair        Carrying     Fair
                                             Value       Value         Value      Value
                                            --------    ---------     --------   ---------
                                                     (Dollars in thousands)

ASSETS

   Fixed maturities, available for sale..  $  835,321   $  835,321  $  741,985  $  741,985
   Equity securities.....................      17,330       17,330      11,514      11,514
   Mortgage loans on real estate.........     100,087       95,524      97,322      99,762
   Policy loans..........................      14,157       14,157      11,772      11,772
   Short-term investments................      80,191       80,191      41,152      41,152
   Cash and cash equivalents.............      14,380       14,380       6,679       6,679
   Separate account assets...............   7,562,717    7,562,717   3,396,114   3,396,114

LIABILITIES

   Annuity products......................   1,017,105      953,546     869,009     827,597
   Surplus notes.........................     245,000      226,100      85,000      90,654
   Revolving note payable................       1,400        1,400          --          --
   Separate account liabilities..........   7,562,717    7,562,717   3,396,114   3,396,114

The following methods and assumptions were used by the Companies in estimating fair values.

Fixed  maturities:   Estimated  fair  values  of  conventional   mortgage-backed
securities not actively traded in a liquid market and publicly traded securities are estimated using a third party pricing process. This pricing

108944                               69

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


5. FAIR VALUES OF FINANCIAL INSTRUMENTS (continued)

process uses a matrix calculation assuming a spread over U.S. Treasury bonds based upon the expected average lives of the securities.

Equity securities: Estimated fair values of equity securities, which consist of the Companies' investment in the portfolios underlying its separate accounts, are based upon the quoted fair value of individual securities comprising the individual portfolios. For equity securities not actively traded, estimated fair values are based upon values of issues of comparable returns and quality.

Mortgage loans on real estate: Fair values are estimated by discounting expected cash flows, using interest rates currently offered for similar loans.

Policy loans: Carrying values approximate the estimated fair value for policy loans.

Short-term investments and cash and cash equivalents: Carrying values reported in the Companies' historical cost basis balance sheet approximate estimated fair value for these instruments due to their short-term nature.

Separate account assets: Separate account assets are reported at the quoted fair values of the individual securities in the separate accounts.

Annuity products: Estimated fair values of the Companies' liabilities for future policy benefits for the divisions of the variable annuity products with fixed interest guarantees and for supplemental contracts without life contingencies are stated at cash surrender value, the cost the Companies would incur to extinguish the liability.

Surplus notes: Estimated fair value of the Companies' surplus notes were based upon discounted future cash flows using a discount rate approximating the current market value.

Revolving note payable: Carrying value reported in the Companies' historical cost basis balance sheet approximates estimated fair value for this instrument, as the agreement carries a variable interest rate provision.

Separate account liabilities: Separate account liabilities are reported at full account value in the Companies' historical cost balance sheet. Estimated fair values of separate account liabilities are equal to their carrying amount.

6. MERGER
Transaction: On October 23, 1997, Equitable's shareholders approved the Merger Agreement dated July 7, 1997 among Equitable, PFHI, and ING. On October 24, 1997, PFHI, a Delaware corporation, acquired all of the outstanding capital stock of Equitable according to the Merger Agreement. PFHI is a wholly owned subsidiary of ING, a global financial services holding company based in The Netherlands. Equitable, an Iowa corporation, in turn, owned all the outstanding capital stock of Equitable Life Insurance Company of Iowa ("Equitable Life") and Golden American and their wholly owned subsidiaries. In addition, Equitable owned all the outstanding capital stock of Locust Street Securities, Inc.
("LSSI"), Equitable Investment Services, Inc. (subsequently dissolved), DSI, Equitable of Iowa Companies Capital Trust, Equitable of Iowa Companies Capital Trust II, and Equitable of Iowa Securities Network, Inc. (subsequently renamed ING Funds Distributor, Inc.). In exchange for the outstanding capital stock of Equitable, ING paid total consideration of approximately $2.1 billion in cash and stock and assumed approximately $400 million in debt. As a result of this transaction, Equitable was merged into PFHI, which was simultaneously renamed Equitable of Iowa Companies, Inc. ("EIC" or the "Parent"), a Delaware corporation. All costs of the merger, including expenses to terminate certain benefit plans, were paid by the Parent.

108944                               70

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


6. MERGER (continued)

Accounting Treatment: The merger was accounted for as a purchase resulting in a new basis of accounting, reflecting estimated fair values for assets and liabilities at October 24, 1997. The purchase price was allocated to EIC and its subsidiaries with $227,497,000 allocated to the Companies. Goodwill was established for the excess of the merger cost over the fair value of the net assets and attributed to EIC and its subsidiaries including Golden American and First Golden. The amount of goodwill allocated to the Companies relating to the merger was $151,127,000 at the merger date and is being amortized over 40 years on a straight-line basis. The carrying value of goodwill will be reviewed periodically for any indication of impairment in value. The Companies' DPAC, previous balance of VPIF, and unearned revenue reserve, as of the merger date, were eliminated and a new asset of $44,297,000 representing VPIF was established for all policies in force at the merger date.

Value of Purchased Insurance In Force: As part of the merger, a portion of the acquisition cost was allocated to the right to receive future cash flows from insurance contracts existing with the Companies at the merger date. This allocated cost represents VPIF reflecting the value of those purchased policies calculated by discounting the actuarially determined expected future cash flow at the discount rate determined by ING.

An analysis of the VPIF asset follows:

                                                                   POST-MERGER
                                              -------------------------------------------------
                                                                                 For the period
                                              For the year     For the year    October 25, 1997
                                                  ended            ended           through
                                              December 31,     December 31,    December 31, 1997
                                              -------------------------------------------------
                                                            (Dollars in thousands)

   Beginning balance........................     $35,977          $43,174          $44,297
                                                 -------          -------          -------

   Imputed interest.........................       2,373            2,802            1,004
   Amortization.............................      (7,930)          (7,753)          (1,952)
   Changes in assumptions of timing of
     gross profits..........................        (681)             227               --
                                                 -------          -------          -------
   Net amortization.........................      (6,238)          (4,724)            (948)
   Adjustment for unrealized gains (losses)
     on available for sale securities.......       1,988              (28)            (175)
   Adjustment for other receivables and
     merger costs...........................          --           (2,445)              --
                                                 -------          -------          -------
   Ending balance...........................     $31,727          $35,977          $43,174
                                                 =======          =======          =======

108944                               71

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


6. MERGER (continued)

Interest is imputed on the unamortized balance of VPIF at a rate of 7.33% for the year ended December 31, 1999, 7.38% for the year ended December 31, 1998, and 7.03% for the period October 25, 1997 through December 31, 1997. In 1999, VPIF was adjusted to increase amortization by $681,000 to reflect changes in the assumptions related to the timing of estimated gross profits. The amortization of VPIF, net of imputed interest, is charged to expense. VPIF decreased $2,664,000 during 1998 to adjust the value of other receivables and increased $219,000 in 1998 as a result of an adjustment to the merger costs. VPIF is adjusted for the unrealized gains (losses) on available for sale securities; such changes are included directly in stockholder's equity. Based on current conditions and assumptions as to the impact of future events on acquired policies in force, the expected approximate net amortization relating to VPIF as of December 31, 1999 is $3,958,000 in 2000, $3,570,000 in 2001, $3,322,000 in
2002,  $2,807,000 in 2003, and $2,292,000 in 2004. Actual  amortization may vary based upon changes in assumptions and experience.

7. ACQUISITION

Transaction: On August 13, 1996, Equitable acquired all of the outstanding capital stock of BT Variable from Whitewood, a wholly owned subsidiary of Bankers Trust Company ("Bankers Trust"), according to the terms of the Purchase Agreement dated May 3, 1996 between Equitable and Whitewood. In exchange for the outstanding capital stock of BT Variable, Equitable paid the sum of $93,000,000 in cash to Whitewood in accordance with the terms of the Purchase Agreement. Equitable also paid the sum of $51,000,000 in cash to Bankers Trust to retire certain debt owed by BT Variable to Bankers Trust pursuant to a revolving credit arrangement. After the acquisition, the BT Variable, Inc. name was changed to EIC Variable, Inc. On April 30, 1997, EIC Variable, Inc. was liquidated and its investments in Golden American and DSI were transferred to Equitable, while the remainder of its net assets were contributed to Golden American. On December 30, 1997, EIC Variable, Inc. was dissolved.

Accounting Treatment: The acquisition was accounted for as a purchase resulting in a new basis of accounting, which reflected estimated fair values for assets and liabilities at August 13, 1996. The purchase price was allocated to the three companies purchased - BT Variable, DSI, and Golden American. The allocation of the purchase price to Golden American was approximately $139,872,000. Goodwill was established for the excess of the purchase price over the fair value of the net assets acquired and attributed to Golden American. The amount of goodwill relating to the acquisition was $41,113,000 and was amortized over 25 years on a straight-line basis until the October 24, 1997 merger with ING. Golden American's DPAC, previous balance of VPIF, and unearned revenue reserve, as of the acquisition date, were eliminated and an asset of $85,796,000 representing VPIF was established for all policies in force at the acquisition date.

Value of Purchased Insurance In Force: As part of the acquisition, a portion of the acquisition cost was allocated to the right to receive future cash flows from the insurance contracts existing with Golden American at the date of acquisition. This allocated cost represents VPIF reflecting the value of those purchased policies calculated by discounting the actuarially determined expected future cash flows at the discount rate determined by Equitable.

108944                               72

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


7. ACQUISITION (continued)

An analysis of the VPIF asset follows:


                                              POST-ACQUISITION
                                              ----------------
                                               For the period
                                              January 1, 1997
                                                  through
                                              October 24, 1997
                                              ----------------
                                          (Dollars in thousands)

             Beginning balance............        $ 83,051
                                                  --------

             Imputed interest.............           5,138
             Amortization.................         (12,656)
             Changes in assumption of
               timing of gross profits....           2,293
                                                  --------
             Net amortization.............          (5,225)
             Adjustment for unrealized
               gains on available for
               sale securities............            (373)
                                                  --------
             Ending balance...............        $ 77,453
                                                  ========

Interest was imputed on the unamortized balance of VPIF at rates of 7.70% to 7.80% for the period January 1, 1997 through October 24, 1997. The amortization of VPIF, net of imputed interest, was charged to expense. VPIF was also adjusted for the unrealized gains on available for sale securities; such changes were included directly in stockholder's equity.


8. INCOME TAXES

Golden American files a consolidated federal income tax return. Under the Internal Revenue Code, a newly acquired insurance company cannot file as part of the Parent's consolidated tax return for 5 years.

At December 31, 1999, the Companies have net operating loss ("NOL") carryforwards for federal income tax purposes of approximately $161,799,000. Approximately $5,094,000, $3,354,000, $53,310,000, and $100,041,000 of these NOL carryforwards are available to offset future taxable income of the Companies through the years 2011, 2012, 2013, and 2014, respectively.

INCOME TAX EXPENSE (BENEFIT)
Income tax expense (benefit) included in the consolidated financial statements follows:

                               POST-MERGER                    |POST-ACQUISITION
                  --------------------------------------------|----------------
                                               For the period | For the period
                                                 October 25,  |    January 1,
                  For the year  For the year       1997       |     1997
                      ended         ended        through      |   through
                  December 31,  December 31,     December 31, |   October 24,
                     1999          1998             1997      |     1997
                  ------------  ------------   -------------- | --------------
                                   (Dollars in thousands)
                                                              |
   Current                --           --             --      |    $    12
   Deferred          $8,523       $5,279           $146       |     (1,349)
                      ------       ------           ----      |    -------
                      $8,523       $5,279           $146      |    $(1,337)
                      ======       ======           ====      |    =======

108944                               73

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


8. INCOME TAXES (continued)

The effective tax rate on income (loss) before income taxes is different from the prevailing federal income tax rate. A reconciliation of this difference follows:

                                                        POST-MERGER                    |POST-ACQUISITION
                                          ---------------------------------------------|-----------------
                                                                        For the period | For the period
                                                                          October 25,  |    January 1,
                                          For the year   For the year        1997      |      1997
                                             ended          ended          through     |    through
                                          December 31,   December 31,     December 31, |  October 24,
                                             1999           1998             1997      |     1997
                                          ------------   ------------   -------------- |  -------------
                                                                (Dollars in thousands)
                                                                                       |
   Income (loss) before income taxes..       $19,737        $10,353            $(279)  |      $  (608)
                                             =======        =======            =====          =======
                                                                                       |
   Income tax (benefit) at federal                                                     |
     statutory  rate.........................$ 6,908        $ 3,624            $ (98)  |      $  (213)
   Tax effect (decrease) of:                                                           |
     Goodwill amortization............         1,322          1,322              220   |           --
     Compensatory stock option and
       restricted stock expense.......            --             --               --   |        (1,011)
     Meals and entertainment..........           199            157               23   |            53
     Other items......................            94            176                1   |          (166)
                                             -------        -------          -------   |      --------
   Income tax expense (benefit).......       $ 8,523        $ 5,279             $146   |      $ (1,337)
                                             =======        =======          =======   |      ========

108944                               74

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


8. INCOME TAXES (continued)

DEFERRED INCOME TAXES
The tax effect of temporary differences giving rise to the Companies' deferred income tax assets and liabilities at December 31, 1999 and 1998 follows:


                                                           POST-MERGER
                                                    ----------------------------
                                                    December 31,    December 31,
                                                       1999            1998
                                                    ------------    ------------
                                                        (Dollars in thousands)

  Deferred tax assets:
     Net unrealized depreciation of securities
       at fair value............................            --         $1,023
     Net unrealized depreciation of available
       for sale fixed maturities................        $3,745             --
     Future policy benefitS.....................       133,494         66,273
     Goodwill...................................        16,323         16,323
     Net operating loss carryforwards...........        56,630         17,821
     Other......................................         1,333          1,272
                                                       -------        -------
                                                       211,525        102,712
  Deferred tax liabilities:
    Net unrealized appreciation of securities
       at fair value............................          (832)            --
     Net unrealized appreciation of available
       for sale fixed maturities................            --           (332)
     Fixed maturity securities..................       (17,774)        (1,034)
     Deferred policy acquisition costs..........      (154,706)       (55,520)
     Mortgage loans on real estate..............          (715)          (845)
     Value of purchased insurance in force......       (10,462)       (12,592)
     Other......................................        (1,348)          (912)
                                                       -------        -------
                                                      (185,837)       (71,235)
                                                       -------        -------
  Valuation allowance...........................        (3,745)            --
                                                       -------        -------
  Deferred income tax asset.....................       $21,943        $31,477
                                                       =======        =======


At December 31, 1999, the Company reported, for financial statement purposes, unrealized losses on certain investments which have not been recognized for tax purposes. The Companies have established a valuation allowance against the deferred income tax assets associated with unrealized depreciation on fixed maturities available for sale as the Companies are uncertain as to whether their capital losses, if ever realized, could be utilized to offset future capital gains.

108944                               75

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


9. RETIREMENT PLANS AND EMPLOYEE STOCK COMPENSATION

DEFINED BENEFIT PLANS

In 1999 and 1998, the Companies were allocated their share of the pension liability associated with their employees. The Companies' employees are covered by the employee retirement plan of an affiliate, Equitable Life. Further, Equitable Life sponsors a defined contribution plan that is qualified under Internal Revenue Code Section 401(k).

The following tables summarize the benefit obligations and the funded status for pension benefits over the two-year period ended December 31, 1999:

                                                   1999        1998
                                          -----------------------------------
                                                (Dollars in thousands)

    Change in benefit obligation:
      Benefit obligation at January 1...          $ 4,454       $956
      Service cost......................            1,500      1,138
      Interest cost.....................              323         97
      Actuarial (gain) loss.............           (2,056)     2,266
      Benefit payments..................               --         (3)
                                                  -------    -------
      Benefit obligation at December 31.          $ 4,221    $ 4,454
                                                  =======    =======

    Funded status:
      Funded status at December 31......          $(4,221)   $(4,454)
      Unrecognized net loss.............              210      2,266
                                                  -------    -------
      Net amount recognized.............          $(4,011)   $(2,188)
                                                  =======    =======

The Companies' plan assets were held by Equitable Life, an affiliate. During 1998, the Equitable Life Employee Pension Plan began investing in an undivided interest of the ING-NA Master Trust (the "Master Trust"). Boston Safe Deposit and Trust Company holds the Master Trust's investment assets.

The weighted-average assumptions used in the measurement of the Companies' benefit obligation follows:

    December 31                             1999      1998
-----------------------------------------------------------------

    Discount rate....................       8.00%     6.75%
    Expected return on plan assets...       9.25      9.50
    Rate of compensation increase....       5.00      4.00

108944                               76

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


9. RETIREMENT PLANS AND EMPLOYEE STOCK COMPENSATION (continued)

The following table provides the net periodic benefit cost for the fiscal years 1999, 1998, and 1997:

                                               POST-MERGER                     |POST-ACQUISITION
                                 ----------------------------------------------|-----------------
                                 For the year  For the year     For the period | For the period
                                    ended         ended       October 25, 1997 | January 1, 1997
                                 December 31,  December 31,       through      |    through
                                    1999          1998       December 31, 1997 |October 24, 1997
                                 ----------------------------------------------|-----------------
                                            (Dollars in thousands)             |
                                                                               |
                                                                               |
    Service cost................   $1,500        $1,138            $114        |     $568
    Interest cost...............      323            97              10        |       15
    Amortization of net loss....       --            --              --        |        1
                                   ------        ------            ----        |     ----
    Net periodic benefit cost...   $1,823        $1,235            $124        |     $584
                                   ======        ======            ====        |     ====

There were no gains or losses resulting from curtailments or settlements during 1999, 1998, or 1997.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $4,221,000, $2,488,000, and $0, respectively, as of December 31, 1999 and $4,454,000, $3,142,000, and $0, respectively, as of December 31,
1998.

During 1997, ING approved the 1997 Phantom Plan for certain key employees. The Phantom Plan is similar to a standard stock option plan; however, the phantom share option entitles the holder to a cash benefit in Dutch Guilders linked to the rise in value of ING ordinary shares on the Amsterdam Stock Exchange. The plan participants are entitled to any appreciation in the value of ING ordinary shares over the Phantom Plan option price (strike price) of 53.85 Euros for options issued on July 1, 1999, 140.40 Dutch Guilders for options issued on May 26, 1998, and 85.10 Dutch Guilders for options issued on May 23, 1997, not the ordinary shares themselves.

Options are granted at fair value on the date of grant. Options in the Phantom Plan are subject to forfeiture to ING should the individuals terminate their relationship with ING before the three-year initial retention period has elapsed. All options expire five years from the date of grant.

On July 1, 1999, ING issued 34,750 options to employees of Golden American related to this plan at a strike price of 53.85 Euros.

On May 26, 1998, ING issued 42,400 options related to this plan at a strike price of 140.40 Dutch Guilders. Since the strike price at December 31, 1998 was higher than the ING share price, there was no compensation expense related to these options in 1998.

On May 23, 1997, ING issued 3,500 options related to this plan at a strike price of 85.10 Dutch Guilders. Since the strike price was lower than the ING share price at December 31, 1998, Golden American incurred $46,000 of compensation expense related to these options during 1998.

No expense was recognized in 1999 related to the above options. As of December 31, 1999, 58,250 options remain outstanding.


10. RELATED PARTY TRANSACTIONS

Operating Agreements: DSI, an affiliate, acts as the principal underwriter (as defined in the Securities Act of 1933 and the Investment Company Act of 1940, as amended) and distributor of the variable insurance products issued by the Companies. DSI is authorized to enter into agreements with broker/dealers to

108944                               77

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


10. RELATED PARTY TRANSACTIONS (continued)

distribute the Companies' variable insurance products and appoint representatives of the broker/dealers as agents. For the years ended December 31, 1999 and 1998 and for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, the Companies paid commissions to DSI totaling $181,536,000, $117,470,000, $9,931,000, and $26,419,000,
respectively.

Golden American provides certain managerial and supervisory services to DSI. The fee paid by DSI for these services is calculated as a percentage of average assets in the variable separate accounts. For the years ended December 31, 1999 and 1998 and for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, the fee was $10,136,000, $4,771,000,
$508,000, and $2,262,000, respectively.

Effective January 1, 1998, the Companies have an asset management agreement with ING Investment Management LLC ("ING IM"), an affiliate, in which ING IM provides asset management and accounting services. Under the agreement, the Companies record a fee based on the value of the assets under management. The fee is payable quarterly. For the years ended December 31, 1999 and 1998, the Companies incurred fees of $2,227,000 and $1,504,000, respectively, under this agreement.

Prior to 1998, the Companies had a service  agreement with Equitable  Investment
Services, Inc. ("EISI"), an affiliate, in which EISI provided investment management services. Payments for these services totaled $200,000 and $768,000 for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, respectively.

Golden American has a guaranty agreement with Equitable Life, an affiliate. In consideration of an annual fee, payable June 30, Equitable Life guarantees to Golden American that it will make funds available, if needed, to Golden American to pay the contractual claims made under the provisions of Golden American's life insurance and annuity contracts. The agreement is not, and nothing contained therein or done pursuant thereto by Equitable Life shall be deemed to constitute, a direct or indirect guaranty by Equitable Life of the payment of any debt or other obligation, indebtedness, or liability, of any kind or character whatsoever, of Golden American. The agreement does not guarantee the value of the underlying assets held in separate accounts in which funds of variable life insurance and variable annuity policies have been invested. The calculation of the annual fee is based on risk based capital. As Golden American's risk based capital level was above required amounts, no annual fee was payable in 1999 or in 1998.

Golden American provides certain advisory, computer, and other resources and services to Equitable Life. Revenues for these services, which reduced general expenses incurred by Golden American, totaled $6,107,000 and $5,833,000 for the years ended December 31, 1999 and 1998, respectively ($1,338,000 and $2,992,000 for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, respectively).

The Companies have a service agreement with Equitable Life in which Equitable Life provides administrative and financial related services. Under this agreement, the Companies incurred expenses of $1,251,000 and $1,058,000 for the years ended December 31, 1999 and 1998, respectively ($13,000 and $16,000 for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, respectively).

First Golden provides resources and services to DSI. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $387,000 in 1999 and $75,000 in 1998.

Golden American provides resources and services to ING Mutual Funds Management Co., LLC, an affiliate. Revenues for these services, which reduce general expenses incurred by Golden American, totaled $244,000 in 1999.

108944                               78

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


10. RELATED PARTY TRANSACTIONS (continued)

Golden American provides resources and services to United Life & Annuity Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by Golden American, totaled $460,000 in 1999.

The Companies provide resources and services to Security Life of Denver Insurance Company, an affiliate. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $216,000 in 1999.

The  Companies  provide  resources  and  services to  Southland  Life  Insurance
Company, an affiliate. Revenues for these services, which reduce general expenses incurred by the Companies, totaled $103,000 in 1999.

In 1999, 1998, and 1997, the Companies received 10.0%, 9.6%, and 5.1% of total premiums, net of reinsurance, for variable products sold through five affiliates as noted in the following table:

                                                            POST-MERGER                   |POST-ACQUISITION
                                            ----------------------------------------------|-----------------
                                                                                          |
                                            For the year   For the year    For the period | For the period
                                               ended          ended      October 25, 1997 |January 1, 1997
                                            December 31,   December 31,       through     |    through
                                                    1999           1998  December 31, 1997|October 24, 1997
                                            ------------   ------------  -----------------|----------------
                                                                (Dollars in millions)
                                                                                          |
   LSSI..................................          $168.5        $122.9          $9.3     |       $16.9
   Vestax Securities Corporation.........            88.1          44.9           1.9     |         1.2
   DSI...................................             2.5          13.6           2.1     |         0.4
   Multi-Financial Securities Corporation            44.1          13.4            --     |          --
   IFG Network Securities, Inc...........            25.8           3.7            --     |          --
                                                   ------        ------         -----     |       -----
   Total.................................          $329.0        $198.5         $13.3     |       $18.5
                                                   ======        ======         =====     |       =====

Reciprocal Loan Agreement: Golden American maintains a reciprocal loan agreement with ING America Insurance Holdings, Inc. ("ING AIH"), a Delaware corporation and affiliate, to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Under this agreement, which became effective January 1, 1998 and expires December 31, 2007, Golden American and ING AIH can borrow up to $65,000,000 from one another. Prior to lending funds to ING AIH, Golden American must obtain the approval from the Department of Insurance of the State of Delaware. Interest on any Golden American borrowings is charged at the rate of ING AIH's cost of funds for the interest period plus 0.15%. Interest on any ING AIH borrowings is charged at a rate based on the prevailing interest rate of U.S. commercial paper available for purchase with a similar duration. Under this agreement, Golden American incurred interest expense of $815,000 in 1999 and $1,765,000 in 1998. At December 31, 1999 and 1998, Golden American did not have any borrowings or receivables from ING AIH under this agreement.

Line of Credit: Golden American maintained a line of credit agreement with Equitable to facilitate the handling of unusual and/or unanticipated short-term cash requirements. Under this agreement, which became effective December 1, 1996 and expired December 31, 1997, Golden American could borrow up to $25,000,000. Interest on any borrowings was charged at the rate of Equitable's monthly average aggregate cost of short-term funds plus 1.00%. Under this agreement, Golden American incurred interest expense of $211,000 for the year ended December 31, 1998 ($213,000 for the period October 25, 1997 through December 31, 1997 and $362,000 for the period January 1, 1997 through October 24, 1997). The outstanding balance was paid by a capital contribution and with funds borrowed from ING AIH.

108944                               79

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


10. RELATED PARTY TRANSACTIONS (continued)

Surplus Notes:  On December 30, 1999,  Golden  American issued an 8.179% surplus note in the amount of $50,000,000 to Equitable Life. The note matures on December 29, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred no interest in 1999.

On December 8, 1999, Golden American issued a 7.979% surplus note in the amount of $35,000,000 to First Columbine Life Insurance Company ("First Columbine"), an affiliate. The note matures on December 7, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American paid no interest in 1999.

On September 30, 1999, Golden American issued a 7.75% surplus note in the amount of $75,000,000 to ING AIH. The note matures on September 29, 2029. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $1,469,000 in 1999. On December 30, 1999, ING AIH assigned the note to Equitable Life.

On December 30, 1998, Golden American issued a 7.25% surplus note in the amount of $60,000,000 to Equitable Life. The note matures on December 29, 2028. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors, other than surplus note holders, of Golden American. Any payment of principal and/or interest made is subject to the prior approval of the Delaware Insurance Commissioner. Under this agreement, Golden American incurred interest expense of $4,350,000 in 1999. Golden American incurred no interest in 1998.

On December 17, 1996, Golden American issued an 8.25% surplus note in the amount of $25,000,000 to Equitable. The note matures on December 17, 2026. Payment of the note and related accrued interest is subordinate to payments due to policyholders, claimant, and beneficiary claims, as well as debts owed to all other classes of debtors of Golden American. Any payment of principal made is subject to the prior approval of the Delaware Insurance Commissioner. Golden American incurred interest totaling $2,063,000 in 1999, unchanged from 1998 ($344,000 and $1,720,000 for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, respectively). On December 17, 1996, Golden American contributed the $25,000,000 to First Golden acquiring 200,000 shares of common stock (100% of outstanding stock).

Stockholder'S Equity: During 1999 and 1998, Golden American received capital contributions from its Parent of $121,000,000 and $122,500,000, respectively.


11. COMMITMENTS AND CONTINGENCIES

Reinsurance: At December 31, 1999, the Companies had reinsurance treaties with four unaffiliated reinsurers and one affiliated reinsurer covering a significant portion of the mortality risks under its variable contracts. Golden American remains liable to the extent reinsurers do not meet their obligations under the reinsurance agreements. Reinsurance ceded in force for life mortality risks were $119,575,000 and $111,552,000 at December 31, 1999 and 1998, respectively. At
December 31, 1999 and 1998, the Companies have a net receivable of $14,834,000 and $7,586,000, respectively, for reserve credits, reinsurance claims, or

108944                               80

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


11. COMMITMENTS AND CONTINGENCIES (continued)

other receivables from these reinsurers comprised of $493,000 and$439,000, respectively, for claims recoverable from reinsurers, $1,201,000 and $543,000, respectively, for a payable for reinsurance premiums, and $15,542,000 and $7,690,000, respectively, for a receivable from an unaffiliated reinsurer. Included in the accompanying financial statements are net considerations to reinsurers of $9,883,000, $4,797,000, $326,000, and $1,871,000 and net policy benefits recoveries of $3,059,000,  $2,170,000, $461,000, and $1,021,000 for the
years ended December 31, 1999 and 1998 and for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, respectively.

Effective June 1, 1994, Golden American entered into a modified coinsurance agreement with an unaffiliated reinsurer. The accompanying financial statements are presented net of the effects of the treaty which increased income by $1,729,000, $1,022,000, $265,000, and $335,000 for the years ended December 31,
1999 and 1998 and for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, respectively.

The reinsurance treaties that covered the nonstandard minimum guaranteed death benefits for new business have been terminated for business issued after December 31, 1999. The Companies are currently pursuing alternative reinsurance arrangements for new business issued after December 31, 1999. There can be no assurance that such alternative arrangements will be available. The reinsurance covering business in force at December 31, 1999 will continue to apply in the future.

Guaranty Fund Assessments: Assessments are levied on the Companies by life and health guaranty associations in most states in which the Companies are licensed to cover losses of policyholders of insolvent or rehabilitated insurers. In some states, these assessments can be partially recovered through a reduction in future premium taxes. The Companies cannot predict whether and to what extent legislative initiatives may affect the right to offset. The associated cost for a particular insurance company can vary significantly based upon its fixed account premium volume by line of business and state premiums as well as its potential for premium tax offset. The Companies have established an undiscounted reserve to cover such assessments, review information regarding known failures, and revise estimates of future guaranty fund assessments. Accordingly, the Companies accrued and charged to expense an additional $3,000 and $1,123,000 for the years ended December 31, 1999 and 1998, respectively, $141,000 for the period October 25, 1997 through December 31, 1997 and $446,000 for the period January 1, 1997 through October 24, 1997. At December 31, 1999 and 1998, the Companies have an undiscounted reserve of $2,444,000 and $2,446,000, respectively, to cover estimated future assessments (net of related anticipated premium tax credits) and has established an asset totaling $618,000 and $586,000, respectively, for assessments paid which may be recoverable through future premium tax offsets. The Companies believe this reserve is sufficient to cover expected future guaranty fund assessments based upon previous premiums and known insolvencies at this time.

Litigation: The Companies, like other insurance companies, may be named or otherwise involved in lawsuits, including class action lawsuits and arbitrations. In some class action and other lawsuits involving insurers, substantial damages have been sought and/or material settlement or award payments have been made. The Companies currently believe no pending or threatened lawsuits or actions exist that are reasonably likely to have a material adverse impact on the Companies.

Vulnerability from Concentrations: The Companies have various concentrations in the investment portfolio (see Note 3 for further information). The Companies' asset growth, net investment income, and cash flow are primarily generated from the sale of variable insurance products and associated future policy benefits and separate account liabilities. Substantial changes in tax laws that would make these products less attractive to consumers and extreme fluctuations in interest rates or stock market returns, which may result in higher lapse experience than assumed, could cause a severe impact to the Companies' financial condition. Two broker/dealers, each having at least ten percent of total sales, generated 28% of the Companies' sales in 1999

108944                               81

                     GOLDEN AMERICAN LIFE INSURANCE COMPANY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                December 31, 1999


11. COMMITMENTS AND CONTINGENCIES (continued)

(26% and 53% by two broker/dealers during 1998 and 1997, respectively). The Premium Plus product generated 79% of the Companies' sales during 1999 (63% during 1998 and 11% during 1997).

Leases: The Companies lease their home office space, certain other equipment, and capitalized computer software under operating leases which expire through 2018. During the years ended December 31, 1999 and 1998 and for the periods October 25, 1997 through December 31, 1997 and January 1, 1997 through October 24, 1997, rent expense totaled $2,273,000, $1,241,000, $39,000, and $331,000, respectively. At December 31, 1999, minimum rental payments due under all non-cancelable operating leases with initial terms of one year or more are: 2000
- $3,596,000;  2001 - $3,403,000;  2002 - $2,859,000;  2003 - $2,486,000; 2004 -
$2,419,000, and 2005 and thereafter - $42,852,000.

Revolving Note Payable: To enhance short-term liquidity, the Companies established a revolving note payable effective July 27, 1998 and expiring July 31, 1999 with SunTrust Bank, Atlanta (the "Bank"). The note was approved by the Boards of Directors of Golden American and First Golden on August 5, 1998 and September 29, 1998, respectively. As of July 31, 1999, the SunTrust Bank, Atlanta revolving note facility was extended to July 31, 2000. The total amount the Companies may have outstanding is $85,000,000, of which Golden American and First Golden have individual credit sublimits of $75,000,000 and $10,000,000, respectively. The note accrues interest at an annual rate equal to: (1) the cost of funds for the Bank for the period applicable for the advance plus 0.25% or
(2) a rate quoted by the Bank to the Companies for the advance. The terms of the agreement require the Companies to maintain the minimum level of Company Action Level Risk Based Capital as established by applicable state law or regulation. During the years ended December 31, 1999 and 1998, the Companies incurred interest expense of $198,000 and $352,000, respectively. At December 31, 1999, the Companies had a $1,400,000 note payable to the Bank under this agreement.

108944                               82

                                   APPENDIX B

                        MARKET VALUE ADJUSTMENT EXAMPLES

EXAMPLE #1: FULL SURRENDER -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

     Assume a single premium payment of $100,000 with a guaranteed interest period of 10 years, a guaranteed interest rate of 7.5%, an initial Index Rate ("I") of 7%; that a full surrender is requested 3 years into the guaranteed interest period; that the then Index Rate for a 7 year guaranteed interest period ("J") is 8%; and that no prior transfers or withdrawals affecting the contract value have been made.

CALCULATE THE MARKET VALUE ADJUSTMENT

1.   The  contract  value  of the  on the  date  of surrender is
                                 3
     $124,230 ($100,000 x 1.075 )

2.   N = 2,555 ( 365 x 7 )
                                                         2,555/365
3.   Market Value Adjustment = $124,230 x [((1.07/1.0850)         )-1] = $11,535

     Therefore, the amount paid to you on full surrender ignoring any surrender charge is $112,695 ($124,230 - $11,535).

EXAMPLE #2:  FULL SURRENDER -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

     Assume $100,000 a single premium with a guaranteed interest period of 10 years, a guaranteed interest rate of 7.5%, an initial Index Rate ("I") of 7%; that a full surrender is requested 3 years into the guaranteed interest period; that the then Index Rate for a 7 year guaranteed interest period ("J") is 6%; and that no prior transfers or withdrawals affecting the contract value have been made.

CALCULATE THE MARKET VALUE ADJUSTMENT

1.   The  contract  value  on the  date  of  surrender is
                                 3
     $124,230 ($100,000 x 1.075 )

2.   N = 2,555 ( 365 x 7 )
                                                         2,555/365
3.   Market Value Adjustment = $124,230 x [((1.07/1.0650)         )-1] = $4,141

     Therefore, the amount paid to you on full surrender ignoring any surrender charge is $128,371 ($124,230 + $4,141).

EXAMPLE #3: WITHDRAWAL -- EXAMPLE OF A NEGATIVE MARKET VALUE ADJUSTMENT

     Assume $200,000 single premium with a guaranteed interest period of 10 years, a guaranteed interest rate of 7.5%, an initial Index Rate ("I") of 7%; that a withdrawal of $112,695 is requested 3 years into the guaranteed interest period; that the then Index Rate ("J") for a 7 year guaranteed interest period is 8%; and that no prior transfers or withdrawals affecting the contract value have been made.

108944                            A1

     First calculate the amount that must be withdrawn to provide the amount requested.

1.   The  contract  value on the  date  of   withdrawal is
                                  3
    $248,459 ( $200,000 x 1.075  )

2.   N = 2,555 ( 365 x 7 )

3.   Amount that must be withdrawn =
                                                  2,555/365
                         [$112,695 /((1.07/1.0850)         )] = $124,230

     Then calculate the Market Value Adjustment on that amount.
                                                         2,555/365
4.   Market Value Adjustment = $124,230 x [((1.07/1.0850)         )-1] = $11,535

     Therefore, the amount of the withdrawal paid to you ignoring any surrender charge is $112,695, as requested. The contract value will be reduced by the amount of the withdrawal, $112,695, and also reduced by the Market Value Adjustment of $11,535, for a total reduction in the contract value of $124,230.

EXAMPLE #4: WITHDRAWAL -- EXAMPLE OF A POSITIVE MARKET VALUE ADJUSTMENT

     Assume $200,000 a single premium with a guaranteed interest period of 10 years, a guaranteed interest rate of 7.5%, an initial Index Rate of 7%; that a withdrawal of $128,371 requested 3 years into the guaranteed interest period; that the then Index Rate ("J") for a 7 year guaranteed interest period is 6%; and that no prior transfers or withdrawals affecting the contract value have been made.

     First calculate the amount that must be withdrawn from the Fixed Interest Allocation to provide the amount requested.

1.   The contract value on the date of surrender is
                                3
     $248,459 ( $200,000 x 1.075 )

2.   N = 2,555 ( 365 x 7 )

3.   Amount that must be withdrawn =
                                                   2,555/365
                         [$128,371 / ((1.07/1.0650)         )] = $124,230

     Then calculate the Market Value Adjustment on that amount.
                                                         2,555/365
4.   Market Value Adjustment = $124,230 x [((1.07/1.0650)         )-1] = $4,141

     Therefore, the amount of the withdrawal paid to you ignoring any surrender charge is $128,371, as requested. The contract value will be reduced by the amount of the withdrawal, $128,371, but increased by the Market Value Adjustment of $4,141, for a total reduction in the contract value of $124,230.

108944                          A2

                              APPENDIX B

                       SURRENDER CHARGE EXAMPLES

EXAMPLE #1: SURRENDER CHARGES PARTIAL WITHDRAWAL IN EXCESS OF FREE WITHDRAWAL AMOUNT
The following assumes you made an initial single premium payment of $100,000 into the 10 year guarantee period with an interest rate of 7.50%. It also assumes a withdrawal at the beginning of the fifth contract year of 20% of the contract value. The accumulation value as of the beginning of the fifth contract year is $133,546.91. The interest earned in the last 12 months as of the beginning of the fifth contract year is $9,317.23.

In this example, $9,317.23 (last 12 months' interest earnings) is the maximum free withdrawal amount that you may withdraw during the contract year without a surrender charge. The total withdrawal would be $26,709.39 ($133,546.91 x .20). Therefore, $17,392.16 ($26,709.39
- $9,317.23) is considered an excess withdrawal and would be subject to a 4% surrender charge of $695.69 ($17,392.16 x .04).

This example does not take into account any Market Value Adjustment or deduction of any premium taxes.

EXAMPLE #2:  SURRENDER CHARGES  FREE PARTIAL WITHDRAWAL FOLLOWED BY
FULL SURRENDER

The following assumes you made an initial single premium payment of $100,000 into the 10 year guarantee period with an interest rate of 6.00%. It also assumes a free partial withdrawal at the beginning of the fifth contract year of $7,146.10, followed by a full surrender 183 days later.

The accumulation value as of the beginning of the fifth contract year is $126,247.70. The interest earned in the last 12 months as of the beginning of the fifth contract year is $7,146.10. In this example, $7,146.10 (last 12 months' interest earnings) is the maximum free withdrawal amount that you may withdraw during the contract year without a surrender charge. The accumulation value immediately after the partial withdrawal is $119,101.60.

Assume that 183 days later the policy is surrendered. The accumulation value has grown to $122,632.40 ($119,101.60 x
(1.06^(183/365))). On full surrender, surrender charges are applied to all amounts withdrawn in that contract year. The cash surrender value is calculated as follows.

1.The surrender charge on the free partial withdrawal amount is $297.75 ($7146.10 x (1/(1-.04)-1)).

2.The adjusted accumulation value is $122,334.65 ($122,632.40 - 297.75).

3.The surrender charge upon surrender is $4,893.39 ($122,334.65 x  .04).

4.The cash surrender value is $117,441.26 ($122,334.65 - $4,893.39).

This example does not take into account any Market Value Adjustment or deduction of any premium taxes.

108944                         B1

                       ING  VARIABLE  ANNUITIES


                GOLDEN AMERICAN LIFE INSURANCE COMPANY
      Golden American Life Insurance Company is a stock company domiciled in Delaware.
-------------------------------------------------------------------------------

Guarantee Annuity  108944                                        12/00

                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                                                                              |
                         ING VARIABLE ANNUITIES                               |
                 GOLDEN AMERICAN LIFE INSURANCE COMPANY                       |
              Golden American Life Insurance Company is a                     |
                    stock company domiciled in Delaware.                      |
                                                                              |
                                                                              |
                                                                              |
 108944 GUARANTEE ANNUITY                                     12/29/2000      |
                                                                              |